EXHIBIT 10.5

THIRD AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
BETWEEN
AEROCENTURY CORP.,
as Borrower
THE FINANCIAL INSTITUTIONS PARTIES HERETO
FROM TIME TO TIME,
as Lenders
MUFG UNION BANK, N.A.
as Administrative Agent and Sole Lead Arranger
UMPQUA BANK,
as Syndication Agent
ZIONS BANCORPORATION, N.A. (fka ZB, N.A.)
dba California Bank & Trust,
as Co-Documentation Agent
AND
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

February 19, 2019

TABLE OF CONTENTS
Page
1. DEFINITIONS AND ACCOUNTING TERMS
1.1	Defined Terms
1.2	Accounting Terms
1.3	UCC
1.4	Construction
1.5	USA Patriot Act Notice
1.6	Rounding
2. REVOLVING COMMITMENT
2.1	Revolving Loans
2.2	Payment of Interest; Interest Rate
2.3	Maximum Rate of Interest
2.4	Fees
2.5	Late Payments
2.6	Repayment and Prepayment
2.7	Term
2.8	Early Termination or Reduction
2.9	Note and Accounting
2.10	Manner of Payment
2.11	Application of Payments
2.12	Use of Proceeds
2.13	All Obligations to Constitute One Obligation
2.14	Authorization to Make Loans
2.15	Authorization to Debit Accounts
2.16	Agent’s Right to Assume Funds Available for Revolving Loans
2.17	Withholding of Taxes
2.18	Optional Increase to the Revolving Commitment.
3. SECURITY
3.1	Grant of Security Interest
3.2	Priority of Agent’s Security Interest
3.3	Agent’s Rights
3.4	Power of Attorney
3.5	Grant of License to Use Intellectual Property Collateral
3.6	Reinstatement
3.7	Release of Security Interest
4. CONDITIONS PRECEDENT
4.1	Conditions Precedent to Closing
4.2	Conditions to All Loans
5. REPRESENTATIONS AND WARRANTIES
5.1	Corporate Existence; Compliance with Law
5.2	Executive Offices; Corporate or Other Names; Conduct of Business
5.3	Authority; Compliance with Other Agreements and Instruments and Government Regulations
5.4	No Governmental Approvals Required
5.5	Subsidiaries
5.6	Financial Statements
5.7	No Other Liabilities; No Material Adverse Changes
5.8	Title To and Location of Property
5.9	Intellectual Property
5.10	Litigation
5.11	Binding Obligations
5.12	No Default
5.13	ERISA
5.14	Regulation U; Investment Company Act
5.15	Disclosure
5.16	Tax Liability
5.17	Hazardous Materials
5.18	Security Interests
5.19	Insurance
5.20	Leases and Equipment
5.21	Cape Town Convention
5.22	Depreciation Policies
5.23	Swap Contracts
5.24	Eligible Leases
5.25	Preservation of International Interests and Liens
5.26	Solvency
5.27	Anti-Corruption Laws; Sanctions
6. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
6.1	Payment of Taxes and Other Potential Liens
6.2	Preservation of Existence
6.3	Maintenance of Property
6.4	Maintenance of Insurance
6.5	Compliance with Applicable Law
6.6	Inspection Rights
6.7	Keeping of Records and Books of Account
6.8	Compliance with Agreements
6.9	Use of Proceeds
6.10	Hazardous Materials Laws
6.11	Future Subsidiaries
6.12	Payment of Obligations
6.13	Conduct of Business
6.14	Further Assurances; Schedule Supplements
6.15	Financial Covenants
6.16	Subordination of Third Party Fees
6.17	Maintenance of Borrowing Base
6.18	Placards
6.19	Maintenance of Current Depreciation Policies
6.20	Preservation of International Interests and Liens
6.21	Maintenance of JMC Management Agreement
6.22	Interest Rate Protection
6.23	Maintenance of Eligible Collateral
6.24	Maintenance of Records
6.25	Excluded Assets
7. NEGATIVE COVENANTS
7.1	Modification of Formation Documents
7.2	Failure to Act/Duty to Act
7.3	Modification of Debt
7.4	Transfers to Restricted Subsidiaries
7.5	Disposition of Property
7.6	Mergers
7.7	Hostile Acquisitions
7.8	Distributions
7.9	ERISA
7.10	Change in Nature of Business; Change in Control
7.11	Swap Contracts
7.12	Liens and Negative Pledges
7.13	Indebtedness and Guaranteed Indebtedness
7.14	Transactions with Affiliates
7.15	Subsidiary Indebtedness
7.16	Restricted Subsidiaries
7.17	New Shareholders
7.18	Redemptions; Dividends
7.19	Investments
7.20	Additional Bank Accounts
8. INFORMATION AND REPORTING REQUIREMENTS
8.1	Reports and Notices
8.2	Budgets
8.3	Other Reports
9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1	Events of Default
9.2	Remedies
9.3	Waivers by Borrower
9.4	Proceeds
10. SUCCESSORS AND ASSIGNS
11. DISPUTE RESOLUTION
11.1	Alternative Dispute Resolution Agreement
11.2	No Limitation on Remedies
11.3	Inconsistency
12. MISCELLANEOUS
12.1	Complete Agreement; Modification of Agreement
12.2	Reimbursement and Expenses
12.3	Indemnity
12.4	No Waiver
12.5	Severability; Drafting
12.6	Conflict of Terms
12.7	Notices
12.8	Binding Effect; Assignment
12.9	Right of Setoff
12.10	Sharing of Setoffs
12.11	Section Titles
12.12	Counterparts
12.13	Time of the Essence
12.14	GOVERNING LAW; VENUE
12.15	WAIVER OF JURY TRIAL
12.16	Amendments; Consents
12.17	Foreign Lenders and Participants
12.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions
12.19	Disclaimer of Fiduciary Obligations
12.20	Electronic Transmissions.
13. AGENT
13.1	Appointment and Authorization and Delegation of Duties
13.2	Lenders’ Credit Decisions
13.3	Agent and Affiliates
13.4	Proportionate Interest in any Collateral
13.5	Action by Agent
13.6	Liability of Agent
13.7	Indemnification
13.8	Successor Agent
13.9	Collateral Matters
13.10	No Obligations of Borrower
14. COMMITMENT COSTS AND RELATED MATTERS.
14.1	Eurodollar Costs and Related Matters
14.2	Capital Adequacy
14.3	Federal Reserve System/Wire Transfers
14.4	Assignment of Commitments Under Certain Circumstances; Duty to Mitigate

INDEX OF SCHEDULES AND EXHIBITS
Schedule A	Revolving Commitment – Pro Rata Share
Schedule 1.1a	Advance Rates
Schedule 1.1b	Eligible Leases
Schedule 1.1c	Equipment
Schedule 1.1d	Excluded Assets
Schedule 1.1e	Material Contracts
Schedule 1.1f	Permitted Indebtedness
Schedule 1.1g	Permitted Liens/Liens of Record
Schedule 1.1h	Schedule of Documents
Schedule 1.1i	Spot Market Assets
Schedule 5.2	Executive Offices; Corporate or Other Names; Conduct of Business
Schedule 5.7	No Other Liabilities; No Material Adverse Changes
Schedule 5.9	Trade Names
Schedule 5.10	Litigation
Schedule 5.17	Hazardous Materials
Schedule 5.19	Insurance
Schedule 5.22	Depreciation Policies
Schedule 6.4	Insurance as of the Closing Date
Schedule 7.13	Indebtedness and Guaranteed Indebtedness existing on the Closing Date
Schedule 7.19	Investments Existing as of the Closing Date

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Borrowing Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Commitment Assignment and Acceptance
Exhibit E	Form of Mortgage
Exhibit F	Form of Beneficial Interest Pledge Agreement
Exhibit G	Form of Owner Trustee Mortgage
Exhibit H	Form of Owner Trustee Guaranty
Exhibit I	Form of Placard

THIRD AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”), is entered into as of February 19, 2019, between AEROCENTURY CORP., a Delaware corporation (“Borrower”), MUFG UNION BANK, N.A., together with any other Lender hereunder from time to time (collectively, the “Lenders” and individually, a “Lender”), MUFG UNION BANK, N.A., as administrative agent (in such capacity, “Agent”) and as Sole Lead Arranger, UMPQUA BANK, as Syndication Agent (in such capacity, “Syndication Agent”), ZIONS BANCORPORATION, N.A. (fka ZB, N.A.) dba California Bank & Trust, as Co-Documentation Agent (in such capacity, collectively with each other Co-Documentation Agent, “Documentation Agent”), and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent (in such capacity, collectively with each other Co-Documentation Agent, “Documentation Agent”), effective as of the Closing Date, with reference to the following facts:
RECITALS
A. Borrower is in the business of purchasing and leasing aircraft and aircraft engines and equipment.
B. Pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014, (as amended from time to time, the “Existing Agreement”), the financial institutions as lender parties thereto (collectively, the “Existing Lenders”) and MUFG Union Bank, N.A., as administrative agent for the Existing Lenders, agreed to make available to Borrower a revolving credit facility (the “Existing Loan”), to be used for the purpose of refinancing existing revolving debt, acquiring aircraft and aircraft engines, and supporting Borrower’s working capital needs and general corporate purposes.
C. Borrower has requested that Lenders provide Borrower with a modified revolving line of credit in an amount equal to the Revolving Commitment to be used by Borrower for among other things, refinancing the Existing Loan, acquiring Eligible Assets, and supporting Borrower’s working capital needs and general corporate purposes.
D. Lenders are willing to extend such a revolving line of credit to Borrower, subject to the terms and conditions set forth herein.
E. Borrower has requested and the parties hereto hereby agree that the Existing Agreement shall be amended and restated in its entirety (without novation) as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. DEFINITIONS AND ACCOUNTING TERMS
1.1 Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Account Debtor” means any Person who is obligated under an Account.
“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, including (a) all accounts receivable, payments and pre-payments under Leases, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.
“Advance Rate(s)” means the applicable percentages set forth in Schedule 1.1a
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, Controls, or is Controlled by or is under common Control with such other Person.  For the purpose of this definition, “Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means MUFG Union Bank, N.A. when acting in its capacity as Agent under any of the Loan Documents, or any successor Agent.
“Agreement” means this Third Amended and Restated Loan and Security Agreement, as the same may, from time to time, be amended, supplemented, modified or restated.
“Aircraft” means each aircraft purchased by Borrower described in a Mortgage, together with any and all Parts (including Engines) which are either incorporated or installed in or attached to such aircraft’s airframe or required to be subject to the lien and security interest of such Mortgage.
“Allocated Overhead Expenses” means, in any period, the sum of consolidated (i) management fees, (ii) professional fees, and general, administrative and other fees, and (iii) insurance expenses as reported in the Borrower’s quarterly Financial Statements times the ratio of (a) revenue attributable to Excluded Subsidiaries to (b) the Borrower’s consolidated operating lease revenue as calculated in the Revenue Concentration Limit covenant set forth in Section 6.15.9.
“Alternative Dispute Resolution Agreement” means one or more Alternative Dispute Resolution Agreement(s) executed by Agent, each Lender, Borrower and, if applicable, Subsidiary, in connection with the Loans.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Base Rate” means the percentage as calculated in Section 2.2.1(a).
“Applicable Base Rate Margin” means the percentage determined by reference to Table 1 in Section 2.2.1(c) of this Agreement.
“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties are bound.
“Applicable LIBOR Margin” means the percentage determined by reference to Table 1 in Section 2.2.1(c) of this Agreement.
“Applicable LIBOR Rate” means the percentage as calculated in Section 2.2.1(b).
“Applicable Unused Line Fee Percentage” means one half of one percent (0.50%).
“Appraisal” means (i) for the existing Eligible Assets reflected on the Borrower’s Borrowing Base Certificate as of December 31, 2018, the lease-adjusted current market value appraisal from an Appraiser; or (ii) with respect to any Equipment purchased after the Closing Date, a maintenance-adjusted current market value appraisal from an Appraiser; or, (iii) with respect to Spot Market Assets, a Spot Market Asset Appraisal; or (iv) if a Default exists, such other type of appraisal (e.g., extended desktop, visual inspection) as shall be required by Agent, of an item of Equipment to determine the Appraised Value of such Equipment, performed by an Appraiser retained by Agent on behalf of the Lenders.
“Appraised Value” means, with respect to an item of Equipment that is not a Spot Market Asset, the average of two Appraisals (calculated by using the unrounded amounts of the two Appraisals and rounding the product to the nearest whole dollar), one of which is performed by AVITAS, Inc. and the other is performed by a different Appraiser substantially concurrently, and, in the case of a Spot Market Asset, the most recent Appraisal with respect to such Asset.
“Appraiser” means (i) any of Ascend – Flight Global Advisory Service, Oriel Consult Limited, or AVITAS, Inc., or (ii) any other independent appraiser acceptable to Agent that is a member of the International Society of Transport Aircraft Trading (“ISTAT”) (or if ISTAT ceases to exist, any similar professional aircraft appraiser organization that is acceptable to Agent).
“APU” means, whether or not installed on an airframe, the auxiliary power unit of the manufacture and model described in any Mortgage, together with any and all modules and Parts which are either incorporated or installed from time to time in or attached to such APU.
“Assets” means all of Borrower’s assets and property, whether now existing or owned or hereafter created or acquired, and wherever located, including, but not limited to:
(a) all accounts, chattel paper (including tangible and electronic chattel paper), contract rights, deposit accounts, documents (including negotiable documents), equipment (including the Equipment and all accessions and additions thereto, including at any time all Propellers, APUs and Landing Gear, and all parts, components, equipment, instruments, appliances, avionics, radio and radar devices, cargo handling systems and loose equipment that are at such time incorporated or installed in or attached thereto or to an Aircraft or Engine), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), leases, letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Agent to sue in its own name and/or in the name of the Borrower for past, present and future infringements of copyright;
(c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Agent to sue in its own name and/or in the name of the Borrower for past, present and future infringements of trademark;
(d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Borrower is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Borrower and/or in the name of Agent for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and
(e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.
“Authorized Party” means each Person identified in Section 2.14.
“Authorized Signatory” means (i) with respect to any Compliance Certificates delivered to Agent hereunder, (a) the chief executive officer, (b) the president, or (c) the chief financial officer or deputy financial officer, in each case of Borrower, and (ii) with respect to all other documents required to be executed by Borrower and delivered to Agent and/or Lenders hereunder, each of the foregoing persons or such other senior personnel of Borrower as may be duly authorized and designated in writing by Borrower to execute documents, agreements, and instruments on behalf of Borrower and to pledge Borrower’s real and personal property.
“Aviation Authority” means the FAA, the Joint Airworthiness Authorities of the European Union /European Aviation Safety Agency and/or any other governmental authority which, from time to time, has control or supervision of civil aviation or has jurisdiction over the airworthiness, operation and/or maintenance of an item of Equipment.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code (11 U.S.C. Sections 101 et seq.).
“Base Rate” means the highest of (i) the rate of interest most recently announced by Agent as to its U.S. dollar “Reference Rate”, (ii) the Federal Funds Rate plus one-half of one percent (0.50%) or (iii) one month LIBOR plus one and one half percent (1.50%).
“Base Rate Loans” means a Revolving Loan which Borrower requests to be made as a Base Rate Loan or a Revolving Loan which is reborrowed as, or converted to, a Base Rate Loan, in accordance with the provisions of Sections 2.1.2 and 2.1.4(b), provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Beneficial Interest” means a beneficial interest in a trust which owns one or more items of Equipment.
“Beneficial Interest Pledge Agreement” means a Beneficial Interest Pledge Agreement, to be entered into among Borrower, Owner Trustee, and Agent, whereby Borrower pledges to Agent, as security for certain obligations under this Agreement, all of the beneficial interest of Borrower, as beneficial owner under a particular Trust Agreement.
“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, accounting books and records, Financial Statements (actual and pro forma), and filings with Governmental Authorities.
“Borrower Only Adjusted EBITDA” means Consolidated Adjusted  EBITDA less EBITDA from Excluded Entities.
“Borrower Only Debt Service” means the sum of (a) Recourse Phantom Amortization, (b) Recourse Cash Interest Expense and (c) Maintenance Expense.
“Borrower Only EBITDA” means Consolidated EBITDA less EBITDA from Excluded Entities.
“Borrowing Availability” means, at any time, the lesser of (a) the Maximum Amount, or (b) the Borrowing Base Availability.
“Borrowing Base” means, at any time, an amount equal to the aggregate sum of the product of the following, calculated for each asset constituting Eligible Collateral:  (i) the Advance Rate as applied to each item of Equipment included in Eligible Collateral times (ii) the Appraised Value of such Equipment.
“Borrowing Base Availability” means, at any time, an amount equal to (a) the Borrowing Base shown on the Borrowing Base Certificate most recently delivered by Borrower to Agent and on other information available to Agent less (b) the sum of (i) the amount then outstanding under the Credit Facility plus (ii) the total amount of any deferred rent and maintenance reserves due to the Borrower from any Lessee or former Lessee pursuant to a Deferral Agreement plus (iii) the Maintenance Reserve Amount.
“Borrowing Base Certificate” means a certificate in the form attached hereto as Exhibit A.
“Borrowing Base Deficiency” means, at any time, the amount, if any, by which the aggregate amount of any Loans then outstanding exceeds the Borrowing Base Availability.
“Borrowing Notice” means a written request for a Loan substantially in the form of Exhibit B signed by an Authorized Signatory of Borrower and properly completed to provide all information required to be included therein.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close, and in reference to LIBOR Loans means a Business Day that is also a day on which banks in the city of London are open for interbank or foreign exchange transactions.
“Canadian Employee Obligations” is defined in the definition of “Immaterial Subsidiary”.
“Cape Town Convention” means the official English language texts of the “Convention on International Interests in Mobile Equipment” and the “Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment”, both of which were signed in Cape Town, South Africa on November 16, 2001, and including the Regulations for the International Registry and the Procedures for the International Registry, as promulgated thereunder.
“Cape Town Eligible Lease” means those certain Leases which create International Interests under the Cape Town Convention.
“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.
“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:
(a) Government Securities due within one year after the date of the making of the Investment;
(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year from the making of the Investment;
(c) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any bank incorporated under the Applicable Law of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;
(d) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any branch or office located in the United States of America of a bank incorporated under the Applicable Law of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;
(e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within ninety (90) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
(f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Applicable Law of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P 1 by Moody’s Investors Service, Inc. or A 1 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the Investment;
(g) “money market preferred stock” issued by a corporation incorporated under the Applicable Law of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case having an investment period not exceeding fifty (50) days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by Lender or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $15,000,000;
(h) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.); and
(i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Applicable Law of the United States of America, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.
“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 20% or more of the ownership interests in Borrower, (b) Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the ownership interests in Borrower are changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 20% or more of ownership interests in Borrower or that the Persons who were the holders of ownership interests in Borrower immediately prior to the transaction hold less than 80% of the interests of the surviving entity after the transaction, (c) any change in an executive officer of Borrower (provided no change in control shall occur upon the death or incapacitation of an executive officer), or (d) a “change in control” as defined in any document governing Indebtedness of Borrower which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.  For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) any Affiliate of any thereof and members of the immediate family of any thereof,  (ii) a Subsidiary of Borrower or (iii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.
“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.
“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, but excluding Leases.
“Claim” means any and all suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; costs, fines, deficiencies, or penalties; asserted claims or demands by any Person; arbitration demands, proceedings or awards; damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of collection, defense or appeal); enforcement of rights and remedies; or criminal, civil or regulatory investigations.
“Closing Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the collateral covered by the Collateral Documents.
“Collateral Documents” means, collectively, all of those documents set forth in Section 3.1, including without limitation the following and any agreements, documents, and instruments executed, filed or registered in connection therewith:  this Agreement, to the extent it constitutes a security agreement, the Mortgage, the Owner Trustee Mortgage, any Security Agreement, UCC financing statements, a Beneficial Interest Pledge Agreement (if any), an Owner Trustee Guaranty (if any), and such other agreements, pledges and security instruments, and all amendments thereto, instruments and documents as Agent may reasonably require pursuant to this Agreement.
“Commitment Assignment and Acceptance” means a commitment assignment and acceptance substantially in the form of Exhibit D.
“Compliance Certificate” means a Compliance Certificate in the form attached hereto as Exhibit C signed by an Authorized Signatory.
“Consolidated Adjusted EBITDA” means Consolidated EBITDA less Taxes paid in cash, plus Maintenance Expense, plus pro forma EBITDA for acquired Eligible Assets that have been subject to a Lease for less than a full calendar year, calculated as the product of (x) monthly GAAP rent for the mid-period acquisitions multiplied by (y) (12 minus the number of months the acquisition has been subject to a Lease in the trailing twelve month period) for such Eligible Asset.
“Consolidated Cash Interest Expense” means for the purpose of calculating the Interest Coverage Ratio and the Debt Service Coverage Ratio, for any period, the excess of (a) the Interest Expense (including imputed interest expense in respect of Capital Lease Obligations) of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP minus (b) to the extent included in such consolidated Interest Expense for such period, noncash amounts attributable to amortization of debt discounts, upfront fees and other financing costs (including legal and accounting costs) or accrued interest payable in kind for such period.
“Consolidated EBITDA” means an amount determined on a consolidated basis equal to net income (or loss) plus the sum of the following items (without duplication to the extent deducted in determining such consolidated net income and all determined in accordance with GAAP): (a) Interest Expense, (b) depreciation, (c) Tax expense, (d) amortization, and if applicable EBITDA will include addbacks incurred in the trailing twelve-month period for the following items: (e) Merger Settlement Losses, (f) Merger Expenses, and (g) Fleet Renewal Expenses.
“Consolidated Maintenance Expense” means Maintenance Expense related to the Collateral and to the Excluded Assets.
“Consolidated Total Debt Service” means the sum of (a) Phantom Amortization, (b) Consolidated Cash Interest Expense and (c) Consolidated Maintenance Expense.
“Contract” means, individually and collectively, all contracts, leases, undertakings, and agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
“Contracting State” shall have the meaning given to such term under Article 4 of the Cape Town Convention.
“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.
“Credit Facility” means the revolving credit facility provided hereunder in respect of the Revolving Loans.
“Custodial Agreement” means an agreement pursuant to which a Person is acting as custodian for Borrower with respect to original “chattel paper” or such other documents as may be addressed under such agreement.
“Custodian” means any custodian under the Custodial Agreement.
“Debt Service Coverage Ratio” shall have the meaning given such term in Section 6.15.3.
“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means a Lender which (a) fails to fund any amounts due from such Lender to Agent, another Lender or Borrower under this Agreement within one (1) Business Day following written notice by the Agent of such failure to fund, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, provided such Lender shall cease to be a “Defaulting Lender” immediately upon the cure of such failure to fund, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other similar debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action.
“Default Rate” means (i) for all then outstanding and any future Base Rate Loans, a per annum default rate equal to the Applicable Base Rate plus two percent (2.0%), and (ii) for all then outstanding LIBOR Loans, a per annum default rate equal to the Applicable LIBOR Rate plus two percent (2.0%), which Default Rate with respect to any LIBOR Loans shall be in effect until the end of the LIBOR Loan Period, at which time (provided an Event of Default is then continuing) any such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) and accrue interest at the Default Rate set forth herein for Base Rate Loans.
“Deferral Agreement” means an executed deferral agreement between Borrower and any lessee or former lessee of the Eligible Collateral, permitting the lessee to defer scheduled rent and/or maintenance reserves payments due under the applicable lease.
“Distribution” means, with respect to any shares of capital stock or membership interests or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under Applicable Law with respect to such security.
“Documents” means all “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.
“Dollars” means lawful currency of the United States.
“EBITDA from Excluded Entities” in any period means Excluded Entities Revenue, less Allocated Overhead Expenses.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
“Eligible Asset” means, at any time, an item of Equipment that meets the following criteria:
(a) the purchase price of which has been paid in full and it is not subject to any other financing;
(b) as to which an Equipment Owner or Lessor has good and marketable title, and on which Agent has a fully perfected first priority Lien and which is not subject to any other Lien other than Permitted Liens;
(c) as to which, if owned by Owner Trustee, the Borrower shall have executed and delivered to Agent a Beneficial Interest Pledge Agreement covering, among other things, the Borrower’s Beneficial Interest in the owner trust which owns such item(s) of Equipment and/or Lease, and as to which the Owner Trustee shall have executed and delivered to Agent an (x) Owner Trustee Mortgage covering, among other things, such  items of Equipment and/or Lease, (y) a Trust Agreement and (z) an Owner Trustee Guaranty;
(d) as to which the Equipment Owner or Lessor shall have executed and delivered to Agent and/or filed (i) a Mortgage covering, among other things, such items of Equipment and/or Lease and (ii) the other documentation required in respect of Equipment;
(e) with respect to items of Equipment, it has not suffered an Event of Loss, it is being used solely for lawful purposes and in the ordinary course of business of the Equipment Owner; and
(f) in the case of Equipment subject to Lease, it is insured against loss by either the Equipment Owner or the Lessee in accordance with this Agreement and industry practice;.
“Eligible Assignee” means (a) another Lender (other than any Defaulting Lender), (b) with respect to any Lender, any Affiliate of that Lender (other than any Defaulting Lender), (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under Credit Facility substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of Tax on interest and deliver the documents related thereto pursuant to Section 12.17.
“Eligible Collateral” means (i) Equipment included in the Collateral that is subject to an Eligible Lease and for which an Advance Rate is provided on Schedule 1.1a or (ii) Equipment included in the Collateral that is not subject to a Lease but is an Eligible Asset and for which an Advance Rate is provided on Schedule 1.1a; provided that (a) the Geographic Concentration Limit for all Assets constituting Eligible Collateral (excluding Spot Market Assets) shall not be exceeded at any time and (b) the Weighted Average Age of all Assets constituting Eligible Collateral is at all times fifteen (15) years or less.  For purposes of establishing age of the Equipment, the Equipment’s “life” shall be deemed to have commenced on the first day of the month listed by the manufacturer as the Equipment’s date of manufacture.  Further, in order to be deemed Eligible Collateral, Agent shall possess a first priority security interest in said Collateral to secure the payment, promptly when due, and the punctual performance of all of the liabilities in connection therewith that is (a) electronically recorded on the International Registry (Cape Town Convention), (b) filed with the FAA in the case of (1) any Aircraft that are registered with the FAA and (2) all Engines, whether attached to an Aircraft or a Leased Spare Engine and (c) thereafter, promptly, to the satisfaction of Agent, and as soon as practical and in any event within one hundred and eighty (180) days following registration with the International Registry, perfected through all additional required local foreign jurisdiction security conventions (if any), to secure the payment, promptly when due.
“Eligible Lease” shall mean a lease for Equipment to an unaffiliated Person in which:
(a) Borrower is the lessor of the Equipment;
(b) the lease arose in the ordinary course of business of Borrower;
(c) the Equipment has been delivered to the Lessee (subject to the last sentence of this definition) and is currently subject to the lease;
(d) neither the lease nor the Equipment is subject to any currently outstanding assignment, claim, lien, security interest or other limitation on the absolute title of Borrower;
(e) the lease payments and maintenance reserves are not more than ninety (90) days past due with respect to any payment required thereby;
(f) the lease is freely assignable by the Lessor (with any notices or consents required in connection therewith having been previously obtained, and subject to any lease requirements concerning the net worth of the assignee) and prohibits assignment in whole or in part by the Lessee thereof without the prior written consent of Lessor;
(g) the lease and the Equipment being leased constitute Collateral;
(h) the remaining lease term at the time of  entry into the pool of Eligible Collateral is for a period of ten years or less;
(i) it is a triple net contract and with respect to which the Lessee thereunder is responsible for all payments in connection therewith, including, but not limited to, payment of all Taxes (including sales and use Taxes), insurance and maintenance expenses (or payment of maintenance reserves in lieu thereof) and all other expenses pertaining to the assets subject thereto;
(j) it is a non-cancelable lease and provides that the Lessee’s obligations thereunder are absolute and unconditional and which obligations are not, either pursuant to the terms of such Lease or otherwise, subject to contingencies, defense, deduction, set-off, reduction, claim or counterclaim of any kind whatsoever and as to which no defenses, deductions, set offs, reductions, claims or counterclaims exist or have been asserted by the Lessee or anyone on its behalf and the Borrower has no obligations thereunder, including, without limitation, any service or maintenance of the related Equipment, other than the obligation to sell, lease or finance the Equipment and grant a covenant of quiet enjoyment to such Lessee; provided, however, that (i) in the case of leases with terms of less than twelve months in which Borrower may be responsible for maintenance and (ii) Borrower may assume the obligation to pay some or all of the cost of engine overhaul, airworthiness directives or manufacturer or government ordered modifications required during the term of the Lease, so long as the Lease states that such obligation is solely that of Borrower and imposes no obligation on the Lenders, in their capacity as lenders to Borrower, and Lessee’s only remedy for breach of the obligation is an independent action against Borrower as Lessor, and Lessee waives any and all right to offset such obligation against lease payments owed Borrower;
(k) the Lessee is not a resident of, and the Equipment will not be subject to the laws of any, foreign jurisdiction in which, in the sole determination of Agent, the ability of Agent to perfect a first priority security interest in the Equipment is unsatisfactory or the ability of Agent to foreclose upon the Equipment and receive possession to or sell said Equipment is unsatisfactory;
(l) with respect to which the Borrower’s books and records are accurate, complete and genuine;
(m) it requires the Lessee to comply with all maintenance, return, alteration, replacement, pooling and sublease conditions as typically found in leases for similar types of aircraft, engines or equipment and as necessary to maintain at all times the airworthiness certification and serviceability status of the related Equipment pursuant to all applicable governmental and regulatory requirements;
(n) it requires the Lessee to provide liability insurance, all risk ground and flight coverage for damage or loss of the related Equipment, and war risk insurance (if applicable), and with respect to which Agent is named as loss payee;
(o) it requires the Lessee to provide confiscation and expropriation insurance, with deductibles that are acceptable to Agent, for Equipment operated (x) on routes with respect to which it is customary for air carriers flying comparable routes to carry such insurance or (y) in any area designated by companies providing such coverage as a recognized or threatened war zone or area of hostilities or an area where there is a substantial risk of confiscation or expropriation, unless Agent has confirmed in writing to the Borrower that, based on Agent’s assessment of the credit quality of the Lessee and Lessee’s ability to self-insure against such risk and Agent’s assessment of the magnitude of the risk of such loss based on its conclusion regarding the government having jurisdiction over the collateral, such insurance is not necessary;
(p) the Lessee is not based in, and the Lease requires that the related Equipment not be operated in, unless appropriate insurance as determined by Agent is obtained, any country or any jurisdiction, that would not be covered by or would void any insurance coverage required hereunder, or any country which is subject to any United States, the European Union or United Nations sanctions or the lease to which would violate United States law, rule or regulation or other restrictions;
(q) the sole original of which is in the possession of Agent or Custodian, or,  with respect to chattel paper, if there shall be more than one original, then the sole counterpart which shall constitute “chattel paper” for purposes of perfection by possession under the UCC shall be in the possession of Agent or its designee; and
(r) the Lessee under which is not a Subsidiary, employee, agent or other Affiliate of the Borrower;
provided, that all of the leases set forth on Schedule 1.1b as of the Closing Date are Eligible Leases except as otherwise provided therein, provided, further, with respect to an Equipment acquired by Borrower, it shall be deemed to be subject to an Eligible Lease even if the Equipment has not been delivered to Lessee and the Eligible Lease has not yet commenced so long as (i) the Eligible Lease has been fully executed and (ii) the Lessee has made a commercially reasonable deposit under the terms of the Eligible Lease.
“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, costs and expenses that relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of any Hazardous Material.
“Engine” means each engine described in any Mortgage (each of which has 550 or more rated takeoff horsepower or the equivalent of such horsepower), together with any and all Parts which are either incorporated or installed in or attached to such engine or required to be subject to the lien and security interest of such Mortgage.
“Equipment” means new and used regional Aircraft, including the attached Engines thereto and new and used Leased Spare Engines.  The Aircraft or the Engine, as applicable, shall not be older than fifteen (15) years on the date Borrower purchased such Aircraft or Engine, shall be in good working order immediately or within a reasonable period of time, as determined by Agent, and shall be usable for commercial flight purposes immediately or within a reasonable period of time, as determined by Agent; provided, the Aircraft and Engines set forth in Schedule 1.1c shall be included in the definition of “Equipment” except as otherwise provided therein.
“Equipment Owner” means the Borrower or Owner Trustee.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a “controlled group of corporations,” a group of trades or businesses under “common control,” or an “affiliated service group,” which includes Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986.
“E-System” shall mean any electronic system and any other internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 9.1.
“Event of Loss” means:
(a) if an item of Equipment is not subject to a Lease, any of the following events:
(i) the actual or constructive total loss of such item of Equipment or the agreed or compromised total loss of such item of Equipment;
(ii) its destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever; and
(iii) any capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking for use or of title to, such item of Equipment, in each case, that shall have resulted in the loss of possession or title of such item of Equipment by the Lessor (other than a requisition for use for not more than one hundred eighty (180) days by the United States Government) or
(b) if an item of Equipment is subject to a Lease, any events defined as an “Event of Loss,” “Casualty Occurrence” or similar term in such Lease.
(c) For purposes of this Agreement, the date that an Event of Loss is deemed to have occurred shall be as follows:
(i) if an item of Equipment is not subject to a Lease,
(x) in the event of an actual loss of such item of Equipment, on the date of such loss;
(y) in the event of damage which results in a constructive or compromised or arranged total loss of such item of Equipment, on the date of the event giving rise to such damage;
(z) in the case of an Event of Loss referred to in clause (a)(ii) above, on the date of the occurrence of such event, or
(ii) if an item of Equipment is subject to a Lease, at such times as are set forth in such Lease of such item of Equipment for the foregoing events.
In no event will the Event of Loss date be later than the earlier to occur of (i) the Borrower’s or Agent’s (as applicable) receipt of insurance proceeds in respect of such Equipment or (ii) the date that is ninety (90) days after the date of such loss, damage or destruction.
“Excess Proceeds” has the meaning set forth in Section 6.25.
“Excluded Assets” means up to six (6) Aircraft and associated Engines set forth on Schedule 1.1d while pledged as collateral for the Permitted Excluded Subsidiary Financing.
“Excluded Entities Revenue” means in any period, operating lease revenue from Excluded Assets.
“Excluded Subsidiaries” means, so long as each such Person’s debt under the Term Loan Facility is outstanding, ACY SN 19002 Limited, a company organized under the laws of the United Kingdom, ACY SN 19003 Limited, a company organized under the laws of the United Kingdom, ACY SN 15129 LLC, a Delaware limited liability company, and ACY E-175 LLC, a Delaware limited liability company.
“Excluded Swap Obligation” means, with respect to Borrower or any guarantor, (x) as it relates to all or a portion of any Swap Obligation if, and to the extent that, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Borrower’s or guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of Borrower or guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by Borrower or a guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Borrower’s or guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of Borrower or guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“FAA” means the Federal Aviation Administration or any Governmental Authority succeeding to the functions thereof.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”.  If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”.  If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.  For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.
“Field Examination” means an inspection and/or audit of the Borrower, which Field Examination may be conducted at Agent’s direction by Agent and any of its officers, employees, and agents.  The Field Examination may include, without limitation, the review, audit, Appraisal, physical verification, and such other reviews of the Equipment and Borrower’s books and records in connection therewith as shall be deemed appropriate by Agent in its sole discretion.
“Financial Statements” means the income statement, balance sheet and statement of cash flows of Borrower and its Subsidiaries, internally prepared for each Fiscal Quarter and audited for each Fiscal Year, in each case prepared in accordance with GAAP including the notes and schedules thereto.
“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, specifically ending March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means the twelve (12) month fiscal period of Borrower ending December 31 of each year.  Subsequent changes of the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Agent shall consent in writing to such change.
“Fleet Renewal Expenses” means book value impairment incurred by Borrower as losses on Spot Market Assets disposed of during the Fleet Renewal Period which shall not exceed an aggregate amount of $6,500,000.00.
“Fleet Renewal Period” means the period between August 31, 2018 and March 31, 2019, during which Borrower may dispose of Spot Market Assets (and/or account for any impairment of such Assets).
"Foreign Lender" means a Lender that is resident or organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“Funded Debt” shall mean, as of the last day of any Fiscal Quarter, all indebtedness, liabilities, and obligations for which Borrower has recourse liability, now existing or hereafter arising, for money borrowed by Borrower or a Subsidiary whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate), as determined in accordance with GAAP, consistently applied.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Geographic Concentration Limit” means the following limitations on the percentage (based on Appraised Value) of contribution of Eligible Collateral toward the Borrowing Base that may be Located (as defined below) in the following regions:
•	Tier I: There shall be no limit on the percentage of Eligible Collateral that is Located in the USA, Canada, EU, UK, Japan, South Korea, Australia, New Zealand or South Africa.
•
Tier II:  No more than 35% of the borrowing Base shall arise from Eligible Collateral Located in the following countries (on an aggregate basis):  any country in Asia that is not included in Tier I or III; any Caribbean country; any Central American country not included in Tier I or III; any South American country not included in Tier I or III; any European country not included in Tier I or III; or any Middle Eastern country not included in Tier I or III.

•
Tier III:  No more than 10% of the Borrowing Base shall arise from eligible Collateral Located in the following countries (on an aggregate basis):  any African country not included in Tier I or II, Afghanistan, Bolivia, Ecuador, India, Iraq, Lebanon, Mongolia, Myanmar, Nepal, Pakistan, Russia, Sri Lanka, Venezuela, or Yemen.

•	Further, at no time shall the Borrowing Base arising from Eligible Collateral Located in Tier II and Tier III countries (on an aggregate basis) exceed 35%.
•
For purposes of this definition, an Equipment is deemed “Located” in a particular country if (i) with respect to an Equipment subject to an Eligible Lease, such country is the country of domicile for the Lessee under such Eligible Lease as set forth in the Eligible Lease and, if the Lessee’s country of domicile is not set forth in the Eligible Lease, such country is where such Lessee’s executive offices are located, and (ii) with respect to an Equipment that is Off-Lease, such Equipment is registered on that country’s aircraft registry.

•	The Geographic Concentration Limit shall be calculated without taking into consideration the Spot Market Assets.
“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, including any Aviation Authority, or (c) any court or administrative tribunal of competent jurisdiction.
“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
“Guaranteed Indebtedness” means, with respect to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any “Guaranteed Indebtedness” at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
"Guaranty" means that certain Subsidiary Guaranty dated as of October 1, 2018 executed by JHC in favor of Agent, on behalf of the Lenders, and any other instrument of guaranty executed by a Subsidiary of Borrower, in form and substance satisfactory to Agent, with respect to the Obligations; in each case either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.
“Hazardous Material” means any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any Governmental Authority, or forms the bases of liability now or hereafter under, any Environmental Law in any jurisdiction in which Borrower has owned, leased, or operated real property or disposed of hazardous materials.
“Immaterial Subsidiary” means JFC so long as it does not own any Assets and generates no revenue other than funds sufficient to pay the payroll obligations for two (2) technical employees employed by it as of the Closing Date and while the employment thereof continues thereafter (“Canadian Employee Obligations”).
“Indebtedness” means:  (a) with respect to Borrower, the Obligations; (b) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by Borrower (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations; (f) all Guaranteed Indebtedness; (g) all Indebtedness referred to in clauses (b), (c), (d), (e) or (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all liabilities under Title IV of ERISA; (i) the net present value of the non-cancelable payments owed by Borrower as lessee under any lease which is qualified as an operating lease in accordance with GAAP for engines, aircraft and engine parts, using a 10% discount rate; (j) all Swap Obligations, and (k) all obligations with respect to deposits or maintenance reserves to the extent not supported by cash reserved specifically therefor; provided, however, that the term Indebtedness shall not include trade accounts payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered.
“Indemnified Person” means Agent and each Lender and each of the foregoing parties’ respective Affiliates and their officers, directors, employees, agents and advisors.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, wherever located, including all certificated securities and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
“Intellectual Property” means all of the following now owned or hereafter acquired by Borrower:  (a) patents, trademarks, trade dress, trade names, service marks, copyrights, trade secrets and all other intellectual property or Licenses thereof; and (b) all Proceeds of the foregoing.
“Interest Coverage Ratio” shall have the meaning given such term in Section 6.15.2
“Interest Expense” means, with respect to any fiscal period, the consolidated interest expense of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied, as reported in Borrower’s Financial Statements filed with the SEC (but excluding gains and losses from fair value of derivative charges, whether or not included in other comprehensive income or net income).
“International Interest” shall have the meaning given to such term in the Cape Town Convention.
“International Registry” shall have the meaning given to such term in the Cape Town Convention.
“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person.  The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.
“JFC” means JetFleet Canada, a company organized under the laws of Canada, which is a Subsidiary of JMC.
“JHC” means JetFleet Holding Corp., a California corporation.
“JMC” means JetFleet Management Corp., a California corporation.
“JMC Management Agreement” means that certain Second Amended and Restated Management Agreement between Borrower and JMC entered into as of August 17, 2015, as amended, or any successor agreement thereto.
“JMC Subordination Agreement” means that certain Amended and Restated Subordination Agreement (Management Agreement), dated as of December 20, 2017, entered into by and among Borrower, JMC and Agent with respect to the JMC Management Agreement, as such agreement may be amended or restated from time to time.
“Landing Gear” means, whether or not installed on an airframe, each landing gear, (nose gear and main gear), together with any and all modules and Parts which are either incorporated or installed from time to time in or attached to such Landing Gear.
“Lease” means, with respect to an item of Equipment, any written lease agreement, general terms agreement other similar arrangement, as may be in effect between a Lessor, including an Equipment Owner, and a Lessee, as such agreement or arrangement may be amended, modified, extended, supplemented, assigned or novated from time to time in accordance with the terms thereof and the Loan Documents.
“Leased Spare Engine” means an Engine that is not attached to an airframe and leased by Lessor to  Lessee as a standalone engine for installation on an airframe or as a spare.
“Lender” means each Lender named in Schedule A and each other party that may be named a “Lender” under this Agreement.
“Lender Commitment Amount” means the amount of funds a Lender has committed to advance to Borrower pursuant to the terms hereof, such amount calculated at any time by taking the product of such Lender’s Pro Rata Share and the Revolving Commitment.
“Lender Hedging Obligations” means all obligations arising from time to time under Swap Contracts required hereunder with respect to the Loan and entered into from time to time between Borrower and a Swap Contract Counterparty; provided that if such Swap Contract Counterparty ceases to be the Agent, a Lender hereunder or an Affiliate of either of them, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Swap Contract Counterparty was the Agent, a Lender hereunder or an Affiliate of either of them pursuant to any Swap Contract.
“Lessee” means the lessee of Equipment subject to a Lease.
“Lessor” means any Equipment Owner party to a Lease as lessor.
“LIBOR” means, for any LIBOR Loan Period, the greater of (a) zero and (b) the rate determined by Agent to be the per annum rate (rounded upward to the nearest one-hundredth of one percent (1/100%)) at which deposits in immediately available funds and in lawful money of the United States would be offered to Agent by reference to the Reuters Screen LIBOR 01 Page (or any replacement or successor page or service) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such LIBOR Loan Period, in an amount equal to the principal amount of, and for a length of time equal to the LIBOR Loan Period for, the LIBOR Loan sought by Borrower.
“LIBOR Basis” means a per annum interest rate equal to the quotient of (a) LIBOR divided by (b) one minus the LIBOR Reserve Percentage, stated as a decimal.  The LIBOR Basis shall be rounded upward to the nearest one‑sixteenth of one percent (1/16%) and, once determined, shall remain unchanged during the applicable LIBOR Loan Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.
“LIBOR Loan” means a Revolving Loan that Borrower requests to be made as a LIBOR Loan or that is reborrowed as, or converted to, a LIBOR Loan, in each case in accordance with the provisions of Section 2.1.4.
“LIBOR Loan Period” means, for each LIBOR Loan, each one (1), two (2), three (3) or six (6) month period (or such other longer or shorter period as approved by Lenders), as selected by Borrower pursuant to Section 2.1.4, during which LIBOR applicable to such LIBOR Loan shall remain unchanged; provided, that (a) any applicable LIBOR Loan Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such LIBOR Loan Period shall end on the immediately preceding Business Day, (b) any applicable LIBOR Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such LIBOR Loan Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no LIBOR Loan Period shall extend beyond the Maturity Date.
“LIBOR Reserve Percentage” means the percentage in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time.  The LIBOR Basis for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.
“License” means any license under any written agreement now owned or hereafter acquired by Borrower granting the right to use any Intellectual Property or other license of rights or interests now held or hereafter acquired by Borrower.
“Lien” means, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
“Loan Documents” means collectively, this Agreement, the Notes, any Guaranty, the Collateral Documents, and any and all other agreements, documents, or instruments (including financing statements) entered into in connection with the transactions contemplated by this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.
“Loans” means all loans and advances made by Lenders to or for the benefit of Borrower under this Agreement or under any of the Loan Documents.
“Maintenance Expense” means all expenses related to maintenance of the Collateral performed by the Borrower which is unrelated to maintenance reserve accounting.
“Maintenance Reserve Amount” means, (a) for the initial 180 day period following the Closing Date, the lesser of (i) $2,500,000.00 or (ii) the amount reflected on the Borrower’s balance sheet as “Maintenance Reserves and Accrued Costs” as of the date of measurement, and (b) after such 180 day period, the lesser of (i) $5,000,000.00 or (ii) the amount reflected on the Borrower’s balance sheet as “Maintenance Reserves and Accrued Costs” as of the date of measurement.
“Master Agreement” means Master Agreement as defined in the definition of “Swamp Contract.”
“Material Adverse Effect” means a material adverse effect on (a) the business, property, assets, operations or condition (financial or otherwise) of Borrower, (b) the ability of Borrower to pay or perform in accordance with the terms of any of the Loan Documents taken as a whole, or (c) the rights and remedies of Agent or any Lender under any of the Loan Documents.
“Material Contracts” means those instruments, agreements and contracts set forth on Schedule 1.1e hereto, as such schedule shall be updated by the Borrower from time to time.
“Maturity Date” means the earliest of (a) February 19, 2023 or (b) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 2.8.
“Maximum Amount” means One Hundred Forty-Five Million and 00/100 Dollars ($145,000,000.00), or such other decreased or increased amount as provided for under Sections 2.8 and Section 2.18, respectively, of this Agreement.
“Merger” means Borrower’s merger with JetFleet Holding Corp.
“Merger Settlement Loss” means the amount of the loss recognized under GAAP by the Borrower in connection with the Merger not to exceed $5,000,000.00 in the aggregate.
“Merger Expenses” means up to $2,400,000 in out-of-pocket and non-payable management fee expenses related to the Merger.
“Merger Shareholder Equity Reduction” means the reduction in shareholder equity of Borrower resulting from the Merger not to exceed $2,800,000 in the aggregate.
“Minimum Tangible Net Worth” shall have the meaning given such term in Section 6.15.6.
“Mortgage” means each Mortgage and Security Agreement and any mortgage supplement thereto or each such other security instrument required by Applicable Law, made by Borrower in favor of Agent as security for certain obligations under this Agreement.
“Negative Pledge” means a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien; (b) any such covenant that does not apply to Liens securing the Obligations; and (c) customary permitted junior Liens to be agreed upon by Borrower and Lender.
“Net Book Value” means with respect to an item of Equipment, the book value of such item of Equipment determined in accordance with GAAP as set forth on Borrower’s and its Subsidiaries’ Financial Statements (which shall be the cost of such Equipment if such calculation is being determined at the time of acquisition of such Equipment), utilizing depreciation methods consistent with current practice and GAAP.
“Net Income” means, with respect to any fiscal period, the consolidated net income (or loss) of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.
"Non-Recourse Debt" shall mean Indebtedness for which the remedy for nonpayment or non-performance of any obligation or any default in respect thereof is limited to specified collateral securing such indebtedness and in respect of which the Borrower is not subject to any personal liability except to the extent agreed to by Agent in its sole discretion.
“Note” means any note, including any Revolving Note, executed and delivered by Borrower to any Lender, as applicable, under this Agreement, and “Notes” means collectively all such notes executed and delivered by Borrower to each Lender under this Agreement.
“Obligations” means all loans, advances, debts, expenses reimbursements, fees, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to any Lender of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under or in connection with this Agreement or any of the other Loan Documents (including, without limitation, any Lender Hedging Obligations), and all covenants and duties regarding such amounts, which term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of Borrower), fees, Charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents, and all principal and interest due in respect of the Loans; provided that the “Obligations” shall exclude any Excluded Swap Obligations.
“Off-Lease” means when Equipment is either (i) not subject to a valid Lease or (ii) is subject to a valid Lease but where a required rent or reserve payment due from Lessee is ninety (90) days past due or the Lessee is otherwise in default thereunder.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Overadvance” means a Base Rate Loan or LIBOR Loan which, on the date such Loan is made, causes the aggregate amount of all Loans then outstanding to exceed the lesser of the (i) Maximum Amount or (ii) Borrowing Base Availability.
“Owner Trustee” means  bank or trust company reasonably satisfactory to Agent acting as trustee of an aircraft owner trust under a Trust Agreement with Borrower as the beneficiary.
“Owner Trustee Guaranty” means an Owner Trustee Guaranty made by Owner Trustee in favor of Agent, as security for certain obligations under this Agreement, and guaranteeing Owner Trustee’s performance of the obligations under the respective Owner Trustee Mortgage.
“Owner Trustee Mortgage” means a Mortgage and Security Agreement made by Owner Trustee in favor of Agent with respect to a Trust Agreement (in connection with certain Equipment), as security for certain obligations under this Agreement.
“Parts” means, at any time, all parts, components, equipment, instruments, appliances, avionics, radio and radar devices, cargo handling systems and loose equipment that are at such time incorporated or installed in or attached to an airframe, Engine, Propeller, APU or Landing Gear.
“Payment Date” means the last day of each LIBOR Loan Period for a LIBOR Loan.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Permitted Excluded Subsidiary Financing” means the financing provided to the Excluded Subsidiaries under the Term Loan Facility, which is Non-Recourse Debt with respect to Borrower or other Subsidiaries.
“Permitted Indebtedness” means, as applied to Borrower, (a) Indebtedness of Borrower under this Agreement and the Notes, (b) Indebtedness incurred in the ordinary course of Borrower’s business which is unsecured and does not constitute Funded Debt, and (c) Indebtedness existing as of the Closing Date and included on Schedule 1.1f hereto, including the Permitted Excluded Subsidiary Financing.
“Permitted Liens” means, as applied to Borrower:  (a) Liens securing Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, repairmen, warehousemen, or landlords or other like Liens, but which (1) have been bonded, or (2) which are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, or similar legislation; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements, and rights of way or restrictions of record on use of real property which, in the reasonable judgment of Agent, do not materially detract from the value of such property or impair the use thereof in the business of Borrower; (d) Liens of record set forth in Schedule 1.1g; (e) Liens created under the Loan Documents; (f) the rights of any Lessee or sublessee under any Lease to utilize an any Collateral pursuant to the terms of a Lease; (g) Liens arising in connection with legal or equitable proceedings against Borrower, which Borrower is contesting with diligence and good faith and which Liens do not have a Material Adverse Effect; (h) liens in respect of personal property leases that do not affect any assets included in the Borrowing Base, which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower so as to cause a Material Adverse Effect; (i) any Lien on any asset not included in the Borrowing Base to secure Indebtedness permitted hereunder; (j) Liens securing Indebtedness that has since been repaid in full, which filings Borrower cannot independently terminate; (k) Liens arising out of judgments that do not constitute an Event of Default under this Agreement; (l) any Lien arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution in the ordinary course of business; (m) Liens securing Capital Lease Obligations on assets subject to such leases provided that such capitalized leases are otherwise permitted under this Agreement; (n) Liens arising from the following types of liabilities of a lessee or any other operator of an item of Equipment, so long as such liabilities are either not yet due or are being contested in good faith through appropriate proceedings that do not give rise to any reasonable likelihood of the sale, forfeiture or other loss of such item of Equipment, title thereto or Agent’s security interest therein or of criminal or unindemnified civil liability on the part of the Borrower, any Lender or any Agent and with respect to which the lessee maintains adequate reserves (in the reasonable judgment of the Borrower):  (A) fees or charges of any airport or air navigation authority, (B) judgments, or (C) salvage or other rights of insurers; and (o) Liens on assets not included in the Borrowing Base evidenced by UCC financing statements which are expressly permitted under the terms of the Loan Documents; provided that none of the foregoing Liens would have priority over the security interest in favor of Agent under the Loan Documents.
“Permitted Rights of Others” means those Right of Others consisting of (a) an interest (other than a legal or equitable co ownership interest, an option or right to acquire a legal or equitable co ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Lien, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intellectual Property granted in the ordinary course of business.
“Person” means any individual or entity, including a trustee, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Phantom Amortization” shall be equal to eight percent (8%) of Total Debt.
“Plan” means, with respect to Borrower or any of its Affiliates, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any of its Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
“Pricing Leverage Ratio” means the ratio of Total Debt to Tangible Net Worth, as calculated from time to time.
“Pro Forma EBITDA” means a pro forma EBITDA amount used in calculating the financial covenant in Section 6.15.3 of the Debt Service Leverage Ratio, for a given period, calculated as agreed to by Agent, attributable to Eligible Collateral acquired by Borrower during such period but for which at the time there is not a full four quarters of operating history on which to base the EBITDA calculation.
“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include:  (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under color of Governmental Authority); (c) any claim of Borrower against third parties for past, present or future infringement or dilution of any Intellectual Property or for injury to the goodwill associated with any Intellectual Property; (d) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any Collateral, upon disposition or otherwise.
“Propeller” means each propeller described in a Mortgage.
“Property” means any real property, personal property, or Intellectual Property owned, leased or operated by Borrower, Owner Trustee or any Subsidiary.
“Pro Rata Share” means, with respect to each Lender, the percentage of the Revolving Commitment set forth opposite the name of that Lender on Schedule A, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with Section 12.7.2.
“Prospective International Interest” shall have the meaning given to such term in the Cape Town Convention.
“Quarterly Payment Date” means each March 31, June 30, September 30, and December 31.
"Recipient" means (a) Agent and (b) any Lender, as applicable.
“Recourse Cash Interest Expense” means Consolidated Cash Interest Expense less Interest Expense paid in Cash for Non-Recourse Debt.
“Recourse Phantom Amortization” shall be equal to eight percent (8%) of Funded Debt.
 “Reference Rate” means the variable per annum rate of interest most recently announced by Agent at its corporate headquarters as the “MUFG Union Bank, N.A. Reference Rate,” with the understanding that the “MUFG Union Bank, N.A. Reference Rate” is one of Agent’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Agent calculates interest or extends credit.  The Reference Rate shall be adjusted on the last Business Day of the calendar month of any change in the “MUFG Union Bank, N.A. Reference Rate.”  The Reference Rate, as adjusted, shall constitute the Reference Rate on the date when such adjustment is made and shall continue as the applicable Reference Rate until further adjustment.
“Release” means, as to Borrower, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by Borrower, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.
“Requisite Lenders” means, as of the date of any determination and except as otherwise expressly set forth herein to be all the Lenders, (a) if the Revolving Commitment is then in effect, the Lenders having in the aggregate 50.1% or more of the Revolving Commitment then in effect, and (b) if the Revolving Commitment has then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, the Lenders holding Notes evidencing in the aggregate 50.1% or more of the aggregate Indebtedness then evidenced by the Notes; provided that the Revolving Commitment and the Note held by any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.
“Restricted Subsidiary” means (i) any Excluded Subsidiary and (ii) any Immaterial Subsidiary.
“Revolving Commitment” means, subject to Sections 2.8 and 2.18, One Hundred Forty-Five Million and 00/100 Dollars ($145,000,000.00).  The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule A.
“Revolving Loan” means a loan(s) made by the Lenders to Borrower pursuant to Section 2.1.
“Revolving Note” means each and collectively those certain promissory notes executed and delivered by Borrower to each Lender in accordance with its Pro Rata Share of the Revolving Commitment, dated as of the Closing Date, in the original aggregate principal amount of the Revolving Commitment, together with any other notes executed and delivered by Borrower to any Lender evidencing at any time any portion of the Loans.
“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor thereto, the U.S. Department of Commerce, the U.S. Department of State, or any government having jurisdiction over Borrower or one of its Subsidiaries.
“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, substantially in the form of Schedule 1.1h.
“SEC” means the United States Securities Exchange Commission.
“Security Agreement” means the Security Agreement dated as of October 1, 2018 executed by JHC in favor of Agent, the Security Agreement dated as of the date hereof executed by JMC in favor of Agent, in each case on behalf of the Lenders, and any other security agreement executed by a Subsidiary, in form and substance satisfactory to Agent; in each case as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.
“Special Eurodollar Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by Lender or its LIBOR lending office with any request or directive (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable authority.
“Spot Market Appraisal” means a specific appraisal performed by an Appraiser conducted at the time the Asset is transitioned to a Spot Market Asset.  The appraisal methodology for the Spot Market Appraisal will be on the basis of a 180-day orderly liquidation value.
“Spot Market Assets” means the assets listed on Schedule 1.1i and, if designated as a Spot Market Asset by the Borrower by written notice to Agent before March 31, 2019, one (1) Pratt & Whitney engine with serial number FA0041. Eligible Assets designated as Spot Market Assets cannot be reclassified as Eligible Assets at a later date.
“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired:  (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.
“Subsidiary Guaranty” means a guaranty made by a Subsidiary in favor of Agent, whereby such Subsidiary guaranties performance of the Obligations under the Loan Documents.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Contract Counterparty” means any Person that is the Agent, a Lender or an Affiliate of either of them at the time it enters into a Swap Contract, in its capacity as a party to a Swap Contract, whether or not such Person subsequently ceases to be the Agent, a Lender or an Affiliate of either of them.
“Swap Obligation” means, with respect to Borrower, Subsidiary or any guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Agent, a Lender or any Affiliate of either of them).
“Tangible Net Worth” means on any date of determination, the following with respect to Borrower and its Subsidiaries on a consolidated basis:  (a) the sum of the total assets less the total liabilities minus (b) intangibles (excluding gains and losses from fair value of derivatives charges whether or not included in other comprehensive income or net income) on such date, all as determined in accordance with GAAP, consistently applied.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Facility” means a term loan facility to one or more Excluded Subsidiaries in the minimum aggregate principal amount of $44,310,000.00, or such other amount as agreed to by Agent in its sole discretion, to be secured by the Excluded Assets.
“Termination Date” means the date on which the Loans and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.
“Total Debt” is defined as all indebtedness, liabilities, and obligations, whether recourse or non-recourse to the Borrower, now existing or hereafter arising, for money borrowed by Borrower and its Subsidiaries whether or not evidenced by any note, indenture, or agreement (including, without limitation, the indebtedness under the Revolving Loan and any indebtedness for money borrowed from an affiliate), as determined in accordance with GAAP, consistently applied; provided that for the purposes hereof Total Debt shall not include Lender Hedging Obligations.
“Total Debt Service” means the sum of (i) Phantom Amortization, (ii) Interest Expense, and (iii) Maintenance Expense, subject to adjustment by both positive and negative pro forma EBITDA for major acquisitions and divestitures.
“Trust Agreement” means a Trust Agreement between Owner Trustee, as owner trustee, and Borrower, as the sole beneficiary, as amended, supplemented or otherwise modified from time to time, whereby the parties agreed, among other things, that Owner Trustee shall act as trustee with respect to the “Equipment” and “Lease Agreement” as defined therein.
“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“Unused Line Fee” shall have the meaning ascribed thereto in Section 2.4.1.
“Utilization Rate” shall have the meaning given such term in Section 6.15.8.
“Weighted Average Age” means the average age of the portfolio of Eligible Collateral supporting the Borrowing Base weighted according to the relative contribution of such asset to the total Borrowing Base.  The Weighted Average Age is determined by adding together, for each item of Eligible Collateral supporting the Borrowing Base, the product equal to (i) the fraction resulting from dividing the contribution to the Borrowing Base of such Eligible Collateral by the aggregate contribution to the Borrowing Base of all Eligible Collateral supporting the Borrowing Base times (ii) the age of such Eligible Collateral (for purposes of establishing age of Equipment, the Equipment’s “life” shall be deemed to have commenced on the first day of the month listed by the manufacturer as the Equipment’s date of manufacture).
“Wholly-Owned Subsidiary” means a Subsidiary of Borrower, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, except for director’s qualifying shares required by Applicable Law.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2 Accounting Terms.  All accounting terms used, but not specifically defined, in this Agreement shall be construed and defined in accordance with GAAP.
1.3 UCC.  Any terms that are defined in the UCC and used, but not specifically defined, in this Agreement shall be construed and defined in accordance with the UCC.
1.4 Construction.  For purposes of this Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary:  (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement; (f) all references in this Agreement or in the schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
1.5 USA Patriot Act Notice.  Each Lender is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended and supplemented from time to time, the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the Patriot Act.
1.6 Rounding.  Except as expressly otherwise provided herein, any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
2. REVOLVING COMMITMENT
2.1 Revolving Loans.  Subject to the terms and conditions of this Agreement, Lenders shall, pro rata according to that Lender’s Pro Rata Share of the Revolving Commitment, extend Revolving Loans to Borrower from time to time until the Maturity Date.  The aggregate amount of Loans outstanding shall not exceed at any time the Borrowing Availability.  Prior to the Maturity Date, Borrower may repay at any time any outstanding Loans and any amounts so repaid may be reborrowed, up to Borrowing Availability.  Loans shall be evidenced by and repayable in accordance with the terms of the Notes and this Agreement.
2.1.1 Choice of Interest Rate.  Any Revolving Loan shall, at the option of Borrower, be made either as a Base Rate Loan or as a LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, all Loans shall be made as Base Rate Loans.  If Borrower fails to give notice to Agent specifying whether any LIBOR Loan is to be repaid or reborrowed on a Payment Date, such LIBOR Loan shall be repaid and then reborrowed as a Base Rate Loan on the Payment Date.  Each request for a Revolving Loan shall, among other things, specify (1) the date of the proposed Revolving Loan, which shall be a Business Day, (2) the amount of the Revolving Loan, (3) whether it is to be a Base Rate Loan or a LIBOR Loan, and (4) the LIBOR Loan Period, if applicable.
2.1.2 Request for Base Rate Loan.  Borrower shall give to Agent, irrevocable notice of a request for a Base Rate Loan by delivering to Agent a Borrowing Notice for such Base Rate Loan not later than 11:00 a.m. (California time) on the date of the proposed Base Rate Loan.  Each Base Rate Loan shall be in a principal amount of not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and in an integral multiple of $25,000.00.
2.1.3 Tranches.  At no time shall there be more than five (5) tranches collectively of Base Rate and LIBOR Loans outstanding.
2.1.4 LIBOR Loans.  Borrower shall give to Agent irrevocable notice of a request for a LIBOR Loan by delivering to Agent a Borrowing Notice for such LIBOR Loan not later than two (2) Business Days prior to the date of the proposed LIBOR Loan.  Agent shall determine the applicable LIBOR Basis as of the Business Day prior to the date of the requested LIBOR Loan.  Each determination by Agent of a LIBOR Basis shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.  The LIBOR Loan Period for each LIBOR Loan shall be fixed at one (1), two (2), three (3) or six (6) months.
(a) (i) Each LIBOR Loan shall be in a principal amount of not less than Five Million and 0/100 Dollars ($5,000,000.00) and in an integral multiple of $100,000.00, and (ii) the total aggregate principal amount of all LIBOR Loans and Base Rate Loans outstanding at any one time shall not exceed Borrowing Availability.
(b) At least two (2) Business Days prior to each Payment Date for a LIBOR Loan, Borrower shall give irrevocable written notice to Lender specifying whether all or a portion of such LIBOR Loan outstanding on the Payment Date (i) is to be repaid and then reborrowed in whole or in part as a new LIBOR Loan, in which case such notice shall also specify the LIBOR Loan Period that Borrower shall have selected for such new LIBOR Loan; provided, that if a Default or Event of Default has occurred and is continuing, Borrower shall not have the option to repay and then reborrow such LIBOR Loan as a new LIBOR Loan, (ii) is to be repaid and then reborrowed in whole or in part as a Base Rate Loan, or (iii) is to be repaid and not reborrowed; provided, that any such reborrowings described in clauses (i) and (ii) above shall be in a principal amount of not less than $5,000,000.00 and in an integral multiple of $100,000.  Upon such Payment Date such LIBOR Loan will, subject to the provisions of this Agreement, be so repaid and, as applicable, reborrowed.
2.1.5 Request and Disbursement.  Any notice in connection with a requested Revolving Loan under this Agreement that is received by Agent after 11:00 a.m. (California time) on any Business Day, or at any time on a day that is not a Business Day, shall be deemed received by Agent on the next Business Day.  Agent shall, upon the reasonable request of Borrower from time to time, provide to Borrower such information with regard to the LIBOR Basis as Borrower may request.  Promptly following receipt of a request for a Loan, Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of Loan, the applicable LIBOR Loan Period, and that Lender’s Pro Rata Share of the Loan.  Not later than 10:00 a.m., California time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to Agent at Agent’s office.  Prior to 3:00 p.m. (California time) on the date of a Revolving Loan, Agent shall, subject to the satisfaction of the conditions set forth in Section 4.2, disburse the amount of the requested Revolving Loan by wire transfer pursuant to Borrower’s written instructions.
2.1.6 Pre-Purchase Draw Exception.  In the event that Borrower requests a draw to be used to finance the purchase of identified Equipment, which draw would cause an Overadvance under the Borrowing Base, but would not be an Overadvance if the identified Equipment were treated at the time of the draw as an Eligible Asset subject to an Eligible Lease, Agent shall permit such a draw, notwithstanding any provisions of this Agreement to the contrary, provided, however, that the following conditions are satisfied:
(a) Borrower and seller of the Equipment have executed a purchase agreement for Equipment, and the Equipment, once purchased, would qualify as an Eligible Asset,
(b) Borrower and lessee of the Equipment have executed a Lease therefor, which once the Aircraft is delivered to Lessee, would qualify as an Eligible Lease;
(c) Borrower has received a commercially reasonable deposit from such Lessee under such Lease;
(d) Borrower has provided to Agent a pro-forma Borrowing Base Certificate demonstrating there is sufficient Borrowing Base Availability after giving effect to the requested draw and the deemed treatment of the Equipment as an Eligible Asset subject to an Eligible Lease as of the date of the draw pursuant to the terms hereunder; and
(e) Within three (3) days following the purchase of such identified Equipment, (i) such Equipment shall be an Eligible Asset and (ii) with respect to such Equipment, Borrower shall satisfy the requirements set forth in Section 4.2.10, with the exception of Section 4.2.10(e) which shall be satisfied no later than one-hundred and eighty (180) days after such purchase.
For the avoidance of doubt, for purposes of this Section, the Advance Rate applicable to such Equipment when making the calculations set forth in (d) above shall be that which would be applicable to such Equipment on the date of commencement of the Lease therefor, assuming the Equipment is an Eligible Asset subject to an Eligible Lease.
2.2 Payment of Interest; Interest Rate.
2.2.1 Loans.  Interest on Revolving Loans shall be payable as follows:
(a) Base Rate Loans.  Interest on each outstanding Base Rate Loan shall be computed for the actual number of days elapsed on the basis of a year of 360 days and shall be payable to Agent for the ratable benefit of Lenders, in arrears (i) on the first Business Day of each month, (ii) on the Maturity Date, and (iii) if any interest accrues or remains payable after the Maturity Date or during the continuance of an Event of Default, upon demand by Agent.  Interest shall accrue and be payable on each Base Rate Loan at a per annum interest rate equal to the Base Rate plus the Applicable Base Rate Margin (“Applicable Base Rate”).
(b) LIBOR Loans.  Interest on each outstanding LIBOR Loan shall be computed for the actual number of days elapsed on the basis of a year of 360 days and shall be payable to Agent, for the ratable benefit of Lenders, in arrears (i) on the Payment Date if a LIBOR Loan Period of one, two or three months, (ii) on the 90th day and the last day of the applicable LIBOR Loan Period in the case of any LIBOR Loan with a LIBOR Loan Period of six months, (iii) on the Maturity Date, and (iv) if any interest accrues or remains payable after the Maturity Date or during the continuance of an Event of Default, upon demand by Agent.  Interest shall accrue and be payable on each LIBOR Loan at a per annum interest rate equal to the LIBOR Basis applicable to such LIBOR Loan plus the Applicable LIBOR Margin (“Applicable LIBOR Rate”).
(c) Applicable Margins.  The Applicable Base Rate Margin and the Applicable LIBOR Margin shall be determined based on the Pricing Leverage Ratio as reported in the most recent Compliance Certificate (delivered to Agent pursuant to Section 8) by reference to Table 1 below.
TABLE 1
Level	Pricing Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin
I	< 3.00x	3.25%	2.25%
II	> 3.00x – < 3.25x	3.50%	2.50%
III	> 3.25x	3.75%	2.75%

2.2.2 Default Rate.  Upon the occurrence and during the continuance of an Event of Default, interest on all outstanding Obligations shall, upon the election of Agent or the Requisite Lenders, confirmed by written notice from Agent to Borrower, accrue and be payable at the Default Rate.  Interest accruing at the Default Rate shall be payable to Agent, for the ratable benefit of Lenders, on demand and in any event on the Maturity Date.  Agent shall not be required to (1) accelerate the maturity of the Loans or (2) exercise any other rights or remedies under the Loan Documents, in order to charge the Default Rate.  Upon the occurrence and during the continuance of an Event of Default specified in Sections 9.1.5, 9.1.6, or 9.1.7, the interest rate shall be increased automatically to the Default Rate without the necessity of any action by Agent or the Requisite Lenders.
2.2.3 Replacement Rate of Interest.  If at any time (i) the Agent determines (which determination shall be conclusive absent manifest error) or the Requisite Lenders notify the Agent that adequate and reasonable means do not exist for ascertaining LIBOR (including, without limitation, because LIBOR is not available or published on a current basis) and such circumstances are unlikely to be temporary, (ii) the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, or (iii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.16, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment.  Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.2.3, only to the extent LIBOR for the applicable interest period is not available or published at such time on a current basis), (x) in connection with any request for a LIBOR Loan, such Loan shall be made as a Base Rate Loan, and (y) each LIBOR Loan shall, unless then repaid in full, convert to a Base Rate Loan on the next Payment Date for such LIBOR Loan.  Notwithstanding anything else herein, any definition of f Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for the purposes of this Agreement.  To the extent the Replacement Rate is approved by the Agent in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Agent, the Replacement Rate shall be applied as otherwise reasonably determined by the Agent (it being understood that any such modification by the Agent shall not require the consent of, or consultation with, any of the Lenders).
2.3 Maximum Rate of Interest.  In no event shall the aggregate of all interest on the Obligations charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  In the event that such a court determines that a Lender has charged or received interest under this Agreement or the Notes in excess of the highest applicable rate, the rate in effect under this Agreement and the Notes shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly apply such excess to reduce the principal balance of the Obligations, or if the principal balance of the Obligations owing have been paid in full, Lender shall promptly apply such excess to reduce any other Obligations, and if all Obligations have been paid in full, then Lender shall refund to Borrower any interest received by Lender in excess of the maximum lawful rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the highest applicable rate, Borrower shall continue to pay interest hereunder at the highest applicable rate, until such time as the total interest received by Lender from the making of Loans hereunder is equal to the total interest that Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 2.3) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  It is the intent of this Agreement that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly, interest in excess of that which may be paid by Borrower under Applicable Law.
2.4 Fees.  Borrower shall pay to Agent:
2.4.1 Unused Line Fee.  A fee for the ratable benefit of Lenders (the “Unused Line Fee”) commencing as of the Closing Date, payable quarterly in arrears, on each Quarterly Payment Date, commencing on March 31, 2019, and ending on the Termination Date.  The Unused Line Fee shall be, for each day after the Closing Date through the Maturity Date, an amount equal to (a) the difference between (1) the Maximum Amount, and (2) the closing balance of the Loans for such day, multiplied by (b) the Applicable Unused Line Fee Percentage, the product of which is then divided by (c) 360.
2.4.2 Fees to Agent.  On the Closing Date and on each other date upon which a fee is payable or costs are reimbursable, Borrower shall pay to Agent such fees or cost reimbursements as heretofore agreed upon by letter agreement dated as of October 1, 2018, between Borrower and MUFG Union Bank, N.A., as Agent, which fees and cost reimbursements shall be solely for its own account and are nonrefundable.
2.5 Late Payments.  If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Law.  Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by Applicable Law.
2.6 Repayment and Prepayment.
2.6.1 Repayment and Voluntary Prepayment.  Borrower shall pay the principal balance of the Loans and all other Obligations in full on the Maturity Date.  The principal amount of any Base Rate Loan may be prepaid prior to the Maturity Date at any time; provided, that any such prepayments shall be in an amount equal to or greater than $100,000.00.  The principal amount of any LIBOR Loan together with all accrued and unpaid interest thereon may be prepaid prior to the applicable Payment Date, together with any breakage fees as set forth in Section 2.6.5, upon three (3) Business Days’ prior notice to Lender.  Each notice of prepayment shall be irrevocable.
2.6.2 Overadvances.  Borrower shall immediately repay to Agent, for the ratable benefit of Lenders, any amount of a Base Rate Loan or LIBOR Loan which causes an Overadvance.  Overadvances constitute Obligations that are evidenced by the Notes, secured by the Collateral, and entitled to all of the benefits of the Loan Documents.
2.6.3 Mandatory Prepayment.  No later than ninety (90) days after the occurrence of any Borrowing Base Deficiency, Borrower shall repay all or such portion of the Loans in an amount equal to such deficiency, together with any breakage fees as set forth in Section 2.6.5.  Upon (i) the sale of any Collateral for a sale price that exceeds $2,500,000.00 and is outside the ordinary course of business or (ii) the receipt of proceeds in excess of $2,500,000.00 from any recovery under any applicable insurance policies (or otherwise) in connection with an Event of Loss, Borrower shall repay immediately all or such portion of the Loans in an amount equal to the proceeds from such sale or recovery.
2.6.4 Mandatory Repayment – Change in Control.  Upon the occurrence of a Change in Control, the Revolving Commitment (or any part thereof, as elected by the Requisite Lenders) shall be terminated, and all outstanding Loans (or any part thereof, as elected by the Requisite Lenders) shall be repaid in full, together with all accrued interest thereon and any breakage fees as set forth in Section 2.6.5.
2.6.5 Breakage Fees.  Upon payment or prepayment of any LIBOR Loan (other than as the result of a conversion required under Section 14.1.3 on a day other than the last day in the applicable LIBOR Loan Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation to make a LIBOR Loan pursuant to this Agreement) to borrow on the date or in the amount specified for a LIBOR Loan in any Notice of Borrowing, Borrower shall pay to Lender within five (5) Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London Eurodollar Market (the “Designated Eurodollar Market”)) equal to the sum of:
(a) $250 payable to Agent only;
    plus
(b) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Basis (not including the Applicable LIBOR Margin) if that amount had remained or been outstanding through the last day of the applicable LIBOR Loan Period exceeds (ii) the interest Lenders could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable LIBOR Loan Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained).
Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.
2.7 Term.  The Credit Facility shall be in effect until the Maturity Date.  The Credit Facility and all other Obligations related thereto shall be automatically due and payable in full on the Maturity Date, unless earlier due and payable or terminated as provided in this Agreement.
2.8 Early Termination or Reduction.  The Credit Facility may be terminated, in whole or in an increment of $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof, by Borrower prior to the Maturity Date upon five (5) Business Days’ prior written notice to Agent; provided, that at such time Borrower shall (a) prepay all amounts outstanding under the Credit Facility which exceed the reduced Revolving Commitment amount elected by Borrower, (b) pay all accrued interest thereon and fees and charges incurred in connection therewith, and (c) reimburse Lenders for any loss or out‑of-pocket expenses incurred by Lenders in connection with such prepayment and termination, including those breakage fees set forth in Section 2.6.5.
2.9 Note and Accounting.  Agent shall provide a quarterly accounting to Borrower of the Loans and other transactions under this Agreement, including Agent’s calculation of principal and interest.  Each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive upon Borrower, unless Borrower, within thirty (30) days after the date any such accounting is rendered, provides Agent with written notice of any objection which Borrower may have to any item in such accounting, describing the basis for such objection with specificity.  In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower, and in the event the parties cannot resolve their dispute, such dispute shall be resolved in accordance with the terms and conditions of the Alternative Dispute Resolution Agreement.
2.10 Manner of Payment.
2.10.1 When Payments Due.
(a) Except as expressly set forth in this Agreement, each payment (including any prepayment) by Borrower on account of the principal of or interest on the Loans and any other amount owed to Lenders on account of the Obligations shall be made not later than 11:00 a.m. (California time) on the date specified for payment under this Agreement to Agent in lawful money of the United States and in immediately available funds.  Any payment received by Agent on a day that is not a Business Day or after 11:00 a.m. (California time) on a Business Day, shall be deemed received on the next Business Day.  The amount of all payments received by Agent for the account of each Lender shall be immediately paid by Agent to the applicable Lender in immediately available funds and, if such payment was received by Agent by 11:00 a.m., California time, on a Business Day and not so made available to the account of a Lender on that Business Day, Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate.  All payments shall be made in lawful money of the United States of America.
(b) If any payment on any Obligation is specified to be made upon a day that is not a Business Day, it shall (subject to the provisions of the LIBOR Loan Period which may require payment by one (1) earlier Business Day) be deemed to be specified to be made on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
2.10.2 No Deductions.  Borrower shall pay principal, interest, fees, and all other amounts due on the Obligations without set-off or counterclaim or any deduction whatsoever.
2.10.3 Inadequate Payments.  If, on the date on which any amount (including any payment of principal, interest or other costs and expenses) shall be due and payable by Borrower to Lenders, the amount received by any such Lenders from Borrower shall not be adequate to pay the entire amount then due and payable, then Agent shall be authorized, but shall not be obligated, to make a Base Rate Loan to Borrower in the amount of the deficiency.
2.11 Application of Payments.  Borrower irrevocably waives the right to direct the application of any and all payments received at any time by any Lender from or on behalf of Borrower and specifically waives the provisions of California Civil Code Sections 1479 and 2822 or similar provisions under any other Applicable Law giving Borrower the right to designate application of payments.  All amounts received by Agent for application to the Obligations shall be applied by Agent in the following order of priority:  (i) to the payment of any fees then due and payable, (ii) to the payments of all other amounts not otherwise referred to in this Section 2.11 then due and payable hereunder or under the other Loan Documents (including any costs and expenses incurred by Agent as a result of a Default or an Event of Default), (iii) to the payment of interest then due and payable on the Loans, ratably among the Lenders in accordance with the amounts of interest then due to the Lenders, and (iv) to the payment of principal then due and payable under the Loans and Lender Hedging Obligations then due and payable on a pari passu basis, ratably among the parties entitled thereto in accordance with the amounts of principal and Lender Hedging Obligations then due and payable to such parties.  Notwithstanding the foregoing, Borrower irrevocably agrees that, during the occurrence of an Event of Default, Lenders shall have the continuing exclusive right to determine the order and method of the application of payments against the then due and payable Obligations of Borrower in Lenders’ sole discretion and to revise such application prospectively or retroactively in Lenders’ sole discretion.
2.12 Use of Proceeds.  The proceeds of the Loans shall be used by Borrower to refinance existing revolving debt, to acquire aircraft and engines, and to support Borrower’s working capital needs and general corporate purposes.  Borrower will not, directly or indirectly, use any part of any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.
2.13 All Obligations to Constitute One Obligation.  All Obligations related to the Credit Facility constitute one general obligation of Borrower and shall be secured by Agent’s Liens upon all of the Collateral, and by all other Liens previously, now or at any time in the future granted by Borrower to Agent or any Lender to the extent provided in the Collateral Documents and permitted by this Agreement.
2.14 Authorization to Make Loans.  Agent and each Lender (each, an “Authorized Party”) are authorized to make the Loans based on telephonic or other oral or written instructions received from any Person that an Authorized Party believes in good faith to be an authorized representative of Borrower, or at the discretion of such Authorized Party, if such Loans are necessary to satisfy any of the Obligations.  Borrower consents to the recordation of any telephonic or other communications between an Authorized Party and Borrower for the purpose of maintaining such party’s business records of such transactions.
2.15 Authorization to Debit Accounts.  Borrower authorizes each Authorized Party, upon prior notice to Borrower, to debit any of Borrower’s bank accounts with such party for the purpose of Borrower’s payment of principal, interest or other costs and expenses due and payable by Borrower to Lenders under this Agreement.
2.16 Agent’s Right to Assume Funds Available for Revolving Loans.  Unless Agent shall have been notified by any Lender no later than 10:00 a.m. on the Business Day of the proposed funding by Agent of any Revolving Loan that such Lender does not intend to make available to Agent such Lender’s portion of the total amount of such Revolving Loan, Agent may assume that such Lender has made such amount available to Agent on the date of the Revolving Loan and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to Agent.  Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the daily Federal Funds Rate.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Revolving Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.17 Withholding of Taxes.
(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for, Other Taxes.
(c) Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(d) Indemnification by Borrower.  Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders.  Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.8.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).
(f) Status of Lenders.
(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and  2.17(f)(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)
any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall comply with Section 12.17.
(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival; Defined Terms.  Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.  For purposes of this Section 2.17, the term "Applicable Law" includes FATCA.
2.18 Optional Increase to the Revolving Commitment.
2.18.1 Provided that no Default or Event of Default then exists, Borrower may request, from time to time, on or after the Closing Date, in writing, that the then effective Revolving Commitment be increased up to an aggregate amount not in excess of One Hundred Sixty Million and 00/100 Dollars ($160,000,000.00).  Any request under this Section 2.18, which request shall be in minimum increments of Five Million and 00/100 Dollars ($5,000,000.00), shall be submitted by Borrower to Lenders through Agent not less than thirty (30) days prior to the proposed increase, specify the proposed effective date and amount of such increase, and be accompanied by (i) a certificate signed by an Authorized Signatory, stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase and (ii) an updated Appraisal of the Collateral satisfactory to Agent, in its sole and absolute discretion.  Any such request shall be approved by Agent if Borrower provides the foregoing items and Agent receives sufficient commitments from Lenders pursuant to Sections 2.18.2 through 2.18.4 to fund the requested increase.
2.18.2 Borrower shall be solely responsible for requesting a commitment from each Lender to assume a portion of the proposed increase to the Revolving Commitment, and Borrower shall copy Agent on all such requests.  Each Lender may approve or reject such request in its sole and absolute discretion, and any Lender who fails to send an affirmative written response to Borrower, with a copy to Agent, within ten (10) Business Days after receipt of such request, shall be deemed to have rejected Borrower’s request.
2.18.3 In responding to a request under this Section, each Lender that is willing to assume a portion of the proposed increase to the Revolving Commitment shall specify the amount of the proposed increase that it is willing to assume.  Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Revolving Commitment before such increase) in any resulting increase in the Revolving Commitment, subject to the right of Agent to adjust allocations of the increased Revolving Commitment so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $100,000.00.
2.18.4 If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts, or (iii) designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Agent as additional Lenders hereunder in accordance with this Agreement (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Revolving Commitment that has not been assumed by the consenting Lenders.
2.18.5 After completion of the foregoing, Agent shall give written notification to the Lenders and any New Lenders of the increase to the Revolving Commitment which shall thereupon become effective, and in connection with such notification, Agent will distribute to the Borrower and the Lenders a revised Schedule 2.18 reflecting the then applicable Pro Rata Shares of the Lenders.
2.18.6 Each New Lender shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed increase in the Revolving Commitment upon its execution of an instrument of joinder to this Agreement, which is in form and substance reasonably acceptable to Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to Agent and the other Lenders which would be granted or made by an Eligible Assignee by means of the execution of a Commitment Assignment and Acceptance.
2.18.7 Subject to the foregoing, any increase to the Revolving Commitment requested under this Section shall be effective upon the date agreed to by Agent and Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to their respective Revolving Commitment plus (ii) the amount assumed by New Lenders.  Upon the effectiveness of any such increase, each Revolving Loan outstanding shall be refinanced with new Loans reflecting the adjusted Pro Rata Share of each Lender in the Revolving Commitment if there is any change thereto and Borrower shall:
(a) issue a replacement Revolving Note to each affected Lender and a new Revolving Note to each New Lender, and the Pro Rata Share of each Lender will be adjusted, as applicable, to give effect to the increase in the Revolving Commitment;
(b) execute and deliver to Agent such amendments to the Loan Documents as Agent may reasonably request relating to such increase to, among other things, assure the continued priority and perfection the Lien granted by Borrower to Agent, for the ratable benefit of Lenders and Non-Lenders, upon all of Borrower’s right, title and interest in the Collateral; and
(c) pay to the existing Lenders any breakage costs as set forth in Section 2.6.5, which are payable in connection with the refinancing of any LIBOR Loans.
3. SECURITY
3.1 Grant of Security Interest.  To secure the prompt payment and performance of all Obligations,
3.1.1 Borrower has granted and pledged, and hereby reaffirms such grant and pledge, to Agent a continuing security interest in all presently existing and hereafter acquired or arising Assets, including all Assets that immediately prior to the Closing Date constituted Collateral securing any part of the Existing Loan, in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Assets, and will constitute a valid first priority security interest in Assets acquired after the date hereof.  Notwithstanding the foregoing, Agent shall not be granted any security interest in the Excluded Assets or the equity interests in the Excluded Subsidiaries except as provided under Section 3.1.2, below;
3.1.2 Borrower shall cause each Subsidiary (other than an Immaterial Subsidiary) to (i) grant to Agent a perfected security interest and Lien on and (ii) assign to Agent, all right, title and interest of it in and to all of its Assets (other than the Excluded Assets), whether now existing or owned or hereafter acquired; provided, however, that Borrower (or the Excluded Subsidiary which is the owner thereof) shall only be required to grant a perfected security interest and Lien in Excluded Assets and the equity interests in the Excluded Subsidiaries upon repayment of the applicable Permitted Excluded Subsidiary Financing and release by the Permitted Excluded Subsidiary Financing lender, provided, further, that such Excluded Assets shall not become Eligible Collateral for the purposes of the Borrowing Base;
3.1.3 Borrower shall grant to Agent a first priority perfected, secured Lien on, and assign to  Agent, all right, title and interest of the Borrower in and to all “Collateral” (as such term is defined in the Mortgage) whether now existing or owned or hereafter acquired, by the delivery to Agent of a fully executed Mortgage and Security Agreement in the form of Exhibit E hereto (as amended, modified or supplemented from time to time, the “Mortgage”);
3.1.4 Borrower shall cause the Owner Trustee, if any, to pledge to Agent all of the Borrower’s right, title and interest in a Beneficial Interest under a Trust Agreement by the delivery to Agent a fully executed Beneficial Interest Pledge Agreement, each in the form of Exhibit F hereto (each, as amended, modified or supplemented from time to time, a “Beneficial Interest Pledge Agreement”);
3.1.5 Borrower shall cause the Owner Trustee, if any, to execute and deliver to Agent an Owner Trustee Mortgage and Security Agreement in favor of Agent in the form of Exhibit G hereto (as amended, modified or supplemented from time to time, an “Owner Trustee Mortgage”);
3.1.6 Borrower shall cause the Owner Trustee, if any, to execute and deliver to Agent an Owner Trustee Guaranty in the form of Exhibit H, guarantying the performance of the Obligations (as amended, modified or supplemented from time to time, an “Owner Trustee Guaranty”); and
3.1.7 Borrower shall make or cause any Person to make such filings, registrations, or otherwise with the FAA, International Registry, the U.S. Patents and Trademarks Office and otherwise under the UCC and all other Applicable Law as shall be required to perfect the Lien of Agent with respect to all Collateral under the Collateral Documents or any other Loan Documents, including but not limited to the following:
(a) UCC financing statements, naming Agent as secured party and Agent for the benefit of Lenders in order to perfect and preserve Agent’s first priority Lien on the Collateral shall have been filed in such states in the United States of America as required, in the judgment of Agent, to perfect the Lien of Agent in all UCC Collateral;
(b) the Lien and International Interest (or Prospective International Interest), and any and all assignments and prospective assignments, as applicable, thereof, of the Mortgage and an Owner Trustee Mortgage, if any, with respect to the Equipment and Cape Town Eligible Leases with respect thereto owned by the Borrower and each Subsidiary as of the date of this Agreement shall have been registered with the International Registry and, with respect to all Engines and U.S. registered aircraft, the FAA; provided that if the International Registry does not then provide as a “drop down” registration category the serial number of any item of Equipment to be registered, then the Borrower shall register the same by “free text” notation in the International Registry and shall subsequently register such item of Equipment in its serial number category as soon as such registration category is available on the International Registry;
(c) without limiting the generality of the foregoing, all filings with the United States Patent and Trademark Office necessary or desirable to perfect Agent’s Lien on all patents and trademarks of the Borrower; and
(d) the Lien as applicable, of the Mortgage and Owner Trustee Mortgage, if any, with respect to the Equipment and Leases owned by the Borrower and each Subsidiary as of the date of this Agreement and not located in a Contracting State shall have been registered with the appropriate authorities pursuant to Applicable Law.
3.2 Priority of Agent’s Security Interest.  Borrower represents, warrants and agrees as follows:  (1) upon the execution of this Agreement by the parties hereto and all other documents contemplated hereby (as referenced in Section 3.1 above) and as a result of the filing by Agent of appropriate financing statements in the appropriate jurisdictions and appropriate documentation with the FAA, Agent’s Liens in the Collateral are and will be fully perfected Liens on all Collateral, which Liens are and will, until the Termination Date, be enforceable as first priority, fully perfected Liens as against all other creditors of, and purchasers from, Borrower; (2) all actions necessary or desirable to protect and perfect such Liens in favor of Agent in all of the Collateral has been duly taken; (3) Borrower or Owner Trustee, as applicable, are and will be the sole owner of each such item of the Collateral, and have and will have good and marketable title to such Collateral free and clear of any and all Liens except for Permitted Liens; and (4) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those filed by Borrower in favor of Agent pursuant to the Loan Documents, and those relating to other Permitted Liens.  Borrower shall defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons whomsoever, and shall take such actions, including (i) the prompt delivery of all original Instruments, Chattel Paper and certificated Stock owned by Borrower to Agent, (ii) notification of Agent’s interest in Collateral at Agent’s request, and (iii) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and Agent’s respective and several interests in the Collateral.  All Chattel Paper shall be marked with the following legend:
“THIS WRITING AND THE OBLIGATIONS EVIDENCED OR SECURED HEREBY ARE SUBJECT TO THE LIEN OF MUFG UNION BANK, N.A., AS ADMINISTRATIVE AGENT”
3.3 Agent’s Rights.
3.3.1 In addition to any and all rights under the Collateral Documents, at any time after the occurrence and continuance of an Event of Default, Agent may, at any time in Agent’s own name or in the name of Borrower, (1) communicate with Account Debtors, parties to Contracts and Leases, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Agent’s satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Chattel Paper, Leases or other Collateral, and (2) without prior notice to Borrower, notify Account Debtors, parties to Contracts, parties to Leases, and obligors in respect of Chattel Paper, Instruments, or other Collateral that such Collateral has been assigned to Agent and that payments shall be made directly to Agent.  Upon the request of Agent, Borrower shall so notify such Account Debtors, parties to Contracts, parties to Leases, and obligors in respect of Instruments, Chattel Paper, Leases or other Collateral.
3.3.2 It is expressly agreed by Borrower and Owner Trustee that Borrower and Owner Trustee, as applicable, shall remain liable under each Contract, License and Lease to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Agent shall have no obligation or liability whatsoever to any Person under any Contract, License or Lease (between Borrower, Owner Trustee and any Person other than Agent) by reason of or arising out of the execution, delivery or performance of this Agreement, and Agent shall not be required or obligated in any manner (1) to perform or fulfill any of the obligations of Borrower thereunder, (2) to make any payment or inquiry, or (3) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, License or Lease.
3.3.3 For the purposes of allowing Agent to conduct a Field Examination, Borrower shall, with respect to each owned, leased, or controlled property or facility, during normal business hours and upon reasonable prior notice (unless a Default or Event of Default has occurred and is continuing, in which event no notice shall be required and Agent shall have access at any and all times):  (1) provide access to such facility or property to Agent and any of its officers, employees and Agent, as frequently as Agent determines to be appropriate; (2) permit Agent and any of its officers, employees and Agent to inspect, audit and make extracts from all of Borrower’s books and records; and (3) subject to the Lessee’s rights under any Lease, permit Agent to inspect, review, evaluate and make physical verifications and appraisals of any Equipment and other Collateral in any manner and through any medium that Agent considers advisable, and Borrower shall provide to Agent, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  Borrower shall make available to Agent and its counsel, as quickly as practicable under the circumstances, originals or copies of all of Borrower’s books and records and any other instruments and documents which Agent may reasonably request.  Borrower shall deliver any document or instrument reasonably necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower.  Borrower’s obligation to reimburse Agent for the costs of such Field Examinations shall not exceed $10,000 per year.
3.3.4 Upon the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause its independent certified public accountants to prepare and deliver to Agent at any time and from time to time, promptly upon Agent’s request:  (1) a reconciliation of all Accounts; (2) an aging of all Accounts; (3) trial balances; and (4) test verifications of such Accounts as Agent may request.  Borrower, at its own expense, shall cause its independent certified public accountants to deliver to Agent the results of (i) any physical verifications of all or any portion of the Collateral made or observed by such accountants, and (ii) any verifications of Borrower’s Accounts, in each case when and if any such verifications are conducted.  Agent shall be permitted to observe and consult with Borrower and Borrower’s certified public accountants in the performance of these tasks.
3.4 Power of Attorney.  To the extent permitted by Applicable Law, Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees or Agent designated by Agent) as Borrower’s true and lawful attorney-in-fact, with power to:  (a) sign the name of Borrower on any document to be executed, recorded or filed in order to perfect or continue perfected Agent’s Lien upon the Collateral if Borrower fails to do so promptly after request therefor by Agent, including filing any financing or continuation statement without the signature of Borrower to the extent permitted by applicable law; (b) at any time after the occurrence and continuance of an Event of Default, sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; (c) at any time after the occurrence and continuance of an Event of Default, send requests for verification of Accounts; (d) at any time after the occurrence and continuance of an Event of Default, endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other forms of payment or security that may come into Agent’s possession; and (e) at any time that a Default or Event of Default has occurred and is continuing, (1) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (2) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (3) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases which Agent determines to be necessary.  The appointment of Agent as Borrower’s attorney-in-fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Agent’s obligation to provide Loans hereunder is terminated.  NEITHER LENDERS NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, LENDERS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO BORROWER FOR ANY ACT OR FAILURE TO ACT PURSUANT TO THE POWERS GRANTED UNDER THE POWER OF ATTORNEY HEREIN OR OTHERWISE, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
3.5 Grant of License to Use Intellectual Property Collateral.  For the purpose of enabling Agent to exercise its rights and remedies under the Loan Documents, Borrower hereby grants to Agent an irrevocable, non‑exclusive license (exercisable only upon the occurrence and continuance of an Event of Default and without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and Borrower represents, warrants and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any other Person; provided, that such license will terminate on the Termination Date.
3.6 Reinstatement.  The provisions of this Section 3 shall to the extent permitted by Applicable Law remain in full force and effect and continue to be effective even if:  (a) any petition is filed by or against Borrower or Owner Trustee for liquidation or reorganization; (b) Borrower or Owner Trustee becomes insolvent or makes an assignment for the benefit of creditors; (c) a receiver or trustee is appointed for all or any significant part of Borrower’s or Owner Trustee’s assets; or (d) at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations and Agent’s Liens in the Collateral shall be reinstated and deemed reduced only by any amount paid and not so rescinded, reduced, restored or returned.
3.7 Release of Security Interest.  Provided no Default or Event of Default exists and no Overadvance would result, Agent shall from time to time execute partial releases of Collateral sold by Borrower in the ordinary course of its business in accordance with this Agreement from the security interests under the Loan Documents which partial releases shall be in form reasonably satisfactory to Agent.
4. CONDITIONS PRECEDENT
4.1 Conditions Precedent to Closing.  Lenders shall not be obligated to make any Loan, or to take, fulfill, or perform any other action under this Agreement, until the following conditions have been satisfied to Agent’s reasonable satisfaction or waived in writing by Agent:
4.1.1 Agent shall have received:
(a) originals of the documents set forth on Schedule 1.1h (Schedule of Documents), each duly executed by the appropriate parties, together with such other assurances, certificates, documents or consents related to the foregoing as Agent and/or Lenders reasonably may require, all in form and substance satisfactory to Agent and Lenders;
(b) such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each Authorized Signatory thereof authorized to act on its behalf, including certified copies of articles of organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Authorized Signatory, and the like;
(c) a list of all of Borrower’s Material Contracts and a copy of such Material Contracts requested by Agent;
(d) a copy of all insurance certificates or other evidence of insurance for the Collateral;
(e) originals of favorable written opinions, dated as of the date hereof, of independent and internal counsel to the Borrower, addressed to Agent and Lenders (and their respective participants and assigns) and otherwise in form and substance satisfactory to Agent as to such matters as Agent shall determine;
(f) copies of all consents and authorizations of, permits from or filings with, any Governmental Authority or other Person required in connection with the execution, delivery, performance or enforceability of the Loan Documents or any provision thereof and no material changes in governmental regulations affecting the Borrower, Agent or the Lenders shall have occurred;
(g) (i) a certified lien search for the State of Delaware and the State of California with respect to the Borrower and each of its Subsidiaries, (ii) an International Registry search with respect to each applicable item of Equipment; (iii) an FAA search with respect to each applicable item of Equipment, (iv) a Federal tax lien search with respect to the Borrower and each of its Subsidiaries, and any other searches as may be required by Agent; and
(h) the “chattel paper” original of each Lease, which thereafter until the Termination Date shall be held by Agent or McAfee & Taft as Agent’s designee or such other party as Agent may designate; provided Agent shall not be liable in the event of any damage, loss or destruction of any of such documents or instruments.
4.1.2 All of the financing statements and other documentation described in Section 3.1.7 shall have been filed with the appropriate Governmental Agencies, and Agent shall hold a first priority perfected Lien in the Collateral, for the ratable benefit of Lenders, subject only to Permitted Liens.
4.1.3 With respect to all Equipment, and subject to Section 6.23, the following statements shall be true, and Agent shall have received evidence reasonably satisfactory to it (including, with respect to each item of Equipment which is eligible for registration with the International Registry, a printout of the “priority search certificate” from the International Registry showing the Equipment Owner’s ownership interest with respect to such Equipment under a contract of sale) with respect to each item of Equipment and any related Lease included in the Borrowing Base to the effect that:
(a) the Borrower is in compliance with the applicable requirements of the Mortgage and Applicable Law;
(b) the applicable Equipment Owner has good title under Applicable Law to such item of Equipment, free and clear of Liens other than (i) Permitted Liens and (ii) the Lien of Agent;
(c) the Borrower has completed all registrations and filings required by any Aviation Authority in such jurisdiction and Agent shall hold a first priority Lien on each item of Equipment under Applicable Law (or with respect to Assets for which a pre-filing has been made, Agent shall be the beneficiary of a second priority Lien on such Equipment, and documentation sufficient to terminate any first priority lien on such Equipment shall have been delivered to Agent or to an escrow with such documentation to be filed upon payoff of such lien through Revolving Loan proceeds) and has provided, or is in a position to provide, all opinions of independent counsel as required by Agent; and
(d) Agent shall have received evidence reasonably satisfactory to it (including, with respect to each Cape Town Eligible Lease, a printout of the “priority search certificate” (as defined in the Regulations for the International Registry) from the International Registry relating to the Lessor’s interest in and International Interest with respect to such item of Equipment under such Lease and including, with respect to all Leases that are not Cape Town Eligible, an original, favorable written opinion of independent counsel addressed to Agent and Lenders (and their respective participants and assigns) with respect to Agent’s Lien on such item of Equipment;
4.1.4 Payment by Borrower to Agent of all fees, costs, and expenses of closing (including reasonable fees of legal counsel to Agent presented as of the Closing Date);
4.1.5 No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby and which, in any Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any other Loan Document;
4.1.6 Payment by Borrower to each Lender of any of the fees due to each Lender;
4.1.7 No circumstance or event shall have occurred, including but not limited to any litigation, actions, suits, proceedings or investigations pending as to Borrower, that constitutes a Material Adverse Effect as of the Closing Date;
4.1.8 All of the representations and warranties of Borrower under this Agreement shall be true and correct as of the Closing Date;
4.1.9 Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing;
4.1.10 Agent shall have completed its independent business and legal due diligence, including but not limited to financial, legal and insurance reviews, with results satisfactory to Agent;
4.1.11 Each Lender and Agent each shall have obtained satisfactory credit or other required internal approval(s) in connection with the transactions contemplated by this Agreement and the Loan Documents;
4.1.12 The Closing Date shall occur on or before February 28, 2019;
4.1.13 Borrower shall have established a non-interest bearing account with Agent;
4.1.14 The Excluded Subsidiaries shall have closed or concurrently close the Term Loan Facility;
4.1.15 All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton LLP, legal counsel to MUFG Union Bank, N.A., in all of its capacities hereunder;
4.1.16 Agent shall have received a certificate, certified by an Authorized Signatory of Borrower, describing the terms of the Term Loan Facility; and
4.1.17 Agent shall have received a pro-forma Compliance Certificate and Borrowing Base Certificate based on financial information as of the Closing Date, evidencing compliance with the Borrowing Base and the applicable covenants.
If any other term of any Loan Document should conflict, or appear to conflict, with this Section 4.1, the terms of this Section 4.1 shall control, and Borrower shall have no rights under this Agreement or any other Loan Document until each of the conditions of this Section 4.1 has been complied with to Agent’s and Lenders’ satisfaction or specifically waived in a writing by Lenders.
4.2 Conditions to All Loans.  It shall be a condition to the funding of any Loan that the following statements be true on the date of each such funding or advance:
4.2.1 Agent shall have timely received a Borrowing Notice or telephonic request, as applicable, together with a Borrowing Base Certificate dated as of the date of such Borrowing Notice;
4.2.2 Agent shall determine that, after giving effect to the requested Revolving Loan, no Overadvance will occur;
4.2.3 all of the representations and warranties of Borrower under this Agreement and the other Loan Documents shall be true and correct at such date, except to the extent any such representations and warranties relate to an earlier date, both before and after giving effect to the funding or issuance of such Loan, and Agent shall have received, if it so elects, a certification to that effect signed by an Authorized Signatory;
4.2.4 Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing;
4.2.5 no circumstance or event shall have occurred since the Closing Date, or would result from the funding, advance or incurrence of any Loan, that constitutes a Material Adverse Effect;
4.2.6 other than matters described in Schedule 5.10 or not required as of the Closing Date to be therein described, there shall not then be pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Authority that constitutes a Material Adverse Effect;
4.2.7 Agent shall have received, in form and substance satisfactory to Agent, such other assurances, certificates, documents or consents related to the foregoing as Agent may reasonably require;
4.2.8 Agent shall hold a perfected, first priority Lien on all Collateral, for the ratable benefit of Lenders, subject only to Permitted Liens and those liens referenced in clause (b) of Section 4.2.10;
4.2.9 With respect to an item of Equipment that is owned by an Owner Trustee, or with respect to each Lease to a Lessee domiciled or whose chief executive office is located in a non-U.S. jurisdiction, which is or is to be included in the Borrowing Base on such Borrowing Date, Agent shall have received the documentation set forth in the definition of “Eligible Lease,” (including, without limitation, the Owner Trustee Guaranty(ies), Owner Trustee Mortgage(s), Trust Agreement(s), and Beneficial Interest Pledge Agreement(s)); and
4.2.10 With respect to all Equipment, and subject to Section 6.23, the following statements shall be true, and Agent shall have received evidence reasonably satisfactory to it with respect to each item of Equipment and any related Lease included in the Borrowing Base to the effect that:
(a) the Borrower is in compliance with the applicable requirements of the Mortgage and Applicable Law;
(b) the applicable Equipment Owner has good title under Applicable Law to such item of Equipment, free and clear of Liens other than (i) Permitted Liens and (ii) the Lien of Agent;
(c) the Borrower has completed all registrations and filings required by any Aviation Authority in such jurisdiction and Agent shall hold a first priority Lien on each item of Equipment under Applicable Law and has provided, or is in a position to provide, all opinions of independent counsel as required by Agent;
(d) with respect to each Cape Town Eligible Lease, Agent shall have received evidence reasonably satisfactory to it (including, a printout of the “priority search certificate” as defined in the Regulations for the International Registry) from the International Registry relating to the Lessor’s interest in and International Interest with respect to such item of Equipment under such Lease;
(e) with respect to all Leases that are not Cape Town Eligible, Agent shall have received an original, favorable written opinion of independent counsel addressed to Agent and Lenders (and their respective participants and assigns) with respect to Agent’s Lien on such item of Equipment;
(f) with respect to each item of Equipment which is eligible for registration with the International Registry, Agent shall have received a printout of the “priority search certificate” from the International Registry showing the Equipment Owner’s ownership interest with respect to such Equipment under a contract of sale; and
(g) with respect to such item of Equipment and any related Lease, the Borrower is in compliance with the applicable provisions of this Agreement, the Mortgage and all other Loan Documents.
Notwithstanding the foregoing, but subject to clause (b) of this Section 4.2.10, if the Mortgage or Owner Trustee Mortgage and/or Lease for any item of Equipment is not available on any Borrowing Date, but provided, in the case of a Lease of any item of Equipment, the parties hereto agree nevertheless to close on the financing of such item of Equipment so long as a (x)  a Prospective International Interest or International Interest in such Equipment and such Mortgage or Owner Trustee Mortgage (and Lease if it is a Cape Town Eligible Lease) has been duly registered in favor of Agent at the International Registry; (y)  no prior International Interest in such item of Equipment has been filed, and such Lease shall have been registered at the International Registry prior to the registration of such Prospective International Interest or International Interest in favor of Agent; and (z)  the Borrower shall cause the Mortgage or Owner Trustee Mortgage, as applicable (and Lease if the aircraft in a U.S. registered aircraft) to be filed with the FAA within three (3) days of such registration of Prospective International Interest or International Interest.
The request and acceptance by Borrower of the proceeds of the Loan shall be deemed to constitute, as of the date of such Loan, (1) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied, and (2) a confirmation by Borrower of the granting and continuance of Agent’s Liens pursuant to the Collateral Documents.
5. REPRESENTATIONS AND WARRANTIES
Borrower represents, warrants and agrees that from and after the Closing Date and until the Termination Date:
5.1 Corporate Existence; Compliance with Law.  Borrower is a corporation duly formed, validly existing and in good standing under the Applicable Law of Delaware.  Borrower is duly qualified or registered to transact business and is in good standing in Delaware and California and in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property makes such qualification or registration necessary and in which the failure to be so qualified or registered could have a Material Adverse Effect.  Borrower has all requisite power and authority to conduct its business, to own, pledge, mortgage or otherwise encumber and operate its Property, to lease the Property it operates under lease, to conduct its business as now or proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its Obligations. Borrower is in compliance with all Applicable Law and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business.
5.2 Executive Offices; Corporate or Other Names; Conduct of Business.  The locations of Borrower’s executive offices, principal place of business, corporate offices, warehouses, other locations of Collateral and locations where all of Borrower’s records with respect to Collateral are kept are as set forth in Schedule 5.2 and, except as set forth in such schedule, such locations have not changed during the preceding twelve (12) months.  Borrower shall not change its (a) name, (b) chief executive office, (c) principal place of business or jurisdiction of formation, or (d) location of its records concerning the Collateral, without, in each instance, giving thirty (30) days’ prior written notice thereof to Agent and taking all actions deemed necessary or appropriate by Agent to protect and perfect Agent’s Liens continuously upon the Collateral.
5.3 Authority; Compliance with Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Borrower, any Owner Trustee, and any Subsidiary of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action, and do not and will not:
5.3.1 Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party;
5.3.2 Violate or conflict with any provision of such party’s operating agreement, charter, articles of incorporation or bylaws, as applicable;
5.3.3 Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired or leased by such party;
5.3.4 Violate any Applicable Law applicable to such party; or
5.3.5 Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its property is bound or affected; and such party is not in violation of, or default under, any Applicable Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect.
5.4 No Governmental Approvals Required.  Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under Applicable Law the execution, delivery and performance by Borrower, Owner Trustee and any Subsidiary of the Loan Documents to which it is a party.
5.5 Subsidiaries.  Borrower has no Subsidiaries as of the Closing Date other than JHC, JMC, and JFC, and the Excluded Subsidiaries consisting of ACY SN 19002 Limited, ACY SN 19003 Limited, ACY SN 15129 LLC, and ACY E-175 LLC.
5.6 Financial Statements.  Borrower has furnished to Lender the audited Financial Statements of Borrower as of the Fiscal Year ending December 31, 2017 (including balance sheets and income statements) and the unaudited Financial Statements of Borrower as of the Fiscal Quarter ending September 30, 2018.  The financial information contained therein fairly presents in all material respects the financial condition, results of operations and changes in financial position of Borrower as of such dates and for such periods.
5.7 No Other Liabilities; No Material Adverse Changes.  Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 5.6 other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such Financial Statements.  Except as set forth on Schedule 5.7, as of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect.
5.8 Title To and Location of Property.  Borrower and its Subsidiaries have valid title to the Property, including all Equipment, as reflected in the balance sheet described in Section 5.6, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business.  Such Property is free and clear of all Liens and Rights of Others, other than those described in Schedule 5.7 and Permitted Liens and Permitted Rights of Others.
5.9 Intellectual Property.  Borrower and its Subsidiaries own, or possess, the right to use to the extent necessary in their respective businesses, all Intellectual Property, and no such Intellectual Property conflicts with the valid Intellectual Property of any other Person.  Except as set forth in Schedule 5.9, Borrower has not used any trade name, trade style or “dba” during the five year period ending on the Closing Date.
5.10 Litigation.  Except for matters set forth in Schedule 5.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them, the Collateral, or any other transactions contemplated by this Agreement.
5.11 Binding Obligations.  Each of the Loan Documents to which Borrower, Owner Trustee, and any Subsidiary is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.
5.12 No Default.  No event has occurred and is continuing that is a Default or Event of Default.
5.13 ERISA.  Neither Borrower nor any of its Subsidiaries has any Pension Plans.  Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan (as defined herein).  As used herein, “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and “Multiemployer Plan” means any employee benefit plan of the type described in Section 001(a)(3) of ERISA to which Borrower or any of its ERISA affiliates contributes or is obligated to contribute.
5.14 Regulation U; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock in violation of Regulation U.  Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15 Disclosure.  No written statement made by an Authorized Signatory to Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.
5.16 Tax Liability.  Borrower and its Subsidiaries have filed all Tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.
5.17 Hazardous Materials.  Except as described in Schedule 5.17, as of the Closing Date (a)  neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials in violation of any Hazardous Materials Law, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any real property owned by Borrower or any of its Subsidiaries, (c) no real property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any real property, or transported to or from such real property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws.
5.18 Security Interests.  Upon the execution and delivery of all of this Agreement and the Collateral Documents and the completion of all actions to perfect the security interests so created, as set forth in Section 3.1.7, Agent will hold a valid first priority security interest in the Collateral described therein securing the Obligations.
5.19 Insurance.  Schedule 5.19 lists all current insurance of any nature maintained by Borrower, as well as a summary of the terms of such insurance provided Schedule 5.19 shall list insurance for Equipment leased pursuant to an Eligible Lease.  Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured.  All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements.  Such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will endeavor to give at least thirty (30) days’ prior written notice to Agent before any such policy or policies of insurance shall be canceled.  Upon the occurrence and continuation of a Default or Event of Default, Borrower hereby directs all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders.  Agent reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Lenders’ interests in accordance with Agent’s normal practices for similarly situated borrowers, and if the circumstances are unusual, in Agent’s sole opinion.
5.20 Leases and Equipment.  Each of the following is true and correct with respect to each Lease for an item of Equipment included in the Borrowing Base:
5.20.1 The amounts of rent and other amounts due under each Lease, as shown on the Borrower’s books and records and on any statement or schedule delivered to Agent in connection therewith, are the true and correct amounts actually owed to the Borrower and the other Lessors;
5.20.2 The Borrower has not and will not enter into any agreement with a Lessee of any Equipment which provides, directly or indirectly, for the crediting of any obligation or liability of the Borrower to such Lessee against future rentals accruing under the Lease, other than as provided therein;
5.20.3 The Lessor delivered to Agent or its designee an original counterpart of such Lease;
5.20.4 The documents and information delivered to Agent pursuant to Section 4 with respect to such Equipment and Leases have been so delivered; and
5.20.5 All rentals, fees, costs, expenses and charges paid or payable by the Lessee under any Lease, including without limitation, any brokerage and other fees paid to the Borrower do not violate any Applicable Law relating to the maximum fees, costs, expenses or charges that can be charged in any jurisdiction in which any Equipment is located or in which the corresponding Lessee is located, or in which a transaction was consummated, or in any other jurisdiction which may have jurisdiction with respect to any such Equipment, Lease or Lessee.
5.21 Cape Town Convention.
5.21.1 The Borrower is (a) a “Transactional User Entity” (as such term is defined in the Regulations for the International Registry); (b) “situated”, for the purposes of the Cape Town Convention, in the United States; and (c) has the “power to dispose” (as such term is used in the Cape Town Convention) of the Equipment;
5.21.2 The Equipment are “aircraft objects” (as such term is defined in the Cape Town Convention);
5.21.3 The Borrower has identified any and all Cape Town Eligible Leases, and has notified Agent of such Leases, in writing;
5.21.4 The payment of principal of and interest on the Notes, and the performance by the Borrower of the Obligations, are “associated rights” (as such term is defined in the Cape Town Convention) with respect to the Equipment.
5.22 Depreciation Policies.  The Borrower’s depreciation policies with respect to the Equipment are as set forth on Schedule 5.22.  These policies have been in effect substantially without change since January 1, 1998.
5.23 Swap Contracts .  Borrower is not a party to any Swap Contract as of the Closing Date.
5.24 Eligible Leases.  A list of all items of Eligible Assets subject to a Lease in effect as of the Closing Date is set forth in Schedule 1.1b.
5.25 Preservation of International Interests and Liens.  Borrower shall or shall cause any other Person, as applicable, to (i) register with the FAA and/or International Registry and/or create a Lien in favor of Agent under Applicable Law, and thereafter maintain, such Lien and, as applicable, the International Interest of each Mortgage and Owner Trustee Mortgage, if any, and the International Interest of each Lease with a Lessee domiciled or with its chief executive office in a Contracting State; and (ii) maintain the rights and International Interests of the Equipment Owner in the Equipment, as against any third parties under Applicable Law and as against all third parties, whether in any Contracting State under the Cape Town Convention or otherwise.
5.26 Solvency.  Borrower is, and after giving effect to the transactions contemplated hereby, will be, Solvent.  “Solvent” for purposes of this Agreement means, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.
5.27 Anti-Corruption Laws; Sanctions. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower,  any director or officer of Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently Crimea, Cuba, Iran, North Korea, Sudan and Syria. Borrower will not request any Loan, and will not use, and Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly,  use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
6. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
So long as any portion of the Loan remains in force and/or any Obligation remains unpaid, Borrower shall, and shall cause its Subsidiaries to, unless Requisite Lenders otherwise consent:
6.1 Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon any of them, upon its respective Property or any part thereof and upon its respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid any Tax that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same.
6.2 Preservation of Existence.  Preserve and maintain its respective existences in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its respective business or the ownership or leasing of its respective Property.
6.3 Maintenance of Property.  Maintain, or, with respect to Property subject to Leases, require the Lessees to maintain, in good working order and condition, consistent with industry practice and standards (taking into consideration normal wear and tear), all of its Property and not permit any waste thereof, and, in the ordinary course of business, make all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower, shall not constitute a violation of this covenant.
6.4 Maintenance of Insurance.  Maintain or cause Lessee(s), as applicable, liability, casualty and other insurance (subject to customary deductibles and retentions) on all Property with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and shall furnish to Lenders statements of its insurance coverage and shall promptly, upon Agent’s request, furnish other or additional insurance deemed necessary by Agent to the extent that such insurance may be available.  Borrower shall take all actions required to maintain the foregoing insurance and/or to comply with all requirements of such insurance coverage.  Prior to any Loan disbursement, Agent shall be named as additional insureds on all liability insurance, all risk ground and flight coverage for damage or loss of the related Equipment, and war risk insurance (if applicable) and Agent shall be named as a loss payee under all hull insurance policies insuring the Collateral.  Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured.  All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements.  Such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will give at least thirty (30) days’ prior written notice to Agent before any such policy or policies of insurance shall be canceled.  Upon the occurrence and continuation of a Default or Event of Default, Borrower hereby directs all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders.  Agent reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Lenders’ interests in accordance with Agent’s normal practices for similarly situated borrowers, and if the circumstances are unusual, in Agent’s sole opinion.
6.5 Compliance with Applicable Law.  Comply with all Applicable Law, except that Borrower and its Subsidiaries need not comply with an Applicable Law then being contested by any of them in good faith by appropriate proceedings.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.6 Inspection Rights.  Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit Agent, or any authorized employee or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Property of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of its officers, key employees or accountants.  In addition, Agent shall cause a Field Examination to be completed annually.  If no Event of Default or Potential Default shall be in existence, Borrower shall reimburse Agent for the reasonable expense of such annual Field Examination whether the examination is performed by Agent or a third party approved by Agent.  If any Field Examination shall be made during the continuance of a Potential Default or an Event of Default, Borrower shall reimburse Agent for the reasonable expense of such Field Examination without limit.  At all times, it is understood and agreed by Borrower that all expenses in connection with any such Field Examination which may be incurred by Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by Borrower and shall not be expenses of Agent or Lenders.  Agent shall complete a Field Examination within 90 days of the Closing Date, with the scope of such Field Examination to be determined by Agent.
6.7 Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Subsidiaries.
6.8 Compliance with Agreements.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings.
6.9 Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in this Agreement.
6.10 Hazardous Materials Laws.  Keep and maintain all real property used and/or owned by Borrower and any of its Subsidiaries and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify Lender in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Authority pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any senior officer of any of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such real property that could reasonably be expected to cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any applicable Hazardous Materials Laws.
6.11 Future Subsidiaries.  Other than (i) JHC, (ii) JMC, (iii) JFC, and (iv) the Excluded Subsidiaries consisting of ACY SN 19002 Limited, ACY SN 19003 Limited, ACY SN 15129 LLC and ACY E-175 LLC, Borrower shall not create nor allow to exist any Subsidiary.
6.12 Payment of Obligations.  (a) Pay and discharge or cause to be paid and discharged all Obligations in a timely manner; (b) pay and discharge, or cause to be paid and discharged, its Indebtedness in the ordinary course of business prior to an Event of Default; (c) pay and discharge, or cause to be paid and discharged promptly, all Charges; and (d) pay all lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.
6.13 Conduct of Business.  (a) Conduct its business substantially as now conducted or as otherwise permitted hereunder; and (b) at all times maintain, preserve and protect all of the Collateral and keep the same in good repair, working order and condition consistent with industry practices and standards (taking into consideration ordinary wear and tear and excluding inventory and parts which by their nature may not be in good repair, working order or condition) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices and standards.
6.14 Further Assurances; Schedule Supplements.  At any time and from time to time, upon the written request of Agent and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as such Agent may reasonably request to obtain the full benefits of this Agreement and to protect, preserve and maintain all respective parties’ rights in the Collateral and under this Agreement.  Upon the occurrence and continuation of a Default or Event of Default and as often as Agent may thereafter require, Borrower will supplement each Schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring as of the Closing Date, would have been required to be set forth or described in such Schedule; provided, that such supplement shall not be deemed to be an amendment thereof unless expressly consented to in writing by Agent.
6.15 Financial Covenants.  Maintain the following financial covenants on a consolidated basis, each of which shall be calculated in accordance with GAAP consistently applied as of the end of each Fiscal Quarter, and, where indicated, on a twelve (12) month trailing basis:
6.15.1 Maximum Leverage Ratio.  A ratio of Funded Debt to Tangible Net Worth of (i) not more than 3.75 : 1.00 for the Fiscal Quarters ended December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, and (ii) for each Fiscal Quarter thereafter, of not more than 3.50 : 1.00, measured at the end of each Fiscal Quarter.
6.15.2 Interest Coverage Ratio.  An Interest Coverage Ratio of at least 2.25 to 1.00.  For purposes of this Section 6.15.2, “Interest Coverage Ratio” means the ratio calculated as follows (calculated on a twelve (12) month trailing basis): Consolidated EBITDA, divided by Consolidated Cash Interest Expense.
6.15.3 Debt Service Coverage Ratio.  From the date of this Agreement, a Debt Service Coverage Ratio of at least 1.05: 1.00, calculated on a twelve (12) month trailing basis.  “Debt Service Coverage Ratio” means the ratio of (a) (i) Consolidated Adjusted EBITDA to (b) Consolidated Total Debt Service for such period.
6.15.4 Minimum Recourse Debt Interest Coverage Ratio.  From the date of this Agreement, a Minimum Recourse Debt Interest Coverage Ratio of not less than 2.25 : 1.00.  “Minimum Recourse Debt Interest Coverage Ratio” means the ratio of Borrower Only EBITDA divided by Recourse Cash Interest Expense.  Compliance with the covenant calculated pursuant to this Section 6.15.4 is required for the period following the closing of the Term Loan Facility.
6.15.5 Minimum Recourse Debt Service Coverage Ratio.  From the date of this Agreement, a Minimum Recourse Debt Service Coverage Ratio of at least 1.05 : 1.00.  “Minimum Recourse Debt Service Coverage Ratio” means the ratio of Borrower Only Adjusted EBITDA divided by Borrower Only Debt Service.  Compliance with the covenant calculated pursuant to this Section 6.15.5 is required for the period following the closing of the Term Loan Facility.
6.15.6 Minimum Tangible Net Worth Covenant.  “Minimum Tangible Net Worth” shall be an amount equal to or greater than the sum of the following:  (i) eighty five percent (85%) of Tangible Net Worth as of June 30, 2018, (ii) fifty percent (50%) of Net Income reported in each successive Fiscal Quarter with no deduction for operating losses reported for such Fiscal Quarter, (iii) one hundred percent (100%) of the net proceeds from any additional equity offering in excess of Five Million and 00/100 Dollars ($5,000,000.00), and (iv) fifty percent (50%) of any incremental additive equity associated with any Acquisition, less the Merger Shareholder Equity Reduction and less Fleet Renewal Expenses.
6.15.7 No Net Loss.  Borrower shall not suffer a consolidated net loss, as calculated according to GAAP, as of the end of any Fiscal Quarter, calculated on a twelve (12) month trailing basis.  For the avoidance of doubt, net loss shall exclude the Merger Settlement Loss, Merger Expenses and Fleet Renewal Expenses incurred during the trailing twelve (12) month period.
6.15.8 Utilization Covenant.  The Utilization Rate shall be at least seventy-five percent (75%) calculated on a twelve (12) month trailing basis and weighted by the Appraised Value of each item of Equipment (excluding Spot Market Assets).  “Utilization Rate” means the sum of (i) the number of days each item of Equipment (excluding Spot Market Assets) is subject to an Eligible Lease during the measurement period multiplied by its Appraised Value divided by the sum of (ii) the number of days each item of Equipment (excluding Spot Market Assets) is owned multiplied by its Appraised Value.
6.15.9 Revenue Concentration Limit.  Borrower shall have (i) no more than twenty-five percent (25%) of Borrower’s annual operating lease revenue (excluding maintenance reserves) from any one (1) Lessee nor (ii) more than forty-two percent (42%) of Borrower’s annual operating lease revenue (excluding maintenance reserves) from any two (2) Lessees through the Fiscal Quarter ended September 30, 2019, and forty percent (40%) of Borrower’s annual operating lease revenue (excluding maintenance reserves) from any two (2) Lessees for each Fiscal Quarter ended December 31, 2019 and thereafter, each calculated on a twelve (12) month trailing basis.  For purposes of this Section 6.15.9, operating lease revenue shall include “Proforma Revenue” for Eligible Assets that have been subject to a Lease for less than a full calendar year, calculated until a full calendar year has elapsed after the date such Eligible Asset is pledged as Collateral as the product of (x) monthly GAAP rent for the mid-period acquisitions multiplied by (y) 12 minus the number of months the Eligible Asset has been subject to a Lease in the trailing twelve month period for such Eligible Asset.  Operating lease revenue for this Section 6.15.9 shall include rents under finance leases as if they are accounted for as operating leases, consistent with current practice.
6.16 Subordination of Third Party Fees.  Provide a subordination, on terms satisfactory to Agent, of any fees paid to any Subsidiaries or Affiliates of Borrower pursuant to ongoing contractual arrangements for services provided to Borrower, including without limitation, licensing, management and marketing fees.
6.17 Maintenance of Borrowing Base.  Maintain the value of the Borrowing Base at all times such that no Borrowing Base Deficiency occurs.
6.18 Placards.  Affix and maintain or use its best efforts to cause each Lessee under a Lease to affix to and maintain on all item(s) of Eligible Assets a placard bearing an inscription substantially in the form attached hereto as Exhibit I or such other inscription as Agent from time to time may reasonably request.  The Borrower shall, on a quarterly basis, provide to Agent a list of all Eligible Assets subject to a Lease indicating, to the best knowledge of the Borrower, which items of Equipment have placards affixed and on which no such placard is affixed.
6.19 Maintenance of Current Depreciation Policies.  Maintain its method of depreciating its assets substantially consistent with past practices as set forth in Schedule 5.22 and promptly notify Lender of any deviation from such practices.
6.20 Preservation of International Interests and Liens.  At its expense, cause (i) the registration with the International Registry of the International Interests with respect to the Mortgage and each Lease with a Lessee domiciled or with its chief executive office in a Contracting State or otherwise create a Lien in favor of Agent under Applicable Law, and (ii) maintain the rights and International Interests of the Equipment Owner in the Equipment or otherwise maintain such Lien, as against any third parties under Applicable Law and as against all third parties, whether in any Contracting State under the Cape Town Convention or otherwise. The Borrower agrees to furnish Agent with copies of all documents relating to the foregoing and with recording and registration data as promptly as practicable following the issuance of the same by the FAA, the International Registry, or such other Person under Applicable Law.
6.21 Maintenance of JMC Management Agreement.  Provide prompt notice to Agent of any amendment or termination of the JMC Management Agreement.
6.22 Interest Rate Protection.  Within thirty (30) days after the Closing Date, to the extent necessary to fix or hedge interest rate fluctuations on not less than the greater of (a) fifty percent (50%) of the aggregate Loan balance at Closing and (b) $50,000,000, the Borrower shall enter into, and provide evidence thereof to the Agent, a Swap Contract(s) to fix or hedge on such terms (including the tenor thereof) reasonably satisfactory to the Agent.
6.23 Maintenance of Eligible Collateral.  Agent shall possess a first priority security interest in any Equipment included in the Collateral which shall be (i) electronically recorded on the International Registry (Cape Town Convention), (ii) filed with the FAA in the case of (A) any Aircraft that are registered with the FAA and (B) all Engines and (iii) promptly, to the satisfaction of Agent, and as soon as practical and in any event within one hundred and eighty (180) days following registration with the International Registry, perfected through all additional required local foreign jurisdiction security conventions (if any) to secure the payment, promptly when due.
6.24 Maintenance of Records.  Borrower shall cause all lessees of Equipment to maintain adequate maintenance and usage records in English in accordance with applicable aviation regulations.
6.25 Excluded Assets.
(a)
If an Excluded Asset is no longer pledged as collateral for any Permitted Excluded Subsidiary Financing and such Asset remains owned by the Excluded Subsidiary, Borrower shall promptly notify the Agent thereof and cause the Excluded Subsidiary to become a Subsidiary hereunder by causing its assets to be subjected to a Lien securing the Obligations, including its execution of a Subsidiary Guaranty and Security Agreement, and will take such actions as shall be necessary or shall be requested by the Lenders to grant and perfect such Liens.

(b)
Except as provided in subsection (c) below, if the sale or disposition of an Excluded Asset generates funds in excess of the amount sufficient to prepay or repay the Permitted Excluded Subsidiary Financing secured by such Excluded Asset and pay the third-party costs associated with such prepayment or repayment and sale (the “Excess Proceeds”), Borrower shall promptly notify the Agent thereof and either (i) cause such Excluded Subsidiary to become a Subsidiary hereunder in accordance with Subsection 6.25(a), or (ii) cause the Excess Proceeds to be transferred to Borrower’s possession such that, in either case, the Excess Proceeds become part of the Collateral.

(c)
So long as the loan tranche under the Term Loan Facility owing by  any of the Excluded Subsidiaries which owns the Aircraft described on Schedule 1.1d and bearing serial numbers, respectively, 19002 (the “Air Nostrum 1 Aircraft”), 19003 (the “Air Nostrum 2 Aircraft ” and, together with Air Nostrum 1 Aircraft, the “Air Nostrum Aircraft”), or 15129 (“Adria Aircraft”) (with such Excluded Subsidiaries referred to herein, respectively, as the “Air Nostrum 1 Borrower”, the “Air Nostrum 2 Borrower” and the “Adria Borrower”, with the Air Nostrum 1 Borrower and Air Nostrum 2 Borrower referred to herein together as the “Air Nostrum Borrower”) remains outstanding, then the following shall apply:

(1)
With respect to Excess Proceeds from Aircraft that is an Excluded Asset other than Air Nostrum Aircraft and Adria Aircraft, such Excess Proceeds may be applied as provided in the Term Loan Facility, which provides for the application of such Excess Proceeds, promptly following availability, to be used, to either (x) prepay (in full or in part) the indebtedness under the Term Loan Facility by such Excluded Subsidiary that owns such Aircraft or any other Excluded Subsidiary, or (y) if the loan tranche owing by Adria Borrower under the Term Loan Facility is then outstanding, deposit such Excess Proceeds in a cash collateral account for repayment of the Adria Debt established under the Term Loan Facility (the “Adria Cash Collateral Account”).

(2)
With respect to Excess Proceeds from either Air Nostrum Aircraft, such Excess Proceeds shall, promptly following availability, be used, (x) first, to satisfy the loan tranche under the Term Loan Facility owing by the other Air Nostrum (and owing by either Air Nostrum 1 Borrower or Air Nostrum 2 Borrower) to the extent such loan tranche is then outstanding, and (y) second, to satisfy the loan tranche thereunder secured by the Adria Aircraft (and owing by the Adria Borrower), which must be done by upon receipt of such Excess Proceeds, unless Borrower obtains Agent’s prior written consent for the deposit of such Excess Proceeds into the Adria Cash Collateral Account.

(3)
With respect to Excess Proceeds from the Adria Aircraft, (x) if the indebtedness under the Term Loan Facility owing by Air Nostrum 1 Borrower or Air Nostrum 2 Borrower is then outstanding, then such Excess Proceeds may be used to prepay (in full or in part) the indebtedness under the Term Loan Facility by the Air Nostrum Borrower or the other Excluded Subsidiary owning the Aircraft leased to Republic Airline, Inc., and (y) if the indebtedness under the Term Loan Facility owing by Air Nostrum 1 Borrower and Air Nostrum 2 Borrower is then no longer outstanding, Borrower shall comply with subsection (b) above and such Excess Proceeds shall become Collateral.

(d)
Once the applicable loan tranches of the Term Loan Facility secured by the Air Nostrum Aircraft and the Adria Aircraft and repaid, such Aircraft shall no longer be part of the Excluded Assets and the Excluded Subsidiaries owning such Aircraft are no longer borrowers under the Term Loan Facility.

7. NEGATIVE COVENANTS
Borrower covenants and agrees that, without Requisite Lenders’ prior written consent, from the Closing Date until the Termination Date, Borrower and its Subsidiaries shall not, directly or indirectly, by operation of law or otherwise:
7.1 Modification of Formation Documents.  Amend its certificate of incorporation or formation documents that could have or reasonably be expected to have a Material Adverse Effect.
7.2 Failure to Act/Duty to Act.  Take any action or omit to take any action, which act or omission would constitute a material default or a material event of default pursuant to, or noncompliance with, any contract, lease (including any Leases), mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien and which would have a Material Adverse Effect on Borrower’s business.
7.3 Modification of Debt.  Cancel or modify any debt owing to it, except for reasonable consideration in the ordinary course of its business or which would not have a Material Adverse Effect on Borrower’s financial condition.
7.4 Transfers to Restricted Subsidiaries.  Allow Cash or any other Collateral to be directly or indirectly transferred to any Restricted Subsidiary; provided that, so long as no Default or Event of Default then exists, Borrower may transfer to JFC, on a monthly basis, funds sufficient to satisfy the Canadian Employee Obligations for the applicable month.
7.5 Disposition of Property.  Make any sale, transfer or other disposition in any single transaction or series of related transactions of any asset or group of related assets of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired (“Disposition”), except a Disposition by Borrower to a Wholly-Owned Subsidiary that is not a Restricted Subsidiary.
7.6 Mergers.  Merge or consolidate with or into any Person, except (A) mergers and consolidations of (i) a Subsidiary of Borrower that is not a Restricted Subsidiary into Borrower or a Wholly-Owned Subsidiary that is not a Restricted Subsidiary or (ii) Subsidiaries with each other (but not a merger involving a Subsidiary and a Restricted Subsidiary) and (B) a merger or consolidation of a Person (that is not a Restricted Subsidiary) into Borrower or with or into a Wholly-Owned Subsidiary of Borrower that is not prohibited by Section 7.7; provided that (a) Borrower is the surviving entity, (b) no Change in Control results therefrom, (c) no Default or Event of Default then exists or would result therefrom, (d) Borrower executes such amendments to the Loan Documents as Agent may reasonably determine are appropriate as a result of such merger and/or Borrower shall cause any Subsidiary to execute such amendments to the Loan Documents or additional Loan Documents, including but not limited to a Subsidiary Guaranty and Security Agreement, as Agent may reasonably determine are appropriate as a result of such merger, (e) the aggregate consideration paid or to be paid (whether cash, notes, stock, or assumption of debt or otherwise) by the Borrower and/or its Subsidiaries in any one such merger or consolidation does not exceed $10,000,000.00, and (f) such aggregate consideration with respect to all such mergers or consolidations shall not exceed $15,000,000.00 in any Fiscal Year. Without limitation, no such merger or consolidation shall result in a violation of the terms of Section 6.2 or Section 6.13. The Borrower shall promptly notify the Agent of any merger or consolidation involving the Borrower.
7.7 Hostile Acquisitions.  Directly or indirectly use the proceeds of any Loan in connection with the Acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such Acquisition is opposed by the board of directors of such corporation or business entity.
7.8 Distributions.  Make any Distribution, whether from capital, income or otherwise,  whether in Cash or other Property; provided, Borrower may declare or pay a dividend if no Default or Event of Default exists prior to or after giving effect to such declaration, payment or reserve for payment.
7.9 ERISA.  Create or maintain any Pension Plans or incur any withdrawal liability to any Multiemployer Plan (as defined herein).
7.10 Change in Nature of Business; Change in Control.  Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, or at any time, permit any Change in Control to occur.
7.11 Swap Contracts.  Not enter into any Swap Contract, unless (i) such Swap Contract was entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation, (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than normal setoff or netting rights, and (iii) with respect to a Swap Contract required hereunder, such Swap Contract was entered into with a Swap Contract Counterparty.
7.12 Liens and Negative Pledges.  Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its respective Property or any Collateral or engage in any sale and leaseback transaction with respect to any of its respective Property or any Collateral, whether now owned or hereafter acquired, except:
7.12.1 Liens and Negative Pledges under the Loan Documents;
7.12.2 Permitted Liens;
7.12.3 Liens on Property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;
7.12.4 Liens securing purchase money Indebtedness permitted by Section 7.13.3 on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness;
7.12.5 Liens securing Lender Hedging Obligations; or
7.12.6 Liens on the Excluded Assets and the equity interests in the Excluded Subsidiaries, securing the Permitted Excluded Subsidiary Financing.
7.13 Indebtedness and Guaranteed Indebtedness.  Create, incur or assume any Indebtedness or guaranty obligation except:
7.13.1 Indebtedness and Guaranteed Indebtedness existing on the Closing Date and disclosed in Schedule 7.13, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;
7.13.2 Indebtedness and Guaranteed Indebtedness under the Loan Documents;
7.13.3 Indebtedness and Guaranteed Indebtedness owed to Borrower or any of its Subsidiaries (other than a Restricted Subsidiary except the Excluded Subsidiaries with respect to the Permitted Excluded Subsidiary Financing);
7.13.4 Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within ninety (90) days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness;
7.13.5 Indebtedness related to Lender Hedging Obligations;
7.13.6 Guaranteed Indebtedness in support of the obligations of a Wholly-Owned Subsidiary (other than a Restricted Subsidiary), provided that such obligations are not prohibited by this Agreement; and
7.13.7 Permitted Indebtedness.
7.14 Transactions with Affiliates.  Make, or suffer to exist, any loan or advance or extend any credit to any Person, including, without limitation, any Affiliate of the Borrower other than, but to the extent not otherwise prohibited hereunder:
7.14.1 advances to Affiliates in the ordinary course of business not to exceed $250,000.00 in the aggregate outstanding at any time;
7.14.2 trade credit advanced in the ordinary course of business;
7.14.3 transactions between or among Borrower and its Subsidiaries; and
7.14.4 transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.
7.15 Subsidiary Indebtedness.  Permit (whether or not otherwise permitted under Section 7.13) any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or guaranty obligation, except (a) Indebtedness and Guaranteed Indebtedness in existence on the Closing Date, (b) Indebtedness owed to Borrower or another Subsidiary of Borrower (to the extent not otherwise prohibited hereunder), (c) Capital Lease Obligations and purchase money obligations of a Subsidiary in respect of Property used or leased by that Subsidiary; and (d) with respect to the Excluded Subsidiaries, the Permitted Excluded Subsidiary Financing.
7.16 Restricted Subsidiaries.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document:
7.16.1 permit any Restricted Subsidiary (i) to possess any Assets other than, with respect to the Excluded Subsidiaries, the Excluded Assets or any cash, cash equivalents or other proceeds other than proceeds from the ownership and operation of the Excluded Assets and, with respect to JFC, Cash sufficient to pay the Canadian Employee Obligations; (ii) incur any Indebtedness or Liens other than those permitted in accordance with the Permitted Excluded Subsidiary Financing; (iii) to conduct any business other than, with respect to the Excluded Subsidiaries, owning and operating the Excluded Assets (and activities incidental thereto); or (iv) except as otherwise permitted under Section 7.1, to amend its organizational documents;
7.16.2 create, assume, incur or suffer to exist any Lien on or in respect of any of its Assets for the benefit of any Restricted Subsidiary;
7.16.3 transfer, cause to be transferred, to any Restricted Subsidiary, any Assets constituting Collateral or of the type of Asset constituting Collateral (including, but not limited to, Cash) (except to the extent permitted under Section 7.4); or
7.16.4 make any Investment in any Restricted Subsidiary other than ownership of the Stock thereof.
7.17 New Shareholders.  Issue or otherwise grant shares of stock to any new shareholders unless (i) Agent has confirmed that such transaction would not cause a violation of the Patriot Act and (ii) such new shareholder(s) has executed a stock pledge agreement and stock power in favor of Agent for the ratable benefit of Lenders, in form and substance satisfactory to Agent.
7.18 Redemptions; Dividends.  Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of its Stock now or hereafter outstanding or set apart any sum for any such purpose; provided, however, that the Borrower may repurchase its issued and outstanding shares of Stock provided the sum of all dividends and stock repurchases in any Fiscal Year shall not exceed fifty percent (50%) of the Net Income for the prior four Fiscal Quarters.
7.19 Investments.  Make or suffer to exist any Investment, other than:
7.19.1 Investments in existence on the Closing Date and disclosed on Schedule 7.19;
7.19.2 Investments consisting of Cash Equivalents;
7.19.3 Investments in a Person that is the subject of an Acquisition not prohibited by Section 7.7;
7.19.4 Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;
7.19.5 Investments in a Subsidiary that is a Wholly-Owned Subsidiary (to the extent not otherwise prohibited hereunder); provided that Borrower shall not (a) create or allow to exist any Subsidiary (unless with respect to Subsidiaries (excluding any Immaterial Subsidiary and, subject to Section 6.25, any Excluded Subsidiary) the same shall have executed and delivered to the Agent a guaranty and a security agreement each in form acceptable to the Agent creating in favor of the Agent a first priority perfected Lien on its assets, and, if Agent so requests in its discretion, Borrower shall have delivered to Agent a pledge of 100% of the stock of such Subsidiary in form and substance satisfactory to Agent), or (b) purchase or otherwise acquire (unless no Default exists or would exist immediately thereafter) including, without limitation, by way of share exchange, any part or amount of the capital stock or assets of, or make any Investments in any other Person, except for stock, obligations or securities received in settlement of debts owing to it created in the ordinary course of business and Investments otherwise expressly permitted under this Agreement.
7.19.6 Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;
7.19.7 Investments received in connection with the settlement of a bona fide dispute with another Person; or
7.19.8 Investments representing all or a portion of the sales price of Property sold or services provided to another Person.
7.20 Additional Bank Accounts.  Directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts where money is or may be deposited or maintained outside the United States of America, except as may be required for the receipt of Lease payments from a Lessee located in a non-U.S. jurisdiction.
8. INFORMATION AND REPORTING REQUIREMENTS
8.1 Reports and Notices.  Borrower represents, warrants and agrees that, from and after the Closing Date until the Termination Date, Borrower shall deliver, or cause to be delivered, to Agent:
8.1.1 within sixty (60) days following the end of each of the first three (3) Fiscal Quarters for each Fiscal Year, (unless an extension is approved by the SEC), SEC Form 10-Q of Borrower for such Fiscal Quarter; provided that the timely EDGAR SEC filing of such Form 10-Q, along with delivery of a hard or .pdf copy to Agent of such Form 10-Q, shall satisfy this requirement; provided further that if any such Form 10-Q is not filed with the SEC within such sixty (60) day time period, then Borrower shall instead deliver, or cause to be delivered, to Agent internally prepared consolidated Financial Statements of Borrower and its Subsidiaries (including income statement, balance sheet, and statement of cash flows) on or before the end of the sixty (60) day period;
8.1.2 within sixty (60) days following the end of each of the first three (3) Fiscal Quarters, a certification from Borrower, in the form of a Compliance Certificate;
8.1.3 within ninety (90) days following the end of each Fiscal Year, (unless an extension is approved by the SEC) or, in any event, within fifteen (15) days of a timely filing with the SEC, (a) the consolidated Financial Statements of Borrower for such Fiscal Year; (b) an unqualified report and opinion by an independent certified public accounting firm acceptable to Agent with respect to such Financial Statements, (c) any management letters of such public accounting firm addressed to Borrower, (d) internally prepared consolidating unaudited balance sheets of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries), as of the end of such Fiscal Year and the related consolidating unaudited statements of income and cash flow of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries) for such fiscal year setting forth in each case in comparative form the figures for the corresponding previous year, and certified by an Authorized Signatory of Borrower as being prepared in accordance with GAAP and fairly stated in all material respects; and (d) a Compliance Certificate; provided that the timely EDGAR SEC filing of a Form 10-K, along with delivery of a hard or .pdf copy to Agent of such Form 10-K, shall satisfy the requirements of subsections 8.1.3(a) and (b); provided further, that if such Form 10-K is not filed with the SEC within such ninety (90) day time period, then the Borrower shall instead deliver, or cause to be delivered, to Agent internally prepared consolidated Financial Statements of Borrower and its Subsidiaries for such Fiscal Year (including income statement, balance sheet, and statement of cash flows) on or before the end of the period ending one hundred five (105) days after the end of the Fiscal Year;
8.1.4 Within (60) days following the end of each Fiscal Quarter, internally prepared consolidating unaudited balance sheets of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries), as of the end of such Fiscal Quarter, and the related consolidating unaudited statements of income, and cash flows of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries) for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by an Authorized Signatory of Borrower as being prepared in accordance with GAAP and fairly stated in all material respects;
8.1.5 as soon as practicable and in any event within 15 days after the end of each calendar month, a report listing the Leases of Equipment in the Borrowing Base (in form and substance reasonably satisfactory to the Agent);
8.1.6 as soon as available, but in any event within fifteen (15) days after the end of the immediately preceding calendar month, a Borrowing Base Certificate of the Borrower showing, as of the end of such calendar month setting forth, among other things, (i) a list of the Eligible Assets that are subject to an Eligible Lease; (ii) a list of all Equipment acquired and all Equipment sold by the Borrower since the date of the last Borrowing Base Certificate delivered to Agent; (iii) and a lease receivables aging report, which covers both Leases under which the Lessees are current and Leases under which the Lessees are delinquent (all of the foregoing in form and substances reasonably satisfactory to Agent);
8.1.7 as soon as available, but in any event within fifteen (15) days after the end of June 30 and December 31 of each Fiscal Year, two substantially concurrent Appraisals, each performed by an Appraiser acceptable to Agent and at Borrower’s expense, with respect to all Eligible Assets.  In addition, upon the request of any Lender, Borrower shall permit Agent to retain an Appraiser to conduct additional Appraisals, which shall be performed at Borrower’s expense once per Fiscal Year with subsequent additional Appraisals at the requesting Lender’s expense;
8.1.8 within twenty (20) days following the receipt by Agent of the Borrowing Base Certificate covering the last month of a Fiscal Quarter, an Appraisal with respect to Eligible Assets added to the Borrowing Base during the Fiscal Quarter just ended;
8.1.9 concurrently with the submission to the lender under the Term Loan Facility, unaudited Financial Statements of the Excluded Subsidiaries that are borrowers thereunder (required to be delivered under the Term Loan Facility within one hundred eighty (180) days after the end of each Fiscal Year of the Excluded Subsidiaries);
8.1.10 promptly upon their becoming available, copies of any (a) correspondence or notices received by the Borrower or any Subsidiary from any Governmental Authority which regulates the operations of the Borrower or any Subsidiary, including as to environmental matters and Hazardous Material, relating to an actual or threatened change or development which would have, or would reasonably be expected to have, a Material Adverse Effect on the Borrower or any Subsidiary; (b) written reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants; and (c) any appraisals received by the Borrower or any Subsidiary with respect to its Assets;
8.1.11 promptly, notice in writing of (i) any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts, individually or in the aggregate, in excess of $200,000.00, affecting the Borrower or any Subsidiary as a defendant, whether or not fully covered by insurance, and regardless of the subject matter thereof, or, if no monetary amounts are claimed in connection therewith, which proceeding or dispute, if determined or resolved against the Borrower or any Subsidiary is reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary, (ii) any cancellation or threatened cancellation by any insurance carrier of any insurance policy or policies carried by the Borrower or by any of its Subsidiaries on the assets and properties of the Borrower or any Subsidiary or (iii) any resignation or termination of any director or executive or senior officer of the Borrower;
8.1.12 promptly, and in any event within one (1) Business Day of when the Borrower becomes aware or, in the exercise of reasonable due diligence should have become aware of the same, notice in writing in the event that at any time the outstanding principal amount of the Loans to the Borrower shall exceed the amount of the Borrowing Base, and promptly, and in any event within five (5) Business Days, notify in writing the Agent of any material damage to or other Event of Loss with respect to any Eligible Assets;
8.1.13 promptly upon the earlier of the date on which the Borrower becomes aware or, in the exercise of reasonable due diligence should have become aware of the same, notify the Agent (or, in the case of (f) below, the Agent) by telephone (to be confirmed within three calendar days in writing from the Borrower to each Bank) of the occurrence of any of the following:
(a) any Default;
(b) any default or event of default under any contract or contracts and the default or event of default involves payments by the Borrower in an aggregate amount equal to or in excess of $200,000.00;
(c) a default or event of default under or as defined in any evidence of or agreements for any Indebtedness for borrowed money under which the Borrower’s liability is equal to or in excess of $200,000.00, individually or in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to the Borrower or to declare or to cause any such indebtedness to be accelerated or payable before it would otherwise be due;
(d) any change in any Applicable Law, including, without limitation, changes in Tax laws and regulations, which would have a Material Adverse Effect on the Borrower or any Subsidiary;
(e) any litigation, administrative proceeding, investigation, business development, or change in financial condition which could reasonably have a Material Adverse Effect on the Borrower or any Subsidiary;
(f) any instance in which Equipment are operated (x) on routes with respect to which it is customary for air carriers flying comparable routes to carry confiscation or expropriation insurance or (y) in any area designated by companies providing such coverage as a recognized or threatened war zone or area of hostilities or an area where there is a substantial risk of confiscation or expropriation;
8.1.14 promptly upon receipt thereof or concurrently with delivery thereof by the Borrower, as the case may be, copies of any correspondence, requests, reports, statements, claims, consents, notices or other documents of any kind received or sent by the Borrower under or with respect to any Material Contract which evidence or relate to an event or circumstance which would have, or would reasonably be expected to have, a Material Adverse Effect on the Borrower or any Subsidiary;
8.1.15 promptly upon the filing thereof with the SEC one copy of each Financial Statement, report, notice or proxy statement sent by the Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by the Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency; and
8.1.16 subject to the prohibitions set forth in Section 7.1 hereof, promptly deliver to the Agent copies of any material amendments, modifications or supplements to (i) certificate of incorporation or by-laws and (ii) any Material Contract, certified, with respect to the certificate of incorporation, by the appropriate state officials, and, with respect to the other foregoing documents, by the secretary or assistant secretary of the Borrower.
8.2 Budgets.  within ninety (90) days following the end of each Fiscal Year Borrower shall deliver to Agent its annual budget for the next Fiscal Year (such budget to include forecasted balance sheet, income statement and cash flow statement of Borrower).
8.3 Other Reports.  Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline.  Borrower shall, upon the request of any Lender or Agent, furnish to Agent such other reports in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or the Collateral, all in reasonable detail, and Borrower shall advise Agent promptly, in reasonable detail, of:  (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral; (b) any material change in the composition of the Collateral; and (c) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect.
9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1 Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” under this Agreement:
9.1.1 Borrower shall fail to make any regularly scheduled payment of principal or interest in respect of any Obligations within three (3) Business Days after the same shall become due and payable or is declared due and payable (provided that no grace period shall apply to nonpayment of the Obligations on the Maturity Date); or
9.1.2 Borrower or Owner Trustee, as applicable, shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms, Obligations (other than under Section 9.1.1) or provisions contained in this Agreement or any of the other Loan Documents and such default shall have continued for a period of thirty (30) days after Agent’s or any Lender’s notice to Borrower and/or Owner Trustee, as applicable, of such default hereunder; provided, there shall be no grace period for Borrower’s failure to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Section 6.15 and Section 7 (except for Section 7.12); or
9.1.3 an event of default shall occur under any Indebtedness to which Borrower is a party, or by which any such Person or its property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding $250,000, or (2) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $250,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or
9.1.4 any representation or warranty in this Agreement or any other Loan Document, or in any written statement, report or certificate pursuant hereto or thereto, shall be untrue or incorrect in any material respect as of the date when made or deemed to be made by the Borrower or any Subsidiaries; or
9.1.5 any of the assets of Borrower or any Subsidiary having a value of $1,000,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Person, and any of the foregoing shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person other than Borrower or any Subsidiary shall apply for the appointment of a receiver, trustee or custodian for the assets of Borrower or any Subsidiary and the order appointing such receiver, trustee or custodian shall remain unstayed or undismissed for sixty (60) consecutive days; or Borrower or any Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its Property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or
9.1.6 a case or proceeding shall have been commenced involuntarily against Borrower or any Subsidiary in a court having competent jurisdiction seeking a decree or order:  (1) under the Bankruptcy Code or any other applicable Federal, state or foreign Bankruptcy or other similar law, and seeking either (i) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its properties, or (ii) the reorganization or winding up or liquidation of the affairs of any such Person and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (2) invalidating or denying (i) any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document, or (ii) the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or
9.1.7 Borrower or any Subsidiary shall (1) file a petition under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, (2) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Person or of any substantial part of its properties, (3) fail generally to pay (or admit in writing its inability to pay) its debts as such debts become due, or (4) take any corporate action in furtherance of any such action; or
9.1.8 final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Borrower or any Subsidiary, unless the same shall be (i) fully covered by insurance (subject to any contractual deductibles) and the issuer(s) of the applicable policies shall have acknowledged substantial coverage in writing within fifteen (15) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment; or
9.1.9 Borrower or any Subsidiary voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; or
9.1.10 Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority, the effect of which order restricts such Person from conducting all or any material part of its business; or
9.1.11 the loss, suspension, revocation or failure to renew any License or permit now held or hereafter acquired by Borrower or any Subsidiary, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
9.1.12 any Lien or any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral covered or purported to be covered thereby; or
9.1.13 any Change of Control of Borrower shall have occurred; or
9.1.14 The occurrence of any event of default or the equivalent thereof under any other Debt Instrument (as defined below), in each case following any applicable grace period, under any term, condition or covenant of any bond, note, debenture, guaranty, trust agreement, mortgage or similar instrument to which the Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a “Debt Instrument”) if the outstanding Indebtedness or obligations of the Borrower or such Subsidiary under such Debt Instrument exceeds $1,000,000.00 in aggregate principal amount and (x) may be declared to be due and payable by reason of such default or event of default prior to the date on which such indebtedness or obligations would otherwise become due and payable, with or without the giving of notice or the passage of time or both, or to terminate or suspend any commitment to make advances or lend monies or to accelerate the rate of payment of unpaid Indebtedness or to terminate the Borrower or such Subsidiary as a servicer or manager of such Indebtedness or the assets secured thereby, and (y) is due and payable and unpaid; or
9.1.15 A circumstance or event has occurred that constitutes a Material Adverse Effect; or
9.1.16 An event of default shall occur under any Indebtedness to which any Subsidiary is a party, or by which any such Person or its property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness of such Person in an aggregate amount exceeding $250,000, or (2) causes (or permits any holder of such Indebtedness to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $250,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or
9.1.17 An event of default shall occur under any Permitted Excluded Subsidiary Financing; or
9.1.18 There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $250,000.
9.2 Remedies.
9.2.1 If any Default or Event of Default has occurred and is continuing, then Agent may, with the prior written approval of Requisite Lenders, exercise one or more of the following remedies:  (1) upon notice to Borrower from Agent, increase the rate of interest applicable to the Loans to the Default Rate effective as of the date of the initial Default; or (2) terminate or suspend Lenders’ obligation to make further Loans.  In addition, if any Event of Default shall have occurred and be continuing, Agent may (upon prior written approval of Requisite Lenders), without notice, take any one or more of the following actions:  (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 9.1.5, 9.1.6 or 9.1.7, the Obligations shall become immediately due and payable (and any obligation of Lenders to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.
9.2.2 In addition to all other rights and remedies of Agent or Lenders under this Agreement (except to the extent any such Collateral is subject to a lease (including any Lease) which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder), Borrower expressly agrees that, upon the occurrence of any Event of Default and prior written approval of Requisite Lenders, Agent may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of such Agent by credit bid the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases.  Such sales may be adjourned, or continued from time to time with or without notice.
9.2.3 Borrower further agrees, upon the occurrence of an Event of Default and at Agent’s request (except to the extent any such Collateral is subject to a Lease which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder), to assemble the Collateral and make it available to Agent at places which Agent shall reasonably select.  Until Agent is able to effect a sale, lease, or other disposition of the Collateral and except to the extent any such Collateral is subject to a Lease which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder, Agent shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Agent deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Agent shall have no obligation to Borrower to maintain or preserve the rights of Borrower as against third parties with respect to any Collateral while such Collateral is in the possession of Agent.  Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s remedies with respect to such appointment without prior notice or hearing.  To the maximum extent permitted by Applicable Law, Borrower waives all claims, damages, and demands against Agent, its Affiliates, Agent, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen out of the gross negligence or willful misconduct of such Person.  Borrower agrees that ten (10) days’ prior notice by Agent to Borrower of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Agent is entitled.
9.2.4 Each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lenders may have under any Loan Document or at law or in equity.  Recourse to the Collateral shall not be required. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Law, and all provisions of this Agreement are intended to be subject to any Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid, unenforceable, in whole or in part.
9.3 Waivers by Borrower.  Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law, Borrower waives:  (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevin, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.  Borrower acknowledges that it has been advised by counsel with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.
9.4 Proceeds.  The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by any Lender upon receipt as set forth in Section 2.11.
10. SUCCESSORS AND ASSIGNS
Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lenders, Agent and their respective successors and assigns, except as otherwise provided herein or therein.  Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior written consent of all of the Lenders, and any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of the Requisite Lenders shall be void.  The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and Lenders with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents.  Subject to Section 12.8.5 of this Agreement, each Lender reserves the right at any time to create and sell a participation in any portion of the Loans and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Loan Documents.
11. DISPUTE RESOLUTION
11.1 Alternative Dispute Resolution Agreement.  Any controversy or claim between or among the parties, their agents and employees, arising under or in connection with (1) this Agreement or any of the other Loan Documents, (2) any negotiations, correspondence or communications relating to this Agreement or any of the other Loan Documents, whether or not incorporated herein or therein, or any indebtedness evidenced hereby or thereby, (3) the administration or management of this Agreement or any of the other Loan Documents or any indebtedness evidenced hereby or thereby, or (4) any alleged agreements, promises, representations or transactions in connection herewith or therewith, including any claim or controversy which arises out of or is based upon an alleged tort, shall be subject to and resolved in accordance with the Alternative Dispute Resolution Agreement.
11.2 No Limitation on Remedies.  No provision of, or the exercise of any rights under, Section 11.1 shall limit the right of any party to the Alternative Dispute Resolution Agreement to exercise self-help remedies such as set-off, to foreclose against any Collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any mediation or arbitration.
11.3 Inconsistency.  To the extent any provision of the Alternative Dispute Resolution Agreement is inconsistent with the other terms of this Agreement, the terms of the Alternative Dispute Resolution Agreement shall prevail.
12.	MISCELLANEOUS
12.1 Complete Agreement; Modification of Agreement.  This Agreement and the other Loan Documents constitute the complete agreement among the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), and may not be modified, altered or amended except by a written agreement signed by Agent, Lenders, Borrower and each other Person executing this Agreement or any other Loan Document, as applicable.
12.2 Reimbursement and Expenses.  Borrower will promptly pay:
12.2.1 without regard for whether any Loans are made, all reasonable out-of-pocket expenses of Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes and the other Loan Documents, including all due diligence, all post-closing matters, syndication, and the transactions contemplated hereunder and thereunder and the making of the Loans, including, recording and filing fees, and the reasonable attorneys’ fees and disbursements of counsel for Agent;
12.2.2 all reasonable out-of-pocket expenses of Agent in connection with the administration or monitoring of the Loans, the Collateral, this Agreement and the other Loan Documents in accordance with the provisions thereof, the restructuring and refinancing of the transaction herein contemplated, and in connection with the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by Agent relating to this Agreement or the other Loan Documents, including, auditing costs and expenses with respect to the Collateral and the reasonable attorneys’ fees and expenses of counsel;
12.2.3 all of Agent’s out-of-pocket costs and expenses of obtaining performance under this Agreement or the other Loan Documents, of collection of the Obligations, in any arbitration, mediation, legal action or proceeding (including any case under the Bankruptcy Code or similar laws), which, in each case, shall include reasonable fees and expenses of counsel for Agent and each Lender;
12.2.4 all Charges levied on, or assessed, placed or made against any Collateral, the Notes or the other Loan Documents or the Obligations; and
12.2.5 whenever Agent or any Lender sustains or incurs any losses or out-of-pocket expenses in connection with (1) the failure by Borrower to borrow or reborrow any LIBOR Loan, or reborrow any Revolving Loan as a LIBOR Loan, in each case, after having given notice of its intention to borrow in accordance with Section 2.1.5 (whether by the election of Borrower not to proceed or the failure to satisfy of any of the conditions set forth in Section 4), or (2) prepayment of any LIBOR Loan in whole or in part, Borrower shall pay to Agent and each Lender, upon the earlier of Agent’s and/or each Lender’s demand or the Maturity Date an amount sufficient to compensate Agent and each Lender for all such losses and out-of-pocket expenses.  Agent’s and each Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.  Losses subject to reimbursement under this Agreement shall include expenses incurred by any Lender or any participant of any Lender permitted under this Agreement in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of any Lender or any participant of any Lender over the remainder of the LIBOR Loan Period for such prepaid LIBOR Loan.
12.3 Indemnity.
12.3.1 Borrower shall indemnify and hold each Indemnified Person harmless from and against any Claim which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended or not extended under this Agreement and the other Loan Documents or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any Claim for Environmental Liabilities and Costs and legal costs and expenses of disputes between the parties to this Agreement; provided, that Borrower shall not be liable for indemnification of an Indemnified Person to the extent that (a) such Claim is brought by any Indemnified Person against Borrower and Borrower is the prevailing party thereunder or (b) any such Claim is finally determined by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED OR NOT EXTENDED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
12.3.2 In any suit, proceeding or action brought by Agent or any Lender relating to any item of Collateral or any amount owing hereunder, or to enforce any provision of any item of Collateral, Borrower shall save, indemnify and keep Agent and each Lender harmless from and against all expense, loss or damage suffered by reason of such action or any defense, setoff, or counterclaim asserted for any reason by the other party or parties to such litigation and however arising unless (a) such suit, proceeding or action is brought by Agent or any Lender against Borrower and Borrower is the prevailing party thereunder, or (b) any such suit, proceeding or action is finally determined by a court of competent jurisdiction to have resulted from Agent’s or any Lender’s gross negligence or willful misconduct.  All obligations of Borrower with respect to any item of Collateral shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or any Lender.  This Section 12.3.2 shall survive the Termination Date.
12.4 No Waiver.  Neither Agent’s nor any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege under this Agreement, (a) shall waive, affect or diminish any right of such Agent or any Lender thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof.  Any suspension or waiver of a Default, Event of Default, or other provision under the Loan Documents must be in writing signed by an authorized employee of Agent or any Lender to be effective and shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy which Agent or any Lender would otherwise have had on any future occasion.
12.5 Severability; Drafting.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower and all rights of Agent and Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the reimbursement and expense provisions of Section 12.2, the indemnity provisions of Section 12.2.5, the governing law and venue provisions of Section 12.14 and the Alternative Dispute Resolution Agreement referred in Sections 11 and 12.15 shall all survive the Termination Date.  In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any Applicable Law that states that contracts are construed against the drafter shall not apply.
12.6 Conflict of Terms.  Except as otherwise provided in any Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any other Loan Document, the provision contained in this Agreement shall govern and control.
12.7 Notices.
12.7.1 All notices and other communications under this Agreement and the other Loan Documents shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, first class mail, postage prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile transmission addressed to the party to which such notice is directed at its address determined as provided in this Section 12.7.1.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:
(a) If to Borrower:
AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010-4011
Telephone No.:  (650) 340-1888
Facsimile No.:  (650) 696-3929

(b) If to Agent:
MUFG Union Bank, N.A.
General Industries – West Division
Attn: Kevin Sullivan, Director
445 South Figueroa Street, 13th Floor
Los Angeles, CA 90071
with a copy to:
MUFG Union Bank, N.A.
Attn:  Maria F. Maia, Director
445 South Figueroa Street 13th Floor
Los Angeles, CA 90071
Telephone No.:  (858) 552*****
and:
Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111-4106
Attn:  Juliette M. Ebert, Esq.
Telephone No.:  (415) 434-****
Facsimile No.:  (415) 434-****

12.7.2 Any party to this Agreement may change the address to which notices shall be directed under this Section 12.7.2 by giving ten (10) days’ written notice of such change to the other parties.
12.8 Binding Effect; Assignment.
12.8.1 This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Agent, each of Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders.  Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender).  Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.
12.8.2 From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Revolving Commitment; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by Agent and, provided no Default or Event of Default then exists, Borrower, which approval(s) shall not be unreasonably withheld, conditioned or delayed; (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to Agent as provided below; (iii) except in the case of an assignment (a) to an Affiliate of the assigning Lender or to another Lender or (b) of the entire remaining Revolving Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Revolving Commitment that is equivalent to less than $5,000,000.00; (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Business Days after the date Agent has received the Commitment Assignment and Acceptance; and (v) such Eligible Assignee shall execute an Alternative Dispute Resolution Agreement, in form and substance satisfactory to Agent.  Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Revolving Commitment therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement.  Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note(s)) to such assignee Lender, Note(s) evidencing that assignee Lender’s Pro Rata Share of the Revolving Commitment, and to the assigning Lender, Note(s) evidencing the Pro Rata Share retained by the assigning Lender.
12.8.3 By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that:  (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Revolving Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent Financial Statements delivered pursuant to Section 8 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes Agent to take such action and to exercise such powers under this Agreement as are delegated to Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
12.8.4 Agent shall maintain at Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Commitment Assignment and Acceptance.  The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to Agent.  After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of a non-refundable assignment fee of Three Thousand Five Hundred Dollars ($3,500.00) from such Lender or Eligible Assignee, Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule A giving effect thereto.  Borrower, Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Revolving Commitment listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Revolving Commitment shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided above.  Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Revolving Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Revolving Commitment.
12.8.5 Each Lender may from time to time grant participations to one or more banks or other financial institutions (a “Participant”) in a portion of its Pro Rata Share of the Revolving Commitment; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, (A) for the purposes of Section 12.2.5 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation and (B) for the purposes of Sections 2.17, 14.1, and 14.2 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2; provided, that, such participating bank (1) agrees to be subject to the provisions of Section 12.10 as if it were an assignee under Section 12.8.2, and (2) shall not be entitled to receive any greater payment under Sections 2.17, 14.1, and 14.2, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive; (iv) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Revolving Commitment as it then exists or in the granting Lender’s Pro Rata Share of the Revolving Commitment, so long as the amount of the participation interest is not affected thereby; and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any material Collateral from the Lien of the Collateral Documents, except if such release of material Collateral occurs in connection with a disposition permitted under this Agreement or Section 3.7, in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Revolving Commitment.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under any Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Revolving Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
12.9 Right of Setoff.  If an Event of Default has occurred and is continuing, Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other Applicable Law and, to the extent permitted by Applicable Law, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.
12.10 Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to Applicable Law:  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 12.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.
12.11 Section Titles.  The Section titles and Table of Contents contained in this Agreement and any other Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
12.12 Counterparts.  Each Loan Document may be executed in any number of identical counterparts, which shall constitute an original and collectively and separately constitute a single instrument or agreement.
12.13 Time of the Essence.  Time is of the essence for payment and performance of the Obligations.
12.14 GOVERNING LAW; VENUE.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BORROWER HEREBY CONSENTS AND AGREES, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND ANY CREDIT FACILITY LENDER PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT CREDIT FACILITY LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY CREDIT FACILITY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH AGENT OR CREDIT FACILITY LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.7.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE BORROWER’S ACTUAL RECEIPT THEREOF.  TO THE EXTENT THE CHOICE OF LAW AND VENUE PROVISIONS IN ANY LOAN DOCUMENT ENTERED INTO AS OF THE CLOSING DATE IS INCONSISTENT WITH THIS PROVISION, SUCH LOAN DOCUMENT IS HEREBY MODIFIED TO THE EXTENT APPLICABLE BY INCORPORATING THIS PROVISION THEREIN.
12.15 WAIVER OF JURY TRIAL.  AS SET FORTH IN THE ALTERNATIVE DISPUTE RESOLUTION AGREEMENT, BORROWER, AGENT AND EACH LENDER WAIVE ITS RIGHT TO A TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE BETWEEN OR AMONG ANY OTHER PARTY(IES) RESOLVED PURSUANT TO THE TERMS OF THE ALTERNATIVE DISPUTE RESOLUTION AGREEMENT.
12.16 Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other party therefrom, may in any event be effective unless in writing signed by Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Section 13, signed by Agent, respectively), and then only in the specific instance and for the specific purpose given; and no amendment, modification, supplement, termination, waiver or consent may be effective:
12.16.1 to amend or modify the principal of, or the amount of principal (other than in accordance with Sections 2.8 or 2.18), principal prepayments or the rate of interest payable on, any Note, or the amount of the Revolving Commitment or the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee, without the approval in writing of all the Lenders affected thereby;
12.16.2 to postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Revolving Commitment, without the approval in writing of all the Lenders affected thereby;
12.16.3 to amend the provisions of the definition of “Maturity Date” and “Requisite Lenders”, without the approval in writing of all the Lenders;
12.16.4 to release any material Collateral from the Lien of the Collateral Documents (except if such release of material Collateral occurs in connection with a disposition permitted under this Agreement or pursuant to Section 3.7, in which case such release shall not require the consent of any Lender), without the written approval of all Lenders;
12.16.5 to release a guarantor under any Guaranty (except to the extent such guarantor is a Subsidiary and such Subsidiary is subject to a merger or consolidation not prohibited under Section 7.6), without the written approval of all Lenders;
12.16.6 to amend or waive this Section 12.16 or any part thereof, without the approval of all the Lenders; or
12.16.7 to amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders, without the consent of all the Lenders.
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.16 shall apply equally to, and shall be binding upon, all the Lenders and Agent.  Notwithstanding the foregoing, the Agent and Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to affect administrative changes that are not adverse to any Lender, and such amendment shall become effective without further consent of any other party to such Loan Document other than the Agent and Borrower.
12.17 Foreign Lenders and Participants.  Each Foreign Lender shall deliver to Borrower (with a copy to Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 12.8.2, if applicable) two duly completed copies, signed by an authorized officer, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form W‑8BEN (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W‑9) satisfactory to Borrower and Agent that no withholding under the federal income Tax laws is required with respect to such Foreign Lender.  Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to Borrower (with a copy to Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re designation of its LIBOR lending office, if any) to avoid any requirement of Applicable Law that Borrower make any deduction or withholding for Taxes from amounts payable to such Foreign Lender.  In the event that Borrower or Agent become aware that a participation has been granted pursuant to Section 12.8.5 to a financial institution that is a Foreign Lender, then, upon request made by Borrower or Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and Agent as would be required under this Section if such financial institution were a Lender.
12.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
12.19 Disclaimer of Fiduciary Obligations.  In connection with all aspects of the transactions contemplated hereby (including in connections with any amendment, or waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its understanding, that: (i) the services regarding this Agreement provided by the Lenders are arm's length commercial transactions between the Borrower, on the one hand, and the Lenders, on the other hand, and (ii) each Lender is and has been acting solely as a principal and, except expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a fiduciary for the Borrower.
12.20 Electronic Transmissions.
(a) Each of Borrower, the Agent, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Borrower hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b) All uses of an E-System shall be governed by and subject to and this Section 12.20, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Borrower, the Agent and the Lenders in connection with the use of such E-System.
(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.”  None of the Agent or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by the Agent or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  The Agent, the Borrower and its Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.  The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
13. AGENT
13.1 Appointment and Authorization and Delegation of Duties.  Subject to Section 12.8.2, each of the Lenders and potential Swap Contract Counterparties with respect to Lender Hedging Obligations hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof or are reasonably incidental, as determined by Agent, thereto.  This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of Agent as trustee for any Lender or as representative of any Lender for any other purpose.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant or any Swap Contract Counterparty with respect to Lender Hedging Obligations, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term "Agent" or “Administrative Agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
13.2 Lenders’ Credit Decisions.  Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender or the directors, officers, Agent, employees or attorneys of the foregoing parties, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement.  Each Lender also agrees that it shall, independently and without reliance upon Agent, any other Lender or the directors, officers, Agent, employees or attorneys of the foregoing parties, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.
13.3 Agent and Affiliates.  MUFG Union Bank, N.A. (and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” includes MUFG Union Bank, N.A. in its individual capacity.  MUFG Union Bank, N.A. (and each successor Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any Affiliate of Borrower, as if it were not Agent and without any duty to account therefor to Lenders.  MUFG Union Bank, N.A. (and each successor Agent) need not account to any other Lender for any monies received by it in its capacity as a Lender hereunder.  Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent.
13.4 Proportionate Interest in any Collateral.  Agent, on behalf of Lenders (and Swap Contract Counterparties with respect to Lender Hedging Obligations), shall hold in accordance with the Loan Documents all items of any Collateral or interests therein to be received or held by Agent.  Subject to Agent’s and Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by Agent or a Lender) and subject to the application of payments in accordance with Section 9.4, each Lender shall have an interest in such collateral or interests therein in the same proportion that the aggregate obligations owed such Lender, under the Loan Documents and/or Lender Hedging Obligations, as applicable, bears to the aggregate obligations owed under the Loan Documents and all Lender Hedging Obligations, without priority or preference among Lenders.
13.5 Action by Agent.
13.5.1 Absent actual knowledge of Agent of the existence of a Default, Agent may assume that no Default has occurred and is continuing, unless Agent (or the Lender that is then Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.
13.5.2 Agent has only those obligations under the Loan Documents as are expressly set forth therein.
13.5.3 Except for any obligation expressly set forth in the Loan Documents and as long as Agent may assume that no Event of Default has occurred and is continuing, Agent may, but shall not be required to, exercise its discretion to act or not act, except that Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.16) and those instructions shall be binding upon Agent and all Lenders, provided that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law or would result, in the reasonable judgment of Agent, in substantial risk of liability to Agent.
13.5.4 If Agent has received a notice specified in Section 13.5.1, Agent shall immediately give notice thereof to Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.16), provided that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law or would result, in the reasonable judgment of Agent, in substantial risk of liability to Agent, and except that if the Requisite Lenders fail, for five (5) Business Days after the receipt of notice from Agent, to instruct Agent, then Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of Lenders.
13.5.5 Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders, notwithstanding any other provision hereof.
13.6 Liability of Agent.  Neither Agent nor any of its directors, officers, Agent, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct.  Without limitation on the foregoing, Agent and its directors, officers, Agent, employees and attorneys:
13.6.1 May treat the payee of any Note as the holder thereof until Agent receives notice of the assignment or transfer thereof, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until Agent receives notice of the assignment or transfer thereof, signed by that Lender;
13.6.2 May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts selected by it with reasonable care;
13.6.3 Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents except for those expressly made by it;
13.6.4 Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrower;
13.6.5 Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;
13.6.6 Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and
13.6.7 Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrower or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Loans and other amounts; provided that, promptly upon discovery of such an error in computation, the Agent, the Lenders and (to the extent applicable) and the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.
13.7 Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share of the Revolving Commitment (if the Revolving Commitment is then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Revolving Commitment has then been terminated), indemnify and hold Agent and its directors, officers, Agent, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Agent thereunder, except such as result from its own gross negligence or willful misconduct.  Without limitation on the foregoing, each Lender shall reimburse Agent upon demand for that Lender’s Pro Rata Share of any out of pocket cost or expense incurred by Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other party is required by Section 12.2 to pay that cost or expense but fails to do so upon demand.  Nothing in this Section 13.7 shall entitle Agent or any indemnitee referred to above to recover any amount from Lenders if and to the extent that such amount has theretofore been recovered from Borrower.  To the extent that Agent or any indemnitee referred to above is later reimbursed such amount by Borrower, it shall return the amounts paid to it by Lenders in respect of such amount.
13.8 Successor Agent.  Agent may, and at the request of the Requisite Lenders shall, resign as Agent upon reasonable notice to Lenders and Borrower effective upon acceptance of appointment by a successor Agent.  If Agent shall resign as Agent under this Agreement, the Requisite Lenders shall appoint from among Lenders a successor Agent for Lenders, which successor Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed); provided that in no event shall any successor Agent be a Defaulting Lender.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor Agent from among Lenders.  Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13, and Section 12.2.5, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  Notwithstanding the foregoing, if (a) Agent has not been paid those fees referenced in Section 2.4.2 or has not been reimbursed for any expense reimbursable to it under Sections 12.2 or 12.2.5, in either case for a period of at least one (1) year and (b) no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above.
13.9 Collateral Matters.  (a) Each Lender hereby irrevocably authorizes and directs the Agent to enter into the Loan Documents for the benefit of such Lender.  The Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Loan Documents.  Each Lender (and Swap Contract Counterparty with respect to Lender Hedging Obligations) hereby irrevocably authorizes the Agent, at its option and in its discretion:
(i) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted or provided for hereunder (including under Section 3.7) or under any other Loan Document, (iii) subject to Section 12.16, if approved, authorized or ratified in writing by the Requisite Lenders, (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default or (v) to the extent such property constitutes Excluded Asset; and
(ii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.
Upon request by the Agent at any time, each Lender will confirm in writing the Agent's authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 13.9.
(b) Subject to (ii) above, the Agent shall (and is hereby irrevocably authorized by each Lender), to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to the Agent for the benefit of the Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.
(c) The Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by the Borrower any other Person or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.9 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders.
(d) Each Lender hereby appoints each other Lender as the Agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.
13.10 No Obligations of Borrower.  Nothing contained in this Section 13 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Agent of its obligations to Lenders under any provision of this Agreement, and Borrower shall have no liability to Agent or any of Lenders in respect of any failure by Agent or any Lender to perform any of its obligations to Agent or Lenders under this Agreement.
14. COMMITMENT COSTS AND RELATED MATTERS.
14.1 Eurodollar Costs and Related Matters.
14.1.1 In the event that any Governmental Authority imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar liabilities (as defined in Regulation D or any comparable regulation of any Governmental Authority having jurisdiction over any Lender) of any Lender, Borrower shall pay such lender within five (5) Business Days after demand all amounts necessary to compensate such Lender (determined as though such lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand).  Such Lender’s determination of such amount shall be conclusive in the absence of manifest error.
14.1.2 If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:
(a) shall subject any Lender or its LIBOR lending office to any Tax, duty or other charge or cost with respect to any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Loan or any other amounts due under this Agreement in respect of any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans, excluding Taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR lending office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”;
(b) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR lending office); or
(c) shall impose on any Lender or its LIBOR lending office or the Designated Eurodollar Market any other condition affecting any LIBOR Loan, its Note evidencing such LIBOR Loan(s), its obligation to make LIBOR Loans or this Agreement, or shall otherwise affect any of the same;
and the result of any of the foregoing, as determined in good faith by any Lender, increases the cost to any Lender or its LIBOR lending office of making or maintaining any LIBOR Loan or in respect of any LIBOR Loan, any Note evidencing LIBOR Loans or its obligation to make LIBOR Loans or reduces the amount of any sum received or receivable by any Lender or its LIBOR lending office with respect to any LIBOR Loan, its Note evidencing such LIBOR Loan(s) or its obligation to make LIBOR Loans (assuming such Lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market), then, within five (5) Business Days after demand by such lender (with a copy to Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such lender for such increased cost or reduction (determined as though such Lender’s LIBOR lending office had funded 100% of its LIBOR Loan in the Designated Eurodollar Market); provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand.  A statement of Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.
14.1.3 If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of Lender, make it unlawful or impossible for Lender or its LIBOR lending office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the authority of Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the LIBOR Basis, and Lender shall so notify Agent, then such Lender’s obligation to make LIBOR Loans shall be suspended for the duration of such illegality or impossibility and Lender forthwith shall give notice thereof to the other Lenders and Borrower.  Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans on either (1) the last day of the LIBOR Loan Period(s) applicable to such LIBOR Loans if such lender may lawfully continue to maintain and fund such LIBOR Loans to such day(s) or (2) immediately if such lender may not lawfully continue to fund and maintain such LIBOR Loans to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 2.6.5.  Lenders agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause any Lender to notify Agent under this Section, and agrees to designate a different LIBOR lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such lender, otherwise be materially disadvantageous to such lender.  In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.  Any Lender whose obligation to make LIBOR Loans has been suspended under this Section shall promptly notify Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension. Borrower shall have the right to terminate the Revolving Commitment of any Lender for which the funding of LIBOR Loans becomes unlawful or impossible, as set forth above, and to substitute a new Lender into this Agreement subject to the provisions of Section 12.8 of this Agreement.
14.1.4 If, with respect to any proposed LIBOR Loan, any Lender:
(a) reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of such lender, deposits in Dollars (in the applicable amounts) are not being offered to lender in the Designated Eurodollar Market for the applicable LIBOR Loan Period; or
(b) LIBOR Basis as determined by such lender (i) does not represent the effective pricing to lender for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable LIBOR Loan Period, or (ii) will not adequately and fairly reflect the cost to such lender of making the applicable LIBOR Loans;
then lender forthwith shall give notice thereof to Borrower and Agent, whereupon until such lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make any future LIBOR Loans shall be suspended.
14.1.5 Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle any Lender to compensation pursuant to this Section, and agrees to designate a different LIBOR lending office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such lender, otherwise be materially disadvantageous to lender.  Any request for compensation by any Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by such lender.
14.2 Capital Adequacy.  If, after the date hereof, any Lender (or any Affiliate of any Lender) shall have reasonably determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Affiliate of any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender (or any Affiliate of Lender) as a consequence of any of such Lender’s obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the policies of any Lender (or Affiliate of any Lender) with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender (or Affiliate of such Lender) was fully utilized prior to such adoption, change or compliance), then, upon demand by such Lender, Borrower shall immediately pay to such lender such additional amounts as shall be sufficient to compensate such lender for any such reduction actually suffered; provided, that there shall be no duplication of amounts paid to any Lender pursuant to this sentence and Section 14.1.  For purposes of this Section 14.2, a change in Applicable Law, governmental rule, regulation or order shall include, without limitation, (x) any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Closing Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III.  Such Lender’s determination of the amount to be paid to such lender by Borrower as a result of any event referred to in this Section 14.2 shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.
14.3 Federal Reserve System/Wire Transfers.  The obligation of any Lender to make any loan by wire transfer to Borrower or any other Person shall be subject to all Applicable Law, including the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk as in effect from time to time.  Borrower acknowledges that such laws, regulations and policy may delay the transmission of any funds to Borrower.
14.4 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  In the event (i) any Lender requests compensation pursuant to Section 14.1 or 14.2, above, (ii) any Lender delivers a notice described in Section 14.1 or 14.2, above, (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower and which amendment, waiver or other modification is required under this Agreement for such amendment, waiver or other modification, or (iv) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the assignment fee referred to in Section 12.8.2), upon notice to such Lender and Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.8.2), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, affected by such assignment plus all fees and other amounts accrued for the account of such Lender hereunder; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation or notice, as referred to above in (i) and (ii) of this Section 14.4, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 14.1 or 14.2, above, or cease to result in amounts being payable under Section 14.1 or 14.2, as the case may be, or if such Lender shall waive its right to claim or notice under Section 14.1 or 14.2, as applicable in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Commitment Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
BORROWER:

AEROCENTURY CORP.,
a Delaware corporation

By: _________________________
Name: _________________________
Title: _________________________

ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER AND LENDER:

MUFG UNION BANK, N.A.
By: _________________________
Name: Maria F. Maia
Title: Director

SYNDICATION AGENT AND LENDER:

UMPQUA BANK

By: _________________________
Name: _________________________
Title: _________________________

CO-DOCUMENTATION AGENT AND LENDER:

ZIONS BANCORPORATION, N.A. (fka ZB, N.A.) dba CALIFORNIA BANK AND TRUST
By: _________________________
Name: _________________________
Title: _________________________

CO-DOCUMENTATION AGENT AND LENDER:

U.S. BANK NATIONAL ASSOCIATION

By: _________________________
Name: _________________________
Title: _________________________

 LENDER:

COLUMBIA STATE BANK
By: _________________________
Name: _________________________
Title: _________________________

Schedule A
Revolving Commitment
Lender	Commitment	Pro Rata Share
MUFG Union Bank, N.A.	$37,000,000	25.52%
Umpqua Bank	$35,000,000	24.14%
Zions Bancorporation, N.A. (fka ZB, N.A.) dba California Bank & Trust	$30,000,000	20.69%
U.S. Bank National Association	$28,000,000	19.31%
Columbia State Bank	$15,000,000	10.34%
TOTAL:	$145,000,000	100.00%

Schedule 1.1a
Advance Rates
Equipment Type	Leased Advance Rate*	Off-Lease Advance Rate	Maximum Days Off-Lease at Leased Advance Rate
Bombardier (Canadair Regional Jet Series 700, 705 and 900)	75%	40%	180
Bombardier (deHavilland Dash 8Q-400 Series)	75%	40%	180
ATR (Aerei da Transporto Regionale 42 and 72 Series)	75%	40%	180
Bombardier (deHavilland Dash 8Q-300 Series)	60%	0%	180
Embraer (E-175/190/195)	75%	40%	180
Embraer (E-145)	40%	0%	180
Leased Spare Engines	70%	0%	180
Spot Market Assets that are part of the Collateral
60% for initial 180 day period after the Closing Date (or, for Engine FA0041, after designation as Spot Market Asset if so designated);
25% thereafter until 270 days after the Closing Date (or designation for Engine FA0041); and
0% after the 270 day period
		N/A	N/A
*  The calculation of the Advance Rate shall be subject to the following provisions:
(a)  Subject to clause (b) below and other than with respect to Spot Market Assets, once an Equipment has been Off-Lease for the number of days listed in the column entitled “Maximum Days Off-Lease at Leased Advance Rate”, the Advance Rate for the Asset shall be the reduced Advance Rate for such Equipment in the column entitled “Off-Lease Advance Rate”.
(b)  If an Equipment requires maintenance or repairs necessary to make it Eligible to Enter Service (as defined below) and if such maintenance or repairs are commenced promptly after Borrower regains possession of the Equipment, then the 180 day period set forth under the column entitled “Maximum Days Off-Lease at Leased Advance Rate” shall not commence until the earlier of (i) the date such maintenance or repairs are completed; or (ii) 50 days after the Lease for such equipment terminated (or, with respect to repossessed Equipment, the date Borrower repossesses such Equipment).
(c) The term “Eligible to Enter Service” means that the Equipment is Eligible Equipment but requires maintenance or repairs in order to allow the Equipment to be put in a condition commercially suitable for lease or resale to operators.

Schedule 1.1b
Eligible Leases

Serial
number	Model	Lessee

15128	CRJ900	Adria Airways
15207	CRJ900	Adria Airways
15215	CRJ900	Adria Airways
10165	Bombardier CRJ700	American Airlines
10171	Bombardier CRJ700	American Airlines
10178	Bombardier CRJ700	American Airlines
145126	Embraer 145	BMI
145134	Embraer 145	BMI
145201	Embraer 145	BMI
4205	Bombardier Q400	Croatia Airlines
4211	Bombardier Q400	Croatia Airlines
546	deHavilland DHC 8-300	Island Aviation
15055	Bombardier CRJ705	Jazz
FA0041	Pratt & Whitney Engine	NTE Aviation
406	deHavilland DHC 8-300	Skyward
407	deHavilland DHC 8-300	Skyward
20202	Fokker 50	Skyward
236	deHavilland DHC 8-300	Wideroe

Schedule 1.1c
Equipment
	Serial
Manufacturer	number	Model	Lessee

Bombardier	15128	CRJ900	Adria Airways
Bombardier	15207	CRJ900	Adria Airways
Bombardier	15215	CRJ900	Adria Airways
Bombardier	10165	CRJ700	American Airlines
Bombardier	10171	CRJ700	American Airlines
Bombardier	10178	CRJ700	American Airlines
Embraer	145126	145	BMI
Embraer	145134	145	BMI
Embraer	145201	145	BMI
Bombardier	4205	Q400	Croatia Airlines
Bombardier	4211	Q400	Croatia Airlines
Bombardier	546	DHC 8-300	Island Aviation
Bombardier	15055	CRJ705	Jazz
Bombardier	406	DHC 8-300	Skyward
Bombardier	407	DHC 8-300	Skyward
Fokker	20202 (*)	Fokker 50	Skyward
Bombardier	236	DHC 8-300	Wideroe
Pratt & Whitney	FA0041 (**)	PW150A	NTE Aviation

Bombardier	238	DHC 8-300	Spot Market Asset
Saab	449	Saab 340B Plus	Spot Market Asset
Saab	454	Saab 340B Plus	Spot Market Asset

Saab	453 (***)	Saab 340B Plus	Part out
Bombardier	4020 (***)	Q400	Part out
Pratt & Whitney	FA0137(***)	PW150A	Part out

(*) Not Eligible Collateral and not included in Borrowing Base due to aircraft type.
(**) May be designated as Spot Market Asset before March 31, 2019.
(***) Not Eligible Collateral and not included in Borrowing Base.

Schedule 1.1d
Excluded Assets
Excluded Assets may include up to the following:
1.	Bombardier CRJ 1000 series Aircraft with msn 19002 (with two (2) GE model CF34-8C5 Engines, esn 194897 & 194896)
2.	Bombardier CRJ 1000 series Aircraft with msn 19003 (with GE model CF34-8C5 Engines, esn 194975 & 194976)
3.	Embraer E-175 series Aircraft with msn 17000168 (with two (2) GE model CF34-8E5 Engines, esn 193478 & 193479)
4.	Embraer E-175 series Aircraft with msn 17000172 (with two (2) GE model CF34-8E5 Engines, esn 193484 & 193489)
5.	Embraer E-175 series Aircraft with msn 17000173 (with two (2) GE model CF34-8E5 Engines, esn 193492 & 193499)
6.	Bombardier CRJ-900 series Aircraft with msn 15129 (with two (2) GE model CF34-8C5 Engines, esn 194584 & 194585)

Schedule 1.1e
Material Contracts
Third Amended and Restated Management Agreement between Borrower and JMC entered into as of January 21, 2019.
Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019, between, Borrower, Agent and Lenders.

Indemnity Agreement dated as of February 8, 2019 among Borrower, Norddeutsche Landesbank Girozentrale, New York Branch, the “participants” party thereto, and Wilmington Trust Company, executed in connection with the Term Loan Facility.
Real Estate Lease for 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010.
Eligible Leases as listed on Schedule 1.1b

Schedule 1.1f
Permitted Indebtedness

See Schedule 7.13

Schedule 1.1g
Liens of Record
None.

Schedule 1.1h
Schedule of Documents
Third Amended Loan and Security Agreement
Third Amended and Restated Mortgage and Security Agreement
Borrowing Base Certificate
Compliance Certificate
Third Amended and Restated Revolving Note for:
MUFG Union Bank, N.A.
California Bank & Trust
U.S. Bank National Association
Umpqua Bank
Columbia State Bank
Reaffirmation of Guaranty and Security Agreement executed by JHC
Stock Pledge Agreement executed by Borrower (re JHC)
Stock Power in blank
UCC for Stock Pledge
Guaranty executed by JMC
Security Agreement executed by JMC
Alternative Dispute Resolution executed by JMC
UCC (JMC)

Schedule 1.1i
Spot Market Assets
Spot Market Assets include the following:
#	SN	Mfg.	Model
1	238	Bombardier	DHC-8-311
2	321*	Saab	340B
3	449	Saab	340B Plus
4	454	Saab	340B Plus
5	4019*	Bombardier	DHC-8-402
6	4021*	Bombardier	DHC-8-402

*As of the Closing Date, these Equipment are no longer owned by Borrower and not part of the Collateral and listed above for the purposes of calculating certain financial covenants hereunder.

Schedule 5.2
Executive Offices; Corporate or Other Names; Conduct of Business
Executive Officers:
Michael Magnusson, President
Toni M. Perazzo, Sr. Vice President – Finance & Secty.
Corporate Headquarters, Principal Office and Location of Records re: Collateral
1440 Chapin Avenue, Suite 310, Burlingame, CA 94010

Schedule 5.7
No Other Liabilities; No Material Adverse Changes
None.

Schedule 5.9
Trade Names

None.

Schedule 5.10
Litigation
1.  Mechanic’s Lien Litigation with Embraer Aircraft Maintenance Services.  Borrower is currently engaged in litigation with Embraer regarding approximately $350,000 owed to Embraer by Colgan, a former lessee of an aircraft (Saab 340 MSN 242) leased by Borrower to Colgan, which filed bankruptcy while the aircraft was on lease to Colgan.  Soon after Colgan’s bankruptcy, Embraer notified the Company of the imposition of a mechanic’s lien on the Aircraft with respect to Colgan’s unpaid debt.   Approximately one year later, and while the Colgan bankruptcy proceedings were still in progress, Embraer filed a complaint against the Company for the Colgan debt.   The Company made a settlement offer to Embraer, but Embraer did not respond to any overtures.  The litigation remained inactive for an extended period thereafter, and during that period of inactivity by Embraer, the Company entered into a lease with a purchase option for the Aircraft with a Ukrainian carrier which was exercised by the carrier.  The purchase transaction documents acknowledged the mechanic’s lien and contained a post-closing agreement to remove the Embraer lien from title record.  The Colgan bankruptcy eventually was closed, and Colgan unsecured creditors received a nominal amount in satisfaction of pre-bankruptcy unsecured claims.

After several pre-trial motions in which Borrower prevailed, including a court ruling against Embraer’s claims of unjust enrichment and attempting to claim attachment of proceeds under the mechanics lien statute, Embraer filed a motion to amend the complaint to add a conversion claim and a third-party beneficiary claim.   The court allowed Embraer to amend its complaint and the underlying lawsuit has a scheduled trial date of May 2019.

In November 2018, Embraer filed a summary judgment motion on its claims.  Borrower’s Counsel has responded to the motion, and also moved in its response for the court to enter summary judgment for Borrower, since in depositions held in November 2018, Embraer admitted that it had not file its lawsuit within one year of completion of the work that is the subject of the litigation.  The effect under the Tennessee mechanic’s lien statute is that the claimed lien against the aircraft is of no further force and effect.  The court’s ruling on both parties’ motions are pending.

Since the claim does not arise from a contract between the parties there is no potential liability for Embraer’s attorneys’ fees should Embraer prevail in the litigation.

Schedule 5.17
Hazardous Materials

None.

Schedule 5.19
Insurances
	Name of Lessee	Insurance Certificate	Type of Insurance
236	Wideroe’s Flyveselskap AS	Marsh	Hull/ All Risks Liability War Risk
238	Wideroe’s Flyveselskap AS	Marsh	Hull/ All Risks Liability War Risk
406	Skyward Express Limited	Fred Black Insurance Brokers, Ltd	Hull/ All Risks Liability War Risk
407	Skyward Express Limited	Fred Black Insurance Brokers, Ltd	Hull/ All Risks Liability War Risk
546	Island Aviation Limited	Global Insurance Brokers, Ltd	Hull/ All Risks Liability War Risk
4205	Croatia Airlines d.d.	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
4211	Croatia Airlines d.d.	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
10165	American Airlines, Inc.	Willis Tower Watson	Hull/ All Risks Liability War Risk
10171	American Airlines, Inc.	Willis Tower Watson	Hull/ All Risks Liability War Risk
10178	American Airlines, Inc.	Willis Tower Watson	Hull/ All Risks Liability War Risk
15055	Jazz Aviation, LP	Marsh	Hull/ All Risks Liability War Risk
15128	Adria Airways d.d.	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
15207	Adria Airways d.d.	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
15215	Adria Airways d.d.	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
20202	Skyward Express Limited	Fred Black Insurance Brokers, Ltd	Hull/ All Risks Liability War Risk
145126	Airline Investment Limited	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
145134	Airline Investment Limited	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
145201	Airline Investment Limited	Albatros Vericherungsdienste GmbH	Hull/ All Risks Liability War Risk
FA0041 (Engine)	NTE Aviation LLC	JMB Insurance Agency	Spares All Risks Liability War Risk

ACY Off-lease Assets: 449, 454	JetFleet Management Corp and AeroCentury Corp	Crystal and Company, Inc	Possessed, Spares and Equipment Hull/ Liability
ACY Company Policy	JetFleet Management Corp and AeroCentury Corp	Crystal and Company, Inc	Premises and Products Liability
ACY Company Policy	AeroCentury Corp.	Acord	Directors’ and Officers’ Liability Insurance

Schedule 5.22
Depreciation Policies
The Company’s interests in aircraft and aircraft engines are recorded at cost, which includes acquisition costs.  It is the Company’s policy to hold aircraft for approximately twelve years unless market conditions dictate otherwise.  Therefore, depreciation of aircraft is initially computed using the straight-line method over the twelve-year period to an estimated residual value based on appraisal.  For an aircraft engine held for lease as a spare, the Company estimates the length of time that it will hold the aircraft engine based upon estimated usage, repair costs and other factors, and depreciates it to the appraised residual value over such period using the straight-line method.
The Company periodically reviews plans for lease or sale of its aircraft and aircraft engines and changes, as appropriate, the remaining expected holding period for such assets.  Estimated residual values are reviewed and adjusted periodically, based upon updated estimates obtained from an independent appraiser.  Decreases in the fair value of aircraft could affect not only the current value but also the estimated residual value.

Schedule 6.4
Insurance as of the Closing Date
See Schedule 5.19

Schedule 7.13
Indebtedness and Guaranteed Indebtedness Existing on the Closing Date
1. Guaranteed Indebtedness pursuant to:
a.	Guaranty dated as of December 31, 2018 in favor of Republic Airline, Inc. related to Lease Agreement [N109Q] and documents executed in connection therewith.
b.	Guaranty dated as of December 31, 2018 in favor of Republic Airline, Inc. related to Lease Agreement [N110Q] and documents executed in connection therewith.
c.	Guaranty dated as of December 31, 2018 in favor of Republic Airline, Inc. related to Lease Agreement [N111Q] and documents executed in connection therewith.
d.
Deed of Amendment and Restatement dated February 8, 2019, among ACY SN 19003 Limited, Air Nostrum, Lineas Aereas Del Mediterraneo, S.A., and Borrower, with respect to the lease of Aircraft bearing serial number 19002.

e.
Deed of Amendment and Restatement dated February 8, 2019, among ACY SN 19003 Limited, Air Nostrum, Lineas Aereas Del Mediterraneo, S.A., and Borrower, with respect to the lease of Aircraft bearing serial number 19003.

f.	Indemnity Agreement dated as of February 8, 2019 among Borrower, Norddeutsche Landesbank Girozentrale, New York Branch, the “participants” party thereto, and Wilmington Trust Company.
g.	Membership Interest Pledge Agreement, between Borrower and Wilmington Trust Company, dated February 8, 2019, with respect to the Borrower’s membership interest in ACY SN 15129 LLC.
h.	Membership Interest Pledge Agreement, between Borrower and Wilmington Trust Company, dated February 8, 2019, with respect to the Borrower’s membership interest in ACY E-175 LLC.
i.	Membership Interest Pledge Agreement, between Borrower and Wilmington Trust Company, dated February 8, 2019, with respect to the Borrower’s membership interest in ACY SN 19002 Limited.
j.	Membership Interest Pledge Agreement, between Borrower and Wilmington Trust Company, dated February 8, 2019, with respect to the Borrower’s membership interest in ACY SN 19003 Limited.

Schedule 7.19
Investments Existing as of the Closing Date
None.

EXHIBIT A
Form of Borrowing Base Certificate

[APPENDED]

EXHIBIT A
Form of Borrowing Base Certificate
BORROWING BASE CERTIFICATE
To: MUFG UNION BANK, as Agent
This Borrowing Base Certificate (“Certificate”) is executed and delivered by AeroCentury Corp., a Delaware corporation (“Borrower”), to MUFG Union Bank, N.A. (“Agent”) pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019, among MUFG Union Bank, N.A., together with other Lenders thereunder from time to time (collectively, the “Lenders”) and MUFG Union Bank, N.A., as Agent (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.  This Certificate covers the calendar month ending ___________, 20___ (the “Determination Date”), and is delivered to Agent pursuant to Section 8.1.5 of the Loan Agreement.
As of the Determination Date, all Equipment subject to an Eligible Lease are listed on Schedule 1 attached hereto.  Attached hereto as Schedule 2 is a list of all Equipment acquired and all Equipment sold by the Borrower since the date of the last Borrowing Base Certificate delivered to Agent.  Attached hereto as Schedule 3 is Borrower’s leasing receivables aging report as of the Determination Date, which covers both Leases under which the Lessees are current and Leases under which the Lessees are delinquent, in either case as of such date.  Attached hereto as Schedule 4 is the list of Eligible Collateral supporting the Borrowing Base.  Attached hereto as Schedule 5 is the list of Assets excluded from the Borrowing Base calculation due to noncompliance with the Weighted Average Age and/or Geographic Concentration Limit requirements.
The following calculations determine the Borrowing Base and the Borrowing Base Availability as of the Determination Date under the Revolving Commitment described in the Loan Agreement and related Loan Documents.  Such calculations are derived from the Books and Records of Borrower in accordance with the relevant definitions of financial terms set forth in the Loan Agreement:
I. BORROWING BASE
Borrower’s Borrowing Base as of the Determination Date is $___________, calculated as:[1]
1. (i) Bombardier (CRJ Series 700, 705 and 900; deHavilland Dash 8Q-400); ATR 42 and 72; Embraer 175/190/195 Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days)	$
(ii) times 75%	× .75
(a) Total Borrowing Base amount for Bombardier (CRJ Series 700, 705 and 900; deHavilland Dash 8Q-400); ATR 42 and 72; Embraer 175/190/195 Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days) [1(i) × 1(ii)]
$_________
2. (i) Bombardier (CRJ Series 700, 705 and 900; deHavilland Dash 8Q-400); ATR 42 and 72; Embraer 175/190/195 Aircraft not subject to Eligible Lease for more than 180 days	$
(ii) times 40%	× .40
(a) Total Borrowing Base amount for Bombardier (CRJ Series 700, 705 and 900; deHavilland Dash 8Q-400); ATR 42 and 72; Embraer 175/190/195 Aircraft not subject to Eligible Lease for more than 180 days [2(i) × 2(ii)]
$
3. (i) Leased Spare Engines (or Off-Lease for not more than 180 days)	$
(ii) times 70%	× .70
(a) Total Borrowing Base amount for Leased Spare Engines (or Off-Lease for not more than 180 days) [3(i) × 3(ii)]		$_________
4. (i) Bombardier (deHavilland Dash 8Q-300) Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days)	$
(ii) times 60%	× .60
(a) Total Borrowing Base amount for Bombardier (deHavilland 8Q-300) Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days) [4(i) x 4(ii)]		$_________
5. (i) Embraer (E‑145) Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days)	$
(ii) times 40%	× .40
(a) Total Borrowing Base amount for Embraer (E‑145) Aircraft subject to Eligible Lease (or Off-Lease for not more than 180 days) [5(i) x 5(ii)]		$_________
6. (i) Spot Market Assets (180 day period from designation)	$
(ii) times 60%	× .60
(a) Total Borrowing Base amount for Spot Market Assets (180 days) [6(i) x 6(ii)]		$_________
7. (i) Spot Market Assets (180 days – 270 days from designation)	$
(ii) times 25%	× .25
(a) Total Borrowing Base amount for Spot Market Assets (270 days) [7(i) x 7(ii)]	$	$_________
BORROWING BASE: [1(a)+2(a)+3(a)+4(a)+5(a)+6(a)+7(a)]:		$_________
II. BORROWING AVAILABILITY
Borrower’s Borrowing Availability under the Revolving Commitment as of the Determination Date is $___________, calculated as the lesser of the following (1 or 2):
1. Maximum Amount ($145,000,000.00 subject to Sections 2.8 and 2.18 of the Loan Agreement)		$_________
Or
2. Borrowing Base Availability
(i) Borrowing Base (above)	$
(ii) less amount outstanding as of the Determination Date under the Credit Facility	- $
(iii) less the total amount of deferred rent and maintenance reserves due to the Borrower from any Lessee or former Lessee pursuant to a Deferral Agreement	- $
(iv) less the Maintenance Reserve Amount	- $
BORROWING BASE AVAILABILITY		$_________
BORROWING AVAILABILITY [Lesser of II.1 or II.2 above]:		$_________

This Certificate is executed on __________, 20__, by the _____________of Borrower, an Authorized Signatory.  The undersigned hereby further certifies that each and every matter contained herein is derived from the Books and Records of Borrowers and is true and correct in all material respects.
AEROCENTURY CORP., a Delaware corporation [Printed name]

1 Amount in (i) for 1 through 7 is based on aggregate Appraised Value of Equipment.

SCHEDULE 1
TO BORROWING BASE CERTIFICATE
Eligible Asset subject to an Eligible Lease

[TO BE APPENDED]

SCHEDULE 2
TO BORROWING BASE CERTIFICATE

Part 1
Equipment Acquired

[TO BE APPENDED]

SCHEDULE 2
TO BORROWING BASE CERTIFICATE

Part 2
Equipment Sold

[TO BE APPENDED]

SCHEDULE 3
TO BORROWING BASE CERTIFICATE
Leasing Receivables Aging Report

[TO BE APPENDED]

SCHEDULE 4
TO BORROWING BASE CERTIFICATE
List Of Eligible Collateral Supporting Borrowing Base
Aircraft	Appraised Value	Percentage of Borrowing Base	Located	Age (Years)

SCHEDULE 5
TO BORROWING BASE CERTIFICATE
List Of Assets Excluded From Borrowing Base Calculation
Due To Age/Geographic Limits
Aircraft	Appraised Value	Located	Age (Years)

EXHIBIT B
Form of Borrowing Notice

[APPENDED]

EXHIBIT B
Form of Borrowing Notice
BORROWING NOTICE

1. This BORROWING NOTICE is executed and delivered by AeroCentury Corp., a Delaware corporation (“Borrower”), to MUFG Union Bank, N.A. (“Agent”) pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019, among MUFG Union Bank, N.A., together with any other Lender thereunder from time to time (collectively, the “Lenders”) and MUFG Union Bank, N.A., as Agent (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.
2. Borrower hereby requests a Loan pursuant to the Loan Agreement as follows:
(a) AMOUNT OF REQUESTED LOAN:2  $______________
(b) DATE OF REQUESTED LOAN:  ___________________
(c) TYPE OF REQUESTED LOAN (Check one box):
BASE RATE LOAN
LIBOR RATE LOAN, FOR A LIBOR LOAN PERIOD OF ________ MONTHS[3]
3. In connection with this request, Borrower certifies that:
(a) After giving effect to such Loan, no Overadvance shall have occurred (the aggregate amount of all Loans then outstanding shall not exceed the lesser of the (i) Maximum Amount or (ii) the Borrowing Base Availability).
(b) Now and as of the date of the requested Loan, except (i) for representations and warranties which expressly relate to a particular date or which are no longer true and correct as a result of a change permitted by the Loan Agreement or the other Loan Documents, or (ii) as disclosed by Borrower and approved in writing by Agent, each representation and warranty made by Borrower in Section 5 of the Loan Agreement will be true and correct in all material respects, both immediately before and after giving effect to such Loan, as though such representations and warranties were made on and as of that date;
(c) No circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date;
(d) Other than matters described in Schedule 5.10 (Litigation) to the Loan Agreement or not required as of the Closing Date to be described therein or disclosed by Borrower and approved in writing by the Lender, there is no action, suit, proceeding or investigation pending or, to the best knowledge of Borrower (on behalf of Borrower and its Subsidiaries, if any), threatened against or affecting Borrower or any Subsidiary or any Property of any of them before any Governmental Authority; and
(e) No Default or Event of Default presently exists or will have occurred and be continuing as a result of the Borrowing requested hereunder.
4. This Borrowing Notice is executed on _____________, 20__, by an Authorized Signatory of Borrower.  The undersigned, in such capacity, hereby certifies, on behalf of Borrower, each and every matter contained herein to be true and correct.
AEROCENTURY CORP.,
a Delaware corporation

By:

Name:

Title:

2  Each LIBOR Loan must be in a principal amount of at least $5,000,000.00 and in an integral multiple of $100,000.   Each Base Rate loan must be in a principal amount of at least $250,000.00 and in an integral multiple of $25,000.  A maximum of 5 tranches of Base Rate Loans and LIBOR Loans collectively may be outstanding at once.
3  Specify whether 1, 2, 3 or 6-month Libor Loan Period.

EXHIBIT C
Form of Compliance Certificate

[APPENDED]

EXHIBIT C
COMPLIANCE CERTIFICATE
To: MUFG UNION BANK, N.A., AGENT
This Compliance Certificate (this "Certificate") is executed and delivered by AeroCentury Corp., a Delaware corporation ("Borrower"), to MUFG Union Bank, N.A. ("Agent") pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019, among MUFG Union Bank, N.A., together with any other Lender thereunder from time to time (collectively, the "Lenders") and MUFG Union Bank, N.A., as Agent (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement").  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.
This Certificate is delivered in accordance with Section 8.1 of the Loan Agreement by an Authorized Signatory of Borrower.  This Certificate is delivered with respect to the Fiscal [Quarter/Year] ended _________________, 20__ ("Determination Date").  Computations and other information indicating the Pricing Leverage Ratio and compliance with respect to the covenants contained in Sections 6.15.1, 6.15.2, 6.15.3, 6.15.4, 6.15.5, 6.15.6, 6.15.7, 6.15.8 and 6.15.9 of the Loan Agreement are set forth below:
1. Pricing Leverage Ratio (for purposes of Section 2.2.1(c))
Total Debt (all indebtedness of Borrower or a Subsidiary, recourse and non-recourse)	$
divided by
Tangible Net Worth (as calculated for Section 6.15.6 below)	$
Ratio of Total Debt to Tangible Net Worth		$

2. Section 6.15.1: Maximum Leverage Ratio
A ratio of Funded Debt to Tangible Net Worth ("Maximum Leverage Ratio") as of Determination Date of not more than 3.75x (3.50x after September 30, 2019), calculated as follows:

Funded Debt means all indebtedness, liabilities, and obligations for which Borrower has recourse liability, now existing or hereafter arising, for money borrowed by Borrower or a Subsidiary whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate), as determined in accordance with GAAP, consistently applied
$

Tangible Net Worth means the following with respect to Borrower and its Subsidiaries:
(a) total assets	$
(b) less total liabilities	$
(c) less intangibles (excluding gains and losses from fair value of derivatives charges whether or not included in other comprehensive income or net income)	$
Tangible Net Worth		$

Ratio of Funded Debt to Tangible Net Worth

3. Section 6.15.2: Interest Coverage Ratio
As of the Determination Date an Interest Coverage Ratio of at least 2.25x, calculated on a twelve (12) month trailing basis as follows:

EBITDA equal to the sum of the following (calculated on a twelve month trailing basis):
(a) Net income (loss)	$
(b) plus Interest Expense
(c) plus Taxes	$
(d) plus depreciation	$
(e) plus amortization	$
(f) plus Fleet Renewal Expenses (not to exceed $6,500,000 in aggregate)	$
(g) plus the Merger Settlement Loss (not to exceed $5,000,000 in aggregate)	$
(h) plus for each Fiscal Quarter in which a Merger Expense is incurred, such Merger Expense incurred in the trailing consecutive 12 months (not to exceed $2,400,000 in aggregate)	$

Consolidated EBITDA		$

Divided by the calculation resulting from: (a) consolidated Interest Expense (including imputed interest related to Capital Lease Obligations)	$
(b) less non-cash amounts for debt discounts, other financing costs and amortization of amendment fees	$
Consolidated Cash Interest Expense		$

Ratio of Consolidated EBITDA to Consolidated Cash Interest Expense

4. Section 6.15.3: Debt Service Coverage Ratio
A Debt Service Coverage Ratio of at least 1.05x, calculated on a twelve month trailing basis as follows:

Consolidated Adjusted EBITDA equal to the sum of the following (calculated on a twelve month trailing basis):
(i) Consolidated EBITDA (as calculated for Section 6.15.2 above)	$
(ii) less Taxes paid in cash
(iii) plus Maintenance Expense
(iv) plus Pro Forma EBITDA*

Consolidated Adjusted EBITDA		$

Consolidated Total Debt Service equal to the sum of:
(i) Phantom Amortization (equal to 8.0% of Total Debt)	$
(ii) plus Consolidated Cash Interest Expense (as calculated for Section 6.15.2)	$
(iii) plus Consolidated Maintenance Expense	$

Total Debt Service		$

Ratio of Consolidated Adjusted EBITDA to Consolidated Total Debt Service
* Pro Forma EBITDA (relates to Eligible Equipment subject to a Lease for less than one year)

5. Section 6.15.4: Minimum Recourse Debt Interest Coverage Ratio (Required following closing of Term Loan Facility)
A Minimum Recourse Debt Interest Coverage Ratio of at least 2.25x calculated as follows:

Consolidated EBITDA (as calculated for Section 6.15.2 above)	$
less EBITDA from Excluded Entities	$
Borrower Only EBITDA		$
divided by the calculation resulting from:
Consolidated Cash Interest Expense (as calculated for Section 6.15.2 above)	$
less Cash Interest Expense for Non-Recourse Debt	$
Recourse Cash Interest Expense		$
Ratio of Borrower Only EBITDA to Recourse Cash Interest Expense

6. Section 6.15.5: Minimum Recourse Debt Service Coverage Ratio (Required following closing of Term Loan Facility)
A Minimum Recourse Debt Interest Service Ratio of at 1.05x, calculated as follows:

Consolidated Adjusted EBITDA as calculated for Section 6.14.3 above)	$
Less EBITDA from Excluded Subsidiaries	$
Borrower Only Adjusted EBITDA
divided by the calculation resulting from:
(i) Recourse Phantom Amortization (equal to 8.0% of Funded Debt)	$
(ii) plus Recourse Cash Interest Expense (as calculated for Section 6.15.4 above)	$
(iii) plus Maintenance Expense	$
Borrower Only Debt Service		$
Ratio of Borrow Only Adjusted EBITDA to Borrower Only Debt Service

7. Section 6.15.6: Minimum Tangible Net Worth
Tangible Net Worth as calculated in Section 6.15.1		$

Minimum Tangible Net Worth equal to the sum of:
(i) 85% of Tangible Net Worth at June 30, 2018	$
(ii) plus 50% of Net Income reported in each successive Fiscal Quarter with no deduction for any losses	$
(iii) plus 100% of net proceeds from any additional equity offering in excess of $5,000,000	$
(iv) plus 50% of any incremental additive equity associated with any Acquisition	$
(v) less Merger Shareholder Equity Reduction (not to exceed $2,800,000 in aggregate)	$
(vi) less Fleet Renewal Expenses (not to exceed $6,500,000 in aggregate)	$
Total Minimum Tangible Net Worth		$

Excess (deficient) Tangible Net Worth Compared to Total Minimum Tangible Net Worth		$

8.  Section 6.15.7:  No Net Loss
No net loss as of the end of any Fiscal Quarter
Net income calculated according to GAAP on a twelve (12) month trailing basis.*	$

* Net loss will exclude (i) the Merger Settlement Loss (not to exceed $5,000,000 in aggregate), (ii)  Merger Expenses for the calculation for the Fiscal Quarter in which such Merger Expenses were incurred (not to exceed $2,4000,000 in aggregate) and (iii) Fleet Renewal Expenses (not to exceed $6,500,000 in aggregate).

9. Section 6.15.8: Utilization
Utilization Rate shall be at least 75% calculated on a twelve month trailing basis and excluding Spot Market Assets.

Utilization Rate equals:
(i) Number of days each item of Equipment is subject to an Eligible Lease during the measuring period multiplied by such Equipment’s Appraised Value
(ii) divided by the number of days such item of Equipment is owned multiplied by such Equipment’s Appraised Value
Utilization Rate

10. Section 6.15.9: Revenue Concentration Limit

No more than 25% of Borrower’s annual operating lease revenue may be from any one Lessee nor may more than 42% through the fiscal quarter ended September 30, 2019 and 40% for each fiscal quarter ended December 31, 2019 and thereafter of Borrower’s annual operating lease revenue be from any two Lessees, calculated on a twelve month trailing basis; provided, however, that for purposes of calculating compliance with this section, the operating lease revenue attributable to Eligible Assets acquired but not subject to a Lease for one full year and included in Borrower’s total annual operating lease revenue shall be deemed to be the product of (x) the monthly rental set forth in such Lease multiplied by (y) twelve (12).**  Operating lease revenue for this Section 6.15.9 shall include rents under finance leases as if they are accounted for as operating leases.

Revenue Concentration from One Lessee equals:
(i) Borrower’s annual operating lease revenue (excluding maintenance reserves) from largest grossing Lessee	$
(ii) divided by total annual operating lease revenue (excluding maintenance reserves)	$
Revenue Concentration from One Lessee

Revenue Concentration from Two Lessees equals:
(i) Borrower’s annual operating lease revenue (excluding maintenance reserves) from two largest grossing Lessees	$
(ii) divided by total annual operating lease revenue (excluding maintenance reserves)	$
Revenue Concentration from Two Lessees
** Enclosed herewith is the revenue concentration calculation for each Lessee

8. A review of the activities of Borrower during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all of its Obligations.  To the best knowledge of the undersigned, during the fiscal period covered by this Certificate, all covenants and conditions have been so performed and observed and no Default or Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrower has taken or proposes to take the following actions (if none, so state).
9. The undersigned a Senior Officer of Borrower certifies that the calculations made and the information contained herein are derived from the books and records of Borrower, as applicable, and that each and every matter contained herein correctly reflects those books and records.
10. To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a Material Adverse Effect since the date the most recent Compliance Certificate was executed and delivered, with the exceptions set forth below (if none, so state).

Dated: ____________________	Printed Name and Title of Senior Officer of AeroCentury Corp.

EXHIBIT D
Form of Commitment Assignment and Acceptance

[APPENDED]

EXHIBIT D
Form of Commitment Assignment and Acceptance
COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT
This COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _______________, 20__ is made between _______________________ (the “Assignor”) and _______________________ (the “Assignee”).
RECITALS
WHEREAS, the Assignor is party to that certain Third Amended and Restated Loan and Security Agreement dated as of February 19, 2019 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), among Borrower, MUFG Union Bank, N.A., together with any other Lenders from time to time (collectively, the “Lenders”) and MUFG Union Bank, N.A., as Agent.  All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Loan Agreement.
WHEREAS, as provided under the Loan Agreement, the Assignor has committed to making Revolving Loans (the “Committed Loans”) to the Borrower for Assignor’s Pro Rata Share of the Revolving Commitment in an aggregate amount not to exceed $___________ (the “Commitment”).
WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $_____________ to the Borrower] [no Committed Loans are outstanding under the Loan Agreement].
WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Loan Agreement in respect of its Commitment, in an amount equal to $____________ (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1. Assignment and Acceptance.
(a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) ___% (the “Assignee’s Percentage Share”) of (A) the Commitment of the Assignor, and (B) all related rights, benefits, security interest, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the Loan Documents.  This Assignment shall not constitute a novation of any of the rights and obligations under the Loan Agreement.
(b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Loan Agreement and succeed to all of the rights and the benefits (including the benefit of any security interest) and be obligated to perform all of the obligations of a Lender under the Loan Agreement, with a Commitment in an amount equal to the Assigned Amount.  The Assignee agrees that it will perform in accordance with their terms all of the obligations which it is required to perform as a Lender under the Loan Agreement.  It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 12.2 (Reimbursement and Expenses) and 12.3 (Indemnity) of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
(c) After giving effect to the assignment and acceptance set forth herein, on the Effective Date the Assignor’s Commitment will be $__________ (an amount equal to ____% of the Revolving Commitment).
(d) After giving effect to the assignment and acceptance set forth herein, on the Effective Date the Assignee’s Commitment will be $__________(an amount equal to ____% of the Revolving Commitment).
2. Payments.
(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee’s Percentage Share of the Principal amount of all Committed Loans.
(b) The [Assignor] [Assignee] further agrees to pay to Agent an administrative fee in the amount specified in Section 12.8.4 of the Loan Agreement.
(c) Agent shall retain all additional amounts paid by the Borrower as a commitment fee or as interest on the Committed Loans outstanding to the Borrower with respect to the Assignee’s Commitment.
3. Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment shall be for the account of the Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee.  Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
4. Independent Credit Decision.  The Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent Financial Statements referred to in the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.
5. Effective Date; Notices.
(a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 20__ (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:
(i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee and a copy shall have been delivered to Agent;
(ii) the consent of Agent and Borrower (as applicable) required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under the Loan Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;
(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;
(iv) the Assignee shall have complied with all terms and conditions for such assignment and otherwise as set forth in the Loan Agreement;
(v) the administrative fee referred to in Section 12.8.4 of the Loan Agreement shall have been paid to Agent; and
(vi) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee’s Pro Rata Share of the rights and obligations of the Assignor under the Loan Agreement.
(b) Notwithstanding the foregoing, the Effective Date of this Assignment and Acceptance shall not be earlier than five (5) Business Days after the date on which Agent receives a copy of the Assignment and Acceptance as set forth above.
[6. Agent.  [INCLUDE ONLY IF THE ASSIGNOR IS AGENT]
(a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the Lenders pursuant to the terms of the Loan Agreement.
(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Loan Agreement.]
7. Withholding Tax.  The Assignee (a) represents and warrants to the Lenders, Agent and the Borrower that under applicable law and treaties no Tax will be required to be withheld by the Lenders with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any state thereof) to Agent and the Borrower prior to the time that Agent or the Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W‑8BEN or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a Tax treaty that provides for a complete exemption from U.S. federal income withholding Tax on all payments hereunder) and agrees to provide new Forms W‑8BEN or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding Tax exemption.
8. Representations and Warranties.
(a) The Assignor represents and warrants to the Assignee that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
(b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
(c) The Assignee represents and warrants to the Assignor that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.
9. Further Assurances.  The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and to take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrower or Agent, which may be required in connection with the assignment and acceptance contemplated hereby.
10. Miscellaneous.
(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.
(b) All payments made hereunder shall be made without any set-off or counterclaim.
(c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
(d) This Assignment and Acceptance may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  The Assignor and the Assignee each irrevocably submit to the non-exclusive jurisdiction of any State or Federal court sitting in New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
(f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER ORAL OR WRITTEN).
IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By: _______________________________________
Title: _______________________________________
By: _______________________________________
Title: _______________________________________
Address:
[ASSIGNEE]
By: _______________________________________
Title: _______________________________________
By: _______________________________________
Title: _______________________________________
Address:

EXHIBIT E
Form of Mortgage

[APPENDED]

EXHIBIT F
Form of Beneficial Interest Pledge Agreement

[APPENDED]

EXHIBIT G
Form of Owner Trustee Mortgage

[APPENDED]

EXHIBIT H
Form of  Owner Trustee Guaranty

[APPENDED]

EXHIBIT I
Form of Placard

Placard to be used for items of Equipment owned by Owner Trustee:
THIS AIRCRAFT/ENGINE IS OWNED BY AND LEASED FROM ________________, AS OWNER TRUSTEE, AND IS SUBJECT TO A FIRST PRIORITY SECURITY INTEREST IN FAVOR OF ONE OR MORE FINANCIAL INSTITUTIONS.
AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010-4011

Placard to be used for items of Equipment owned by Borrower:
THIS AIRCRAFT/ENGINE IS OWNED BY AEROCENTURY CORPORATION, OR AN AFFILIATE, AND IS SUBJECT TO A FIRST PRIORITY SECURITY INTEREST IN FAVOR OF ONE OR MORE FINANCIAL INSTITUTIONS.
AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010-4011